Filed Pursuant to Rule 424(b)(3)

Registration No. 333-227307

PROSPECTUS

(Proposed Holding Company for The Equitable Bank, S.S.B.)

Up to 1,377,240 Shares of Common Stock

(Subject to increase to up to 1,583,826 shares)

TEB Bancorp, Inc. is offering up to 1,377,240 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of The Equitable Bank, S.S.B. into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 49.9% of the shares of common stock of TEB Bancorp, Inc. that will be outstanding following the offering. After the offering, 50.1% of our outstanding common stock will be owned by TEB MHC, our Wisconsin-chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 1,017,960 shares in order to complete the offering. We may sell up to 1,583,826 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of The Equitable Bank, S.S.B. and to our tax-qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on June 30, 2017 will have first priority to purchase shares of common stock of TEB Bancorp, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by FIG Partners, LLC.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, either individually or together with an associate or group of persons acting in concert, is 15,000 shares ($150,000).

The offering is scheduled to expire at 3:00 p.m., Central Time on March 19, 2019. We may extend the expiration date without notice to you until May 3, 2019, or such later date with regulatory approval, which may not be beyond April 3, 2021. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond May 3, 2019, or the number of shares of common stock to be sold is increased to more than 1,583,826 shares or decreased to less than 1,017,960 shares. If the offering is extended beyond May 3, 2019, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If a subscriber does not respond to this notice, we will promptly return such subscriber’s funds with interest or cancel their deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 1,583,826 shares or decreased to less than 1,017,960 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at The Equitable Bank, S.S.B. and will earn interest at 0.05% per annum until completion or termination of the offering.

FIG Partners, LLC will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,017,960	1,197,600	1,377,240	1,583,826
Gross offering proceeds	$10,179,600	$11,976,000	$13,772,400	$15,838,260
Estimated offering expenses, excluding selling agent fees and expenses	$965,000	$965,000	$965,000	$965,000
Estimated selling agent fees and expenses (1)	$410,000	$410,000	$410,000	$410,000
Estimated net proceeds (1)	$8,804,600	$10,600,600	$12,397,400	$14,463,260
Estimated net proceeds per share (1)	$8.65	$8.85	$9.00	$9.13

(1)	The figures shown assume that all shares are sold in the subscription and the community offering, and include reimbursable expenses and stock information center fees. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of FIG Partners, LLC’s compensation for this offering and the compensation to be received by FIG Partners, LLC and the other broker-dealers who may participate in a syndicated community offering. If all shares of common stock were sold in the syndicated community offering, the maximum selling agent fees and expenses would be $771,000, $879,000, $986,000 and $1.1 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 18.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FIG PARTNERS, LLC

For assistance, please contact the Stock Information Center at (866) 806-1790.

The date of this prospectus is February 11, 2019.

THE EQUITABLE BANK

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The Equitable Bank

✪ **Main Office**
2290 North Mayfair Road
Wauwatosa, WI 53226

Full Service Branches

1. 7400 West Oklahoma Avenue
West Allis, WI 53219
2. 705 East Silver Spring Drive
Whitefish Bay, WI 53217
3. 5225 South 108th Street
Hales Corners, WI 53130
4. 701 Trailview Court
Waterford, WI 53185
5. N15 W30921 Golf Road
Delafield, WI 53018

Mortgage Lending Office

6. Cedarburg
W62 N244 Washington Avenue
Suite A-101
Cedarburg, WI

WISCONSIN

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SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by TEB Bancorp, Inc. and the business of The Equitable Bank, S.S.B. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of The Equitable Bank, S.S.B. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to TEB MHC, TEB Bancorp, Inc. and The Equitable Bank, S.S.B. or to any of those entities, depending on the context. In addition, in this prospectus we may refer to The Equitable Bank, S.S.B. as “The Equitable Bank.”

The Companies

TEB MHC

Upon completion of the reorganization and the offering, TEB MHC will become the Wisconsin-chartered mutual holding company of TEB Bancorp, Inc. TEB MHC is not currently an operating company and has not engaged in any business to date. TEB MHC will be formed upon completion of the reorganization. As a mutual holding company, TEB MHC will be a non-stock company that will have as its members all holders of deposit accounts at The Equitable Bank. As a mutual holding company, TEB MHC is required by law to own a majority of the voting stock of TEB Bancorp, Inc.

TEB Bancorp, Inc.

TEB Bancorp, Inc. is a Maryland corporation that was formed on September 7, 2018, and will own 100% of the common stock of The Equitable Bank following the reorganization and offering. This offering is being made by TEB Bancorp, Inc. TEB Bancorp, Inc. is not currently an operating company. Our executive office will be located at 2290 North Mayfair Road, Wauwatosa, Wisconsin 53226, and our telephone number will be (414) 761-0900.

Upon completion of the offering, public stockholders will own a minority of TEB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

The Equitable Bank, S.S.B.

The Equitable Bank is a Wisconsin-chartered savings bank headquartered in Wauwatosa, Wisconsin. The Equitable Bank was originally chartered in 1927 as a Wisconsin-chartered mutual building and loan association under the name The Equitable Savings Building and Loan Association. In 1990, we changed our name to “The Equitable Bank, S.S.B.”, and in 1993 we converted to a Wisconsin-chartered mutual savings bank.

We conduct our business from our main office and five branch offices, which are located in Milwaukee, Racine and Waukesha Counties, Wisconsin, and a loan production office, which is located in Ozaukee County, Wisconsin. Our primary market area is broadly defined as the Milwaukee, Wisconsin metropolitan area, which is geographically located in the southeast corner of the state. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader, and also includes Ozaukee County, where we maintain our loan production office, as well as Washington County, Wisconsin, which borders both Ozaukee County and Waukesha County.

At September 30, 2018, we had total assets of $308.1 million, total deposits of $241.8 million and total equity of $13.8 million. We had a net loss of $141,000 for the three months ended September 30, 2018, a net loss of $602,000 for the nine months ended June 30, 2018 and net income of $212,000 for the year ended September 30, 2017. In 2008, we established a valuation allowance against a portion of our state deferred tax assets, and in 2011, we established a full valuation allowance for our net federal and state deferred tax assets. At September 30, 2018, our valuation allowance was $10.5 million and our net deferred tax assets were $61,000.

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Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans (both owner occupied and non-owner occupied), multifamily residential real estate loans and commercial real estate loans, and, to a lesser extent, consumer loans (primarily home equity lines of credit), construction, land and development loans, and commercial and industrial loans. Subject to market conditions, we expect to increase our focus on originating multifamily residential real estate, owner-occupied commercial real estate and non-owner occupied one- to four-family residential real estate loans in an effort to further diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted primarily of obligations of states and political subdivisions. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We borrow funds, primarily from the Federal Home Loan Bank of Chicago, to fund our operations as necessary.

The Equitable Bank is subject to comprehensive regulation and examination by the Wisconsin Department of Financial Institutions (the “WDFI”) and the Federal Deposit Insurance Corporation.

Like many other financial institutions, we began experiencing significant asset quality problems and operating losses beginning in 2008 as a result of the recession that occurred in 2008 and 2009. To enhance asset quality, reduce operating losses and maintain sufficient regulatory capital levels, we reduced our balance sheet from a high of $622.0 million as of September 30, 2006 to $297.0 million as of September 30, 2015, we generally discontinued originations of non-owner occupied commercial real estate loans and we actively managed the maintenance and disposition of real estate owned. We also made considerable enhancements to our lending policies and procedures, as well as our internal controls.

In 2010, we entered into a Consent Order with the WDFI and the Federal Deposit Insurance Corporation, which was subsequently amended in 2012. The amended Consent Order is aimed at strengthening our management and enhancing board participation, increasing our regulatory capital and improving asset quality and our budget process. The amended Consent Order also required us to achieve, within 90 days of February 15, 2012, minimum capital ratios of (1) Tier 1 capital as a percentage of total assets (which is currently considered Tier 1 leverage capital as a percentage of total average assets under existing capital regulations) of 8.00% and (2) total capital as a percentage of risk-weighted assets (which is currently considered total risk-based capital as a percentage of risk-weighted assets under existing capital regulations) of 12.00%. At September 30, 2018, our Tier 1 leverage capital as a percentage of total average assets was 5.30% and our total risk-based capital as a percentage of risk-weighted assets was 9.01%.

In addition, due to our levels of regulatory capital and the capital requirements included in the amended Consent Order, we are considered “adequately capitalized” for regulatory capital purposes. As a result, we may not accept, renew or roll over brokered deposits without obtaining a waiver from the Federal Deposit Insurance Corporation, and we may not pay interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. We have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits. The Equitable Bank has also been designated as being in “Troubled Condition” under the rules and regulations of the Federal Deposit Insurance Corporation, which places restrictions on us with respect to board members and senior executive officers, including the ability to enter into agreements that provide for change-in-control payments.

We continue our efforts to satisfy the conditions set forth in the amended Consent Order, and we are conducting the stock offering to, among other things, increase our capital to assist us in complying with the higher minimum capital requirements imposed on us through the amended Consent Order.

For more information, see “Regulation and Supervision—Consent Order”, “—Troubled Condition,” “Risk Factors—We are a party to an amended Consent Order with the WDFI and the Federal Deposit Insurance Corporation, which includes higher minimum capital requirements. The completion of the stock offering may not result in our complying with the terms of the amended Consent Order. Our failure to comply with the amended Consent Order and the higher minimum capital requirements may result in further regulatory enforcement actions,

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including restrictions on our operations” and “—We have been designated as being in “Troubled Condition,” and we have been classified as “Adequately Capitalized” for regulatory capital purposes. The completion of the stock offering may not result in the removal of these designations. We are subject to restrictions on our operations as a result of these designations.”

Our executive office is located at 2290 North Mayfair Road, Wauwatosa, Wisconsin 53226, and our telephone number at this address is (414) 476-6434. Our website address is www.theequitablebank.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters pertaining to The Equitable Bank, such as the election of directors and the proposed mutual holding company reorganization. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization. Following the reorganization, The Equitable Bank will become a Wisconsin stock savings bank subsidiary of TEB Bancorp, Inc., and TEB Bancorp, Inc. will be a majority-owned subsidiary of TEB MHC. After the reorganization, our depositors will become members of TEB MHC, and will continue to have the same voting rights in TEB MHC as they had in The Equitable Bank prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of TEB Bancorp, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and standard conversion stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that we believe will enable us to:

•	increase our capital to assist in reaching compliance with the higher minimum capital requirements imposed on us by the WDFI and the Federal Deposit Insurance Corporation, as part of our efforts to have the amended Consent Order lifted by the WDFI and the Federal Deposit Insurance Corporation;

•	support future growth and profitability;

•	compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in The Equitable Bank, and thereby an economic interest in our future success; and

•	increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions and possibly establishing de novo branches.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide additional protection against unforeseen risks and expand our asset and deposit base.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of TEB Bancorp, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of

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TEB Bancorp, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 49.9% of the outstanding shares of common stock of TEB Bancorp, Inc. will be offered for sale in the offering, and 50.1% of the shares will be retained by TEB MHC. Our board of directors has determined that offering 49.9% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering and will help us to comply with the capital requirements of our amended Consent Order. See “—Possible Conversion of TEB MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our current business strategy focuses on profitability and sustainable growth driven by safe and sound lending practices, and leveraging our people and technology to serve the needs of our customers and our community. We were founded in 1927, and we strive to maintain a reputation in the Milwaukee metropolitan area as the local community bank that helps people save money to buy or build homes. Over the years, we have expanded our areas of concentration and focus to include other loan categories, including one- to four-family and multifamily investment properties, and small business lending.

Our current business strategy specifically consists of the following:

Grow our assets prudently through our residential and commercial lending channels. We have experienced modest growth in our loan portfolio in recent years, and we intend to grow our loan portfolio going forward. We believe we have the infrastructure in place to support a larger institution. At September 30, 2018, residential real estate loans, including owner-occupied and non owner-occupied (investment) one- to four-family loans, and multifamily loans, comprised $217.6 million, or 82.4% of our loan portfolio. While we intend to continue our focus on these types of loans, we also expect to increase our focus on owner-occupied commercial real estate lending, and the corresponding credit products associated with business operations. Over the past four years we have hired two experienced commercial loan originators with strong business development skills along with credit skills that fit well with our focus on asset quality, and we have internally developed a third commercial loan originator with similar attributes. Commercial and multifamily lending opportunities are sourced primarily through loan originator contacts, networking and marketing efforts, our customer base and referrals from real estate brokers, accountants and financial advisors.

Residential lending activities are conducted by ten loan originators operating at our corporate office, our branches and our loan production office. We are currently looking to increase the number of our residential loan originators. All loans we originate are underwritten pursuant to our policies and procedures. We primarily originate residential fixed-rate loans for sale and adjustable-rate loans for portfolio. Our ability to originate fixed-rate loans or adjustable-rate loans depends on relative customer demand for such loans, which can be affected by current and expected future levels of market interest rates. We originate residential real estate loans through our loan

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originators, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders, accountants and financial advisors.

Manage our credit risk to maintain a low level of nonperforming assets. We believe that credit risk management is paramount to our long-term success. Over the past several years, we have invested significantly in both personnel and software to effectively manage our portfolio, and we have considerably enhanced our controls. We have established an experienced commercial credit team and we have implemented well-defined policies, a thorough but efficient loan underwriting process, and active credit monitoring. As a result of our continued focus on credit risk management, we have reduced our non-performing loans to total loans to 0.31% and 0.54% as of September 30, 2018 and June 30, 2018, respectively, from 8.35% as of September 30, 2011. We intend to continue to support our investment in our commercial credit department as we grow our loan portfolio in the future.

Generate fee income through residential lending and our Investment Center. In recent years, we have sold the significant majority of our originations of fixed-rate residential real estate loans into the secondary market. We receive a servicing release premium, and such sales assist us in managing interest rate risk. The loans are closed in our name, and are then sold to our investors who provide Fannie Mae and Freddie Mac conventional products as well as Federal Housing Administration (“FHA”) and U.S. Department of Veterans Affairs (“VA”) loans. We utilize “best-efforts” rate lock delivery to minimize the interest rate risk associated with loan sales and eliminate mandatory delivery fees. Unlike many of our competitors, we control all aspects of the loan process from application, underwriting, processing and closing, receiving the servicing release premium following the sale of a loan. Our loan sales staff includes two fully delegated underwriters and a well-managed team of seasoned processors and closing professionals to provide customers with an efficient and effective experience. In addition, in 2018 we implemented a new loan operating system to streamline our back-office processes, which allows for an overall better customer experience. We emphasize providing our prospective mortgage loan applicants with convenient interactive choices that suit their specific needs, such as online, mobile, face to face or telephone. We continue to monitor emerging technologies as we strive to enhance our operations and our customers’ experience.

We utilize a multi-tier approach in marketing fixed-rate loan originations for sale, including referrals from past customers of our team of seasoned loan originators. We leverage our database of 16,000 households for possible referral opportunities through an automated marketing system to maximize potential or future opportunities. We also invest significantly in multimedia marketing that includes television, radio, billboard, digital and print media, as well as direct marketing.

The Equitable Investment Center provides another source of fee income. We sell an array of products, including estate planning, insurance, investment and retirement accounts. Investment customers primarily come from our existing banking customers and referrals from our branch network and loan originators. We intend to continue to expand the relationships of our existing customer base, which has proven successful in recent years, as part of our continued efforts to increase fee income.

Maintain a strong interest margin through core deposit growth. Over the past decade, we have made a concerted effort to reduce our reliance on higher cost certificates of deposit in favor of obtaining lower cost retail and commercial deposit accounts. This has reduced our concentration of certificates of deposit to 39.2% of total deposits at September 30, 2018 from 49.8% at June 30, 2013 and 62.9% at June 30, 2008. This strategy has resulted in net interest margins of 3.51%, 3.61% and 3.71% for the three months ended September 30, 2018, the nine months ended June 30, 2018 and the year ended September 30, 2017. We intend to continue our focus on core deposit growth by deepening existing relationships through our commercial bankers and our branch network. We host a robust and user-friendly website for online activities, including online account opening. Retail customers can manage their accounts remotely through online banking, bill payment, mobile banking, mobile deposit, telephone banking and person-to-person payments. Business customers also have a full selection of services including online banking, bill payment, remote deposit, positive pay, sweep accounts, merchant services, telephone banking, ACH and business debit and credit cards.

Continue community commitment. We have always been committed to the financial health of our customers and our community. In 2014 we formalized our commitment through the creation of our employee

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volunteer program and a schedule of bank-sponsored community events. In addition to the positive impact on the community, we believe this commitment improves our public image, strengthens our community relations, improves employee morale and increases loyalty for both customers and employees. Through our social media channels, we actively promote our community involvement, highlight nonprofit partners, support local events and provide financial information that educates potential clients on the importance of building and sustaining credit for the purposes of purchasing a home. Our successful social media strategy earned us recognition as a Top 50 Leader in Social Media by the Independent Community Bankers of America (ICBA) in 2015 and 2016. We believe our community commitment through donations, sponsorships, social media promotion and volunteerism will continue to benefit our franchise value.

Restore capital to expedite termination of the amended Consent Order and achieve levels to be considered “well-capitalized” for regulatory capital purposes. The proceeds from the stock offering may enable us to exceed the capital levels required to comply with the amended Consent Order under which we operate. Termination of the Consent Order and achieving higher regulatory capital levels would remove restrictions that limit our competitiveness in pricing our savings products, and enable us to further cultivate existing high quality credit relationships that are currently capped due to our loans-to-one-borrower limitation. Based on our financial position as of September 30, 2018, we do not expect the proceeds from the offering to bring us into compliance with the minimum capital ratios unless we sell shares above the minimum level of the offering range, subject to the assumptions set forth in “Pro Forma Data,” including the assumption that all shares are sold in the subscription and community offering.

A full description of our products and services can be found under “Business of The Equitable Bank, S.S.B.”

Terms of the Offering

We are offering between 1,017,960 and 1,377,240 shares of common stock of TEB Bancorp, Inc. to eligible depositors, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of TEB Bancorp, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 1,583,826 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of TEB Bancorp, Inc. decreases below $20.4 million or increases above $31.7 million, or the offering is extended beyond May 3, 2019, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. FIG Partners, LLC, our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling the shares of common stock of TEB Bancorp, Inc. in the offering, but FIG Partners, LLC is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of TEB Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at The Equitable Bank with aggregate balances of at least $50 at the close of business on June 30, 2017;

(2)	the tax-qualified employee benefit plans of The Equitable Bank;

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(3)	depositors who had accounts at The Equitable Bank with aggregate balances of at least $50 at the close of business on September 5, 2018; and

(4)	other depositors of The Equitable Bank at the close of business on February 4, 2019.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with regulatory approval. Natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Racine and Waukesha will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by FIG Partners, LLC. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2017, September 5, 2018 or February 4, 2019, as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

Important Risks in Owning TEB Bancorp’s Common Stock

Before you purchase shares of our common stock, you should read the “Risk Factors” section beginning on page 18 of this prospectus.

Going Concern Opinions

Our independent auditors have indicated, in their reports on our June 30, 2018 and September 30, 2017 consolidated financial statements, because we continue to operate under the amended Consent Order with the WDFI and Federal Deposit Insurance Corporation, largely due to our regulatory capital deficiency, that there is substantial doubt about our ability to continue as a going concern for a period of twelve months from the date of the consolidated financial statements. The “going concern” opinions indicate that the consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern.

See “Risk Factors—Our independent auditors have each issued an audit opinion with an explanatory paragraph with a going concern uncertainty.”

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 1,017,960 shares and 1,377,240 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., a firm experienced in appraisals of financial institutions. Keller & Company, Inc. is of the opinion that as of November 30, 2018, and assuming we sell a minority of our shares in the stock offering, the estimated pro forma aggregate market value of the common stock of TEB Bancorp, Inc. was $24.0 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $20.4 million and a maximum of $27.6 million.

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Our board of directors determined that the common stock should be sold at $10.00 per share and that 49.9% of the shares of TEB Bancorp, Inc. common stock should be offered for sale in the offering and 50.1% should be held by TEB MHC. Therefore, based on the valuation range, the number of shares of TEB Bancorp, Inc. common stock that will be sold in the offering will range from 1,017,960 shares to 1,377,240 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an aggregate appraised value of $31.7 million and an offering of 1,583,826 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded bank holding companies, savings and loan holding companies and savings banks that Keller & Company, Inc. considers comparable to TEB Bancorp, Inc. on a pro forma basis. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of September 30, 2018.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)

Eagle Financial Bancorp, Inc.	EFBI	Cincinnati, OH	$138
Elmira Savings Bank	ESBK	Elmira, NY	571
Equitable Financial Corp.	EQFN	Grand Island, NE	290
FSB Bancorp, Inc.	FSBC	Fairport, NY	325
HMN Financial, Inc.	HMNF	Rochester, MN	737
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	429
IF Bancorp, Inc.	IROQ	Watseka, IL	655
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	1,080
Severn Bancorp, Inc.	SVBI	Annapolis, MD	886
Wellesley Bancorp, Inc.	WEBK	Wellesley, MA	836

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $20.4 million or above $31.7 million, then TEB Bancorp, Inc., after consulting with our regulatory authorities, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by our regulatory authorities and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. Keller & Company, Inc. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. We had no intangible assets at September 30, 2018. Therefore, ratios that are presented related to book value are the same ratios that would be presented related to tangible book value.

The following table presents a summary of selected pricing ratios for the peer group companies, and for us on a non-fully converted basis (i.e. the table assumes that 49.9% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the Keller & Company, Inc. appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 10.49% on a non-fully converted price-to-book value basis. Information with respect to non-fully converted price-to-earnings was considered not meaningful due to TEB Bancorp, Inc.’s projected loss on a pro forma basis. However, with respect to the peer companies, the average price-to-net-earnings multiple was 27.32%, and the median price-to-net-earnings multiple was 26.27%.

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Non-Fully Converted Pro Forma Price-to-Book Value Ratio (1)
TEB Bancorp, Inc.
Adjusted Maximum	112.64%
Maximum	105.74%
Midpoint	98.70%
Minimum	90.59%

Fully Converted Pro Forma Price-to-Book Value Ratio (1)
Valuation of peer group companies as of November 30, 2018
Averages	110.27%
Medians	106.57%

(1)	Information for TEB Bancorp, Inc. and the peer group companies is based upon actual operating results for the 12 months ended September 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, and the resulting pricing ratios for TEB Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, TEB Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a discount of 40.27% on a fully converted price-to-book value basis. Information with respect to fully converted price-to-earnings was considered not meaningful due to TEB Bancorp, Inc.’s projected loss on a pro forma basis.

Fully Converted Pro Forma Price-to-Book Value Ratio
TEB Bancorp, Inc.
Adjusted Maximum	71.84%
Maximum	68.93%
Midpoint	65.86%
Minimum	62.12%

Fully Converted Pro Forma Price-to-Book Value Ratio (1)
Valuation of peer group companies as of November 30, 2018
Averages	110.27%
Medians	106.57%

The pro forma fully converted calculations for TEB Bancorp, Inc. include the following assumptions:

•	8% of the shares sold in a full conversion offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 25 years;

•	4% of the shares sold in a full conversion offering would be granted by a stock-based benefit plan, with the expense to be amortized over five years;

•	Options equal to 10% of the shares sold in a full conversion offering would be granted under a stock-based benefit plan, with option expense of $3.00 per option, and with the expense to be amortized over five years; and

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•	stock offering expenses would equal 12.3% of the stock offering amount at the midpoint of the offering range.

The independent appraisal does not indicate market value. Do not assume or expect that TEB Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 92% of the net proceeds from the stock offering in The Equitable Bank and retain the remainder of the net proceeds from the offering at TEB Bancorp, Inc. Therefore, assuming we sell 1,377,240 shares of common stock at the maximum of the offering range, and assuming we have net proceeds of $12.4 million, we intend to invest $11.4 million in The Equitable Bank and retain the remaining $992,000 of the net proceeds at TEB Bancorp, Inc.

TEB Bancorp, Inc. expects to initially invest the net proceeds it retains from the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. TEB Bancorp, Inc. may use a portion of the net proceeds to finance the possible acquisition of other financial service businesses. We may also use the net proceeds for other general corporate purposes.

The Equitable Bank intends to use the proceeds it receives to originate loans. It may also purchase securities as permitted under our investment policy, repay Federal Home Loan Bank advances, expand its banking franchise organically through de novo branching or establishing loan production offices, or expand through acquisitions of branch offices, or other financial service businesses. The Equitable Bank may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes.

Neither The Equitable Bank nor TEB Bancorp, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $150,000 of common stock. In addition, if any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $150,000 of common stock:

•	Companies or other entities in which you are an officer or partner or, directly or indirectly, have a 10% or greater beneficial ownership interest;

•	Any relative or spouse of you, or any relative of such spouse, and who either lives in your home or who is a director or officer of The Equitable Bank;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in a similar fiduciary capacity; and

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•	Any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to TEB Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of The Equitable Bank deposit accounts listed on the stock order form.

The Equitable Bank is not permitted to lend funds for the purpose of purchasing shares of common stock in the offering, and will not knowingly offer or sell any of the shares of common stock to any person whose purchase would be financed by funds loaned to the person by The Equitable Bank, S.S.B or any affiliate. Additionally, you may not pay by cash or wire transfer, use a check drawn on a The Equitable Bank line of credit, or use a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to The Equitable Bank’s main office located at 2290 North Mayfair Road, Wauwatosa, Wisconsin. The Equitable Bank’s main office is open Monday through Thursday, between 9:00 a.m. and 5:00 p.m., Central Time, Fridays between 9:00 a.m. and 6:00 p.m., Central Time, and Saturdays between 9:00 a.m. and 12:00 noon, Central Time. The Equitable Bank’s main office is not open on bank holidays. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at The Equitable Bank. Subscription funds will earn interest at 0.05% per annum, which is our current passbook savings rate. If the offering is terminated, we will promptly return subscription funds with interest.

On the stock order form, you may not designate withdrawal from The Equitable Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a The Equitable Bank IRA or other retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

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Withdrawals from certificates of deposit accounts at The Equitable Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with The Equitable Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.05% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, subscribers are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by The Equitable Bank, the Federal Deposit Insurance Corporation or any other government agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at The Equitable Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee.

Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the March 19, 2019 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at The Equitable Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you can add the names of others for joint stock registration so long as the joint holder being added has a qualifying account in the same eligibility tier, and you can delete names of others to make a joint order an individual order. The stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

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Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 3:00 p.m., Central Time, on March 19, 2019, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 3:00 p.m., Central Time, on March 19, 2019 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., Central Time, on March 19, 2019, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering—Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond May 3, 2019, or the number of shares to be sold in the offering is increased to more than 1,583,826 shares or decreased to fewer than 1,017,960 shares.

Termination of the Offering

The subscription offering will expire at 3:00 p.m., Central Time, on March 19, 2019. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until May 3, 2019, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond May 3, 2019, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond April 3, 2021, which is two years after the special meeting of members of The Equitable Bank to be held on April 3, 2019 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,017,960 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the May 3, 2019 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond May 3, 2019, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 1,583,826 shares or decreased to less than 1,017,960 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

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Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Dividend Policy

We do not currently intend to pay cash dividends to our stockholders. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the ability of mutual holding companies to waive of dividends; and general economic conditions. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma aggregate market value has increased, we may sell up to 1,583,826 shares in the offering without further notice to you. If our pro forma aggregate market value at that time is either below $20.4 million or above $31.7 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the WDFI, the Federal Deposit Insurance Corporation, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of The Equitable Bank that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Are Not Expected to Receive Stock-Based Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are not establishing an employee stock ownership plan. In addition, for three years following the completion of the offering, we do not anticipate implementing any stock-based benefits plan that would provide for grants of stock options or restricted stock.

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Restrictions on the Acquisition of TEB Bancorp, Inc. and The Equitable Bank

Federal regulations and Maryland law, as well as provisions contained in the articles of incorporation and bylaws of The Equitable Bank and TEB Bancorp, Inc., restrict the ability of any person, firm or entity to acquire TEB Bancorp, Inc., The Equitable Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain prior regulatory approval before acquiring in excess of 10% of the voting stock of TEB Bancorp, Inc. or The Equitable Bank, as well as a provision in TEB Bancorp, Inc.’s articles of incorporation that provides that in no event will any person (other than TEB MHC) who beneficially owns more than 10% of the then-outstanding shares of common stock of TEB Bancorp, Inc. be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. Maryland law also provides restrictions on transactions with “interested” stockholders and allows a board of directors to consider non-financial factors in determining whether to approve a change-in-control transaction.

Because a majority of the shares of outstanding common stock of TEB Bancorp, Inc. must be owned by TEB MHC, any acquisition of TEB Bancorp, Inc. must be approved by TEB MHC. Furthermore, TEB MHC would not be required to pursue or approve a sale of TEB Bancorp, Inc. even if such sale were favored by a majority of TEB Bancorp, Inc.’s public stockholders. See “Risk Factors—Risks Related to The Offering—Persons who purchase stock in the offering will own a minority of TEB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.”

Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for TEB Bancorp, Inc. is unlikely unless the applicant were able to clearly demonstrate that the regulatory concerns are not warranted in the particular case.

See “Risk Factors—Various factors may make takeover attempts more difficult to achieve.”

Proposed Stock Purchases by Management

TEB Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 52,700 shares of common stock in the offering, which represents 5.2% of the shares sold to the public and 2.6% of the total shares to be outstanding after the offering (including shares owned by TEB MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor purchasers, our directors and executive officers and their associates have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 29% of the outstanding shares held by persons other than TEB MHC, except with the approval of our banking regulators. We may seek approval from our banking regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 29% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

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Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 1,017,960 shares, the minimum of the offering range;

•	the members of The Equitable Bank vote to approve the reorganization and offering; and

•	we receive final regulatory approvals to complete the reorganization and offering.

The receipt of final regulatory approvals may be subject to compliance with the requirements of our amended Consent Order, including compliance with the capital requirements set forth in the amended Consent Order.

Federal Reserve Board, WDFI or Federal Deposit Insurance Corporation approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of TEB MHC to Stock Form

In the future, TEB MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of TEB MHC would have subscription rights to purchase common stock of TEB Bancorp, Inc. or its successor, and the public stockholders of TEB Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted TEB MHC. This percentage may be adjusted to reflect any assets owned by TEB MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of TEB Bancorp, Inc. common stock, as well as the approval of holders of a majority of the outstanding shares of TEB Bancorp, Inc. common stock excluding shares held by TEB MHC, and the approval of the depositor members of TEB MHC. Public stockholders will not be able to force a second-step conversion transaction of TEB MHC without the consent of TEB MHC because the approval of a second-step conversion requires the approval of holders of a majority of all of the outstanding voting stock. See “Risk Factors—Risks Related to The Offering—Persons who purchase stock in the offering will own a minority of TEB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.”

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 3:00 p.m., Central Time, on March 19, 2019, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust

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Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

The Equitable Bank and TEB Bancorp, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. The Equitable Bank and TEB Bancorp, Inc. have also received an opinion of Baker Tilly Virchow Krause, LLP regarding the material Wisconsin state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to The Equitable Bank, TEB Bancorp, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (866) 806-1790. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

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RISK FACTORS

You should consider carefully the following risk factors, in addition to general economic and business risks and all other information in this prospectus, in evaluating an investment in our common stock. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and could cause the trading price of our common stock to decline, which could cause you to lose all or part of your investment.

Risks Related to Our Business

We have experienced net losses in recent periods, and we may not return to sustained profitability in the future.

We incurred net losses of $141,000, $602,000, $1.7 million, $608,000 and $4.9 million for the three months ended September 30, 2018, for the nine months ended June 30, 2018 and for the years ended September 30, 2016, 2015 and 2014, respectively, and we had net income of $212,000 for the year ended September 30, 2017. Our results of operations for the three months ended September 30, 2018 and the nine months ended June 30, 2018 were negatively affected by our having to use higher-cost borrowings to fund our operations, and our results of operations for the nine months ended June 30, 2018 were also negatively affected by our providing $425,000 for loan losses. In addition, during the nine months ended June 30, 2018, we recognized $483,000 of expense for net loss on and cost of operations of other real estate owned, as we took charges in connection with entering into a contract to sell a property, and in connection with our receiving reduced appraisals on other real estate owned properties. Our operations in recent periods also suffered due to elevated non-interest expense, related both to losses on and costs of operations of other real estate owned, as well as costs we have incurred to comply with the amended Consent Order, described below. We experienced non-interest expense related to charge-offs, losses on sale and costs of operations of other real estate owned of $1.5 million and $3.7 million for the years ended September 30, 2015 and 2014, respectively.

As a result, we have been unable to return to sustained profitability, and we may not return to sustained profitability in the future.

We are a party to an amended Consent Order with the WDFI and the Federal Deposit Insurance Corporation, which includes higher minimum capital requirements. The completion of the stock offering may not result in our complying with the terms of the amended Consent Order. Our failure to comply with the amended Consent Order and the higher minimum capital requirements may result in further regulatory enforcement actions, including restrictions on our operations.

In 2012 we entered into an amended Consent Order with the WDFI and the Federal Deposit Insurance Corporation, aimed at strengthening our management and enhancing board participation, increasing our regulatory capital and earnings improving asset quality and our budget process. The amended Consent Order included minimum capital ratios as follows: Tier 1 leverage capital as a percentage of total assets of 8.00% and total risk-based capital as a percentage of risk-weighted assets of 12.00%. At September 30, 2018, our Tier 1 leverage capital as a percentage of total average assets was 5.30% and our total risk-based capital as a percentage of risk-weighted assets was 9.01%.

Based on our financial condition as of September 30, 2018 we do not expect to comply with the minimum capital ratios unless we sell shares above the minimum level of the offering range, subject to the assumptions set forth in “Pro Forma Data,” including the assumption that all shares are sold in the subscription and community offering. Failure to comply with the minimum capital requirements following the completion of the reorganization and offering may result in our needing to reduce our total assets in order to meet our minimum capital requirements, which would likely reduce our earnings. Moreover, in the event we are in material non-compliance with the terms of the amended Consent Order and the minimum capital requirements, the WDFI and the Federal Deposit Insurance Corporation have the authority to subject us to more restrictive enforcement actions, such as a cease and desist order, civil money penalties and removal of directors and officers from their positions with The Equitable Bank.

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The amended Consent Order and the higher minimum capital requirements will remain in effect until terminated, modified, or suspended in writing by the WDFI and the Federal Deposit Insurance Corporation. We may not be successful in complying fully with the provisions of the amended Consent Order and the higher minimum capital requirements. Only the WDFI and the Federal Deposit Insurance Corporation have the ability to determine whether or not the provisions of the amended Consent Order and the higher minimum capital requirements have been met. The amended Consent Order and the higher minimum capital requirements have increased our regulatory compliance expense. As a result of our related regulatory condition, we have also experienced an increase in the rates that we pay for federal deposit insurance. For more information, see “Regulation and Supervision—Consent Order.”

We have been designated as being in “Troubled Condition” by the Federal Deposit Insurance Corporation and we have been classified as “Adequately Capitalized” for regulatory capital purposes. The completion of the stock offering may not result in the removal of these designations. We are subject to restrictions on our operations as a result of these designations.

The Equitable Bank has been designated as being in “Troubled Condition” under the rules and regulations of the Federal Deposit Insurance Corporation, which places restrictions on us with respect to board members and senior executive officers, including adding or replacing board members or hiring senior executive officers, as well as on our ability to enter into agreements that provide for, and to pay, certain severance payments to our directors, officers and employees. In addition, due to our levels of regulatory capital and the capital requirements included in the amended Consent Order, we are considered “adequately capitalized” for regulatory capital purposes. As a result, we may not accept, renew or roll over brokered deposits without obtaining a waiver from the Federal Deposit Insurance Corporation, and we may not pay interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. We have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits. These restrictions may limit our ability to expand our board and management team, and have already restricted our ability to compete for deposits in our marketplace, based on interest rates, and may continue to do so in the future. For more information, see “Regulation and Supervision—Troubled Condition,” “—Capital Requirements” and “—Prompt Corrective Regulatory Action.”

Our independent auditors have each issued an audit opinion with an explanatory paragraph with a going concern uncertainty.

Our independent auditors have indicated, in their reports on our June 30, 2018 and September 30, 2017 consolidated financial statements, because we continue to operate under the amended Consent Order with the WDFI and Federal Deposit Insurance Corporation, largely due to our regulatory capital deficiency, that there is substantial doubt about our ability to continue as a going concern for a period of twelve months from the date of the consolidated financial statements. The “going concern” opinions indicate that the consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. If we are unable to obtain adequate funding from the offering or in the future, or if we are unable to grow our revenue substantially to achieve and sustain profitability and required regulatory capital levels, we may not be able to continue as a going concern.

We intend to increase originations of multifamily residential real estate, owner-occupied commercial real estate and non-owner occupied one- to four-family residential real estate loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At September 30, 2018, multifamily residential real estate loans totaled $71.1 million, or 26.9% of our loan portfolio, owner-occupied commercial real estate loans totaled $7.5 million, or 2.8% of our loan portfolio and non-owner-occupied one- to four-family residential real estate loans totaled $22.9 million, or 8.7% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate, multifamily real estate and non-owner-occupied

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one- to four-family residential real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Further, unlike residential real estate loans, commercial real estate loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise and may be more susceptible to fluctuation in value at default. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which could have a negative impact on the value of the collateral properties. As our commercial real estate, multifamily real estate and non-owner-occupied one- to four-family residential real estate loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Uncertainties associated with increased loan originations may result in errors in judging collectability, which may lead to additional provisions for loan losses or charge-offs, which would negatively affect our operations.

Increasing loan originations would likely require us to lend to borrowers with which we have limited experience. Accordingly, we would not have a significant payment history pattern with which to judge future collectability. Further, newly originated loans have not been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of newly originated loans. These loans may have delinquency or charge-off levels above our recent historical experience, which could adversely affect our future performance.

The level of our multifamily, commercial real estate and construction loan portfolio subjects us to additional regulatory scrutiny.

The Federal Deposit Insurance Corporation and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in multifamily and commercial real estate lending. Under the guidance, a financial institution that, like us, is actively involved in multifamily and commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in these types of loans if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital.

Based on these factors we have a concentration in multifamily, commercial real estate and construction lending, as such loans represent 571.93% of our capital as of September 30, 2018. Based on our financial condition as of September 30, 2018, this ratio would be 392.28% if we sold shares at the minimum of the offering range, subject to the assumptions set forth in “Pro Forma Data,” including the assumption that all shares are sold in the subscription and community offering. The particular focus of the guidance is on exposure to certain loans that depend on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The purpose of the guidance is to guide financial institutions in developing risk management practices and capital levels commensurate with the level and nature of real estate loan concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment, and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, banking regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in a curtailment of our multifamily, commercial real estate and construction lending and/or the requirement that we maintain higher levels of regulatory capital, either of which would adversely affect our loan originations and profitability.

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We may not be able to realize our deferred tax assets, including the reversal of the valuation allowance.

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. In 2008, we established a valuation allowance against a portion of our state deferred tax assets, and in 2011, we established a full valuation allowance for our net federal and state deferred tax assets after evaluating the positive and negative evidence in accordance with U.S. GAAP. At September 30, 2018, our valuation allowance was $10.5 million and our net deferred tax assets were $61,000, which related to refundable alternative minimum tax credits.

Our ability to use our deferred tax assets, including the reversal or partial release of the valuation allowance, depends on our ability to generate future earnings within the operating loss carry-forward periods, which are generally 20 years. Some or all of our deferred tax assets, including the reversal or partial release of the valuation allowance, could expire unused if we are unable to generate sufficient taxable income in the future to utilize the deferred tax assets, or we enter into transactions that limit our right to use it. If a material portion of our deferred tax assets, including the reversal or partial release of the valuation allowance, expires unused, it could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock. Our ability to realize the deferred tax assets is periodically reviewed and the valuation allowance is adjusted accordingly.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy primarily focuses on loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the level of competition from other financial

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institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses, that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses.

The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for TEB Bancorp, Inc. and The Equitable Bank for our first fiscal year after December 15, 2021. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, the WDFI and the Federal Deposit Insurance Corporation periodically review our allowance for loan losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not hold any key person insurance or bank-owned life insurance for any member of our management team. See “Management.”

Future changes in interest rates could negatively affect our operating results and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we

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pay on our liabilities. Furthermore, increases in interest rates may adversely affect our ability to originate loans and/or the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates generally results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our net economic value or “NEV”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of August 31, 2018 (the most recent date for which information is available), in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience an 11.40% decrease in NEV and a 4.21% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Equitable Bank, S.S.B.—Management of Market Risk.”

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of The Equitable Bank, S.S.B.—Market Area” and “—Competition.”

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Our asset size may make it more difficult for us to compete.

Our asset size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from non-traditional banking activities. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.

Our mortgage banking operations provide a significant portion of our noninterest income. In addition to being affected by interest rates, the secondary mortgage markets are also subject to investor demand for residential real estate loans and increased investor yield requirements for these loans.  These conditions may fluctuate or worsen in the future.  As a result, a prolonged period of secondary market illiquidity may reduce our loan production volumes and could have a material adverse effect on our financial condition and results of operations.

If we are required to repurchase loans that we have previously sold, it would negatively affect our earnings.

Our mortgage banking operations involve originating residential real estate loans for sale in the secondary market under agreements that contain representations and warranties related to, among other things, the origination and characteristics of the mortgage loans.  We may be required to repurchase mortgage loans that we have sold in cases of borrower default or breaches of these representations and warranties, and we would be subject to increased risk of disputes and repurchase demands as our volume of loan sales increases.  If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could significantly increase our costs and thereby affect our future earnings.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

The Equitable Bank is subject to extensive regulation, supervision and examination by the WDFI and the Federal Deposit Insurance Corporation, and TEB Bancorp, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of The Equitable Bank, rather than for our stockholders.

Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

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Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

The Federal Reserve Board may require us to commit capital resources to support The Equitable Bank, and we may not have sufficient access to such capital resources.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the TEB Bancorp, Inc. to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds when we need to do so.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We may be adversely affected by recent changes in U.S. tax laws.

Changes in tax laws contained in the Tax Cuts and Jobs Act, which was enacted in December 2017, include a number of provisions that will have an impact on the banking industry, borrowers and the market for single-family residential real estate. Changes include (i) a lower limit on the deductibility of mortgage interest on single-family residential real estate loans, (ii) the elimination of interest deductions for home equity loans, (iii) a limitation on the deductibility of business interest expense and (iv) a limitation on the deductibility of property taxes and state and local income taxes.  The recent changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for such loans in the future, and could make it harder for borrowers to

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make their loan payments. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations.

We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends.

A final capital rule, known as “Basel III,” became effective for The Equitable Bank on January 1, 2015. The final rule includes minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The capital conservation buffer requirement began being phased in January 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we will meet all of these new requirements, including the fully phased-in 2.5% capital conservation buffer. However, the application of more stringent capital requirements could, among other things, result in lower returns on equity, and may require raising additional capital in the future, and result in regulatory actions if we are unable to comply with such requirements. The implementation of changes to asset risk weightings for risk-based capital calculations, changes to items included in or deducted from regulatory capital or additional capital conservation buffers could result in management modifying its business strategy, and could further limit our ability to make distributions, including paying dividends. See “Regulation and Supervision—Dividends.”

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The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for

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remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are a community bank and our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

A protracted government shutdown may result in reduced loan originations and related gains on sale and could negatively affect our financial condition and results of operations.

Our mortgage banking operations provide a significant portion of our non-interest income. During any protracted federal government shutdown, we may not be able to close certain loans and we may not be able to recognize non-interest income on the sale of loans. Some of the loans we originate are sold directly to government agencies, and some of these sales may be unable to be consummated during the shutdown. In addition, we believe that some borrowers may determine not to proceed with their home purchase and not close on their loans, which would result in a permanent loss of the related non-interest income. A federal government shutdown could also result in reduced income for government employees or employees of companies that engage in business with the federal government, which could result in greater loan delinquencies, increases in our nonperforming, criticized and classified assets and a decline in demand for our products and services.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of TEB Bancorp, Inc., the outlook for the financial services industry in general and other factors, many of which are outside of our control. Price fluctuations in our common stock may be unrelated to our operating performance.

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The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering and higher expenses from the costs of being a public company. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

There is likely to be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering, subject to completion of the stock offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by TEB MHC and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $8.1 million and $13.3 million of the net proceeds of the offering in The Equitable Bank. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. The Equitable Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of or non-objection from the WDFI, the Federal Deposit Insurance Corporation or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to TEB Bancorp, Inc., The Equitable Bank or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Persons who purchase stock in the offering will own a minority of TEB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders or to force a merger or second-step conversion transaction.

Public stockholders will own a minority of the outstanding shares of TEB Bancorp, Inc.’s common stock. As a result, stockholders other than TEB MHC will not be able to exercise voting control over most matters put to a vote of stockholders. TEB MHC will own a majority of TEB Bancorp, Inc.’s common stock after the offering and,

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through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage The Equitable Bank will also manage TEB Bancorp, Inc. and TEB MHC. The board of directors of TEB MHC must ensure that the interests of depositors of The Equitable Bank (as members of TEB MHC) are represented and considered in matters put to a vote of stockholders of TEB Bancorp, Inc. Therefore, TEB MHC may take action that the public stockholders believe to be contrary to their interests. For example, TEB MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of TEB Bancorp, Inc.

In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of TEB MHC since such transactions also require the approval of a majority of all of the outstanding voting stock of TEB Bancorp, Inc., which can only be achieved if TEB MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since, on a fully converted basis, most full stock institutions tend to trade at higher multiples than mutual holding companies. Stockholders could, however, prevent a second-step conversion or the implementation of equity incentive plans as under current regulations and policies, such matters also require the separate approval of the stockholders other than TEB MHC.

Various factors may decrease the likelihood of takeover attempts of TEB Bancorp, Inc.

TEB MHC, as the majority stockholder of TEB Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including any proposal to acquire TEB Bancorp, Inc. Accordingly, TEB MHC may prevent the sale of control or merger of TEB Bancorp, Inc. or its subsidiaries, or a second-step conversion of TEB MHC, even if such a transaction were favored by a majority of the public stockholders of TEB Bancorp, Inc. The board of directors of The Equitable Bank has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of TEB Bancorp, Inc. and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, such transactions may be unlikely because of the heightened regulatory scrutiny given to such transactions.

Provisions in our articles of incorporation and bylaws may also prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Directors may only be removed by stockholders for cause, which can also make it difficult to replace directors. Our articles of incorporation also provide that our board of directors, when evaluating takeover offers, may give consideration to all relevant factors, which include a wide variety of factors in addition to the economic effect upon our stockholders. In addition, our articles of incorporation provide that there will not be cumulative voting by stockholders for the election of our directors, which means that TEB MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors. Maryland law also provides restrictions on transactions with “interested” stockholders.

For three years following the offering, applicable regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without prior regulatory approval. In addition, a section in TEB Bancorp, Inc.’s articles of incorporation will generally provide that, other than with respect to TEB MHC, any shares of our common stock beneficially owned by a person who owns more than 10% of our common stock will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Certain provisions in our articles of incorporation, including the restriction on voting by certain stockholders, can only be amended with the approval of 80% or more of our stockholders, which can further limit stockholder influence over our board of directors.

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Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

See “Restrictions on the Acquisition of TEB Bancorp, Inc. and The Equitable Bank, S.S.B.”

TEB Bancorp, Inc.’s articles of incorporation provide that state and federal courts located in the State of Maryland will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

TEB Bancorp’s articles of incorporation generally provide that, unless we consent in writing to the selection of an alternative forum, Maryland is the sole and exclusive forum for any derivative action or proceeding brought on behalf of TEB Bancorp, Inc., any action asserting a claim of breach of a fiduciary duty, any action asserting a claim arising pursuant to any provision of Maryland corporate law, or any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Our management team has not previously managed a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has not previously managed a publicly-traded company, and may not successfully or efficiently manage our transition to a public company, which will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our management and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

We do not currently intend to pay dividends on our common stock.

Because of our current and projected regulatory capital position following the completion of the offering, and our intention to use the proceeds from the stock offering to support future growth, we do not currently intend to pay cash dividends to our stockholders. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. In particular, we will be limited in our ability to pay dividends to our public stockholders only, under current regulatory policy of the Federal Reserve Board with regard to dividend waivers by mutual holding companies. See “Regulation and Supervision—Capital Requirements”, “—Dividends”, and “—Holding Company Regulation—Waivers of Dividends by TEB MHC.”

TEB Bancorp, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of The Equitable Bank to provide funds to pay dividends on our common stock. The payment of dividends by The Equitable Bank also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by TEB Bancorp, Inc. will depend, in large part, on The Equitable Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

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Under current regulatory policy, if we declare dividends on our common stock, TEB MHC will be restricted from waiving the receipt of dividends.

TEB Bancorp, Inc.’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If TEB Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to TEB MHC, unless TEB MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current policy restricts the ability of mutual holding companies that are regulated as bank holding companies to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that TEB MHC will waive dividends paid by TEB Bancorp, Inc. and, because dividends would likely be required to be paid to TEB MHC along with all other stockholders, the amount of dividends available for all other stockholders will be less than if TEB MHC were to waive the receipt of dividends.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

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SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of The Equitable Bank. The Equitable Bank changed its fiscal year to June 30 from September 30, effective with the June 30, 2018 fiscal year. The financial condition data at June 30, 2018 and September 30, 2017, and the operating data for the nine months ended June 30, 2018 and the year ended September 30, 2017 are derived from the audited financial statements of The Equitable Bank included elsewhere in this prospectus. The information at and for the years ended September 30, 2016, 2015 and 2014 is derived in part from audited financial statements that are not included in this prospectus. The information at September 30, 2018 and for the three months ended September 30, 2018 and 2017, and at and for the nine months ended June 30, 2017 is derived from unaudited financial statements of The Equitable Bank included elsewhere in this prospectus. The information at September 30, 2018 and for the three months ended September 30, 2018 and 2017, and at and for the nine months ended June 30, 2017 reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim period presented. The results of operations for the three months ended September 30, 2018 are not necessarily indicative of the results to be achieved for the full fiscal year ending June 30, 2019. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At	At
	September	June 30,	At September 30,
	30, 2018	2018	2017	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$308,123	$313,424	$307,840	$304,613	$296,990	$314,686
Cash and cash equivalents	5,088	6,134	5,618	4,825	5,875	4,482
Available for sale securities	20,867	20,906	20,650	23,574	21,628	23,373
Loans, net of allowance for loan losses	262,742	263,999	262,073	253,302	249,442	256,299
Loans held for sale	2,888	6,416	4,062	9,896	2,425	2,644
Other real estate owned, net	4,212	3,957	4,371	1,997	4,543	13,687
Premises and equipment, net	8,245	8,252	8,328	8,554	8,679	8,931
Federal Home Loan Bank stock	2,066	2,070	1,141	840	1,697	2,268
Deposits	241,825	244,463	260,511	277,872	264,593	277,341
Borrowings	44,900	46,000	22,700	500	7,500	10,500
Deferred tax asset valuation allowance	10,503	10,503	14,353	14,769	13,855	13,514
Total equity	13,815	14,102	14,390	13,399	15,791	16,722

	For the Three Months Ended September 30,		For the Nine Months Ended June 30,			For the Years Ended September 30,
	2018	2017	2018	2017	2017	2016	2015	2014
	(In thousands)
Selected Operating Data:
Interest income	$3,106	$2,976	$8,821	$8,760	$11,736	$11,620	$11,887	$12,408
Interest expense	593	329	1,256	936	1,265	1,165	989	952
Net interest income before provision for loan losses	2,513	2,647	7,565	7,824	10,471	10,455	10,898	11,456
Provision for loan losses	—	—	425	—	—	2,125	—	2,067
Net interest income after provision for loan losses	2,513	2,647	7,140	7,824	10,471	8,330	10,898	9,389
Non-interest income	600	666	1,895	1,946	2,612	3,189	2,910	2,515
Non-interest expenses	3,254	3,077	10,062	9,794	12,871	13,417	14,416	16,758
Income (loss) before income tax expense (benefit)	(141)	236	(1,027)	(24)	212	(1,898)	(608)	(4,854)
Income tax expense (benefit)	—	—	(425)	—	—	(224)	—	—
Net income (loss)	$(141)	$236	$(602)	$(24)	$212	$(1,674)	$(608)	$(4,854)

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	At or For the Three Months Ended September 30, (1)		At or For the Nine Months Ended June 30, (1)		At or For the Years Ended September 30,
	2018	2017	2018	2017	2017	2016	2015	2014

Performance Ratios:
Return (loss) on average assets	(0.18)%	0.31%	(0.27)%	(0.01)%	0.07%	(0.56)%	(0.20)%	(1.51)%
Return (loss) on average equity	(3.98)%	7.07%	(5.72)%	(0.24)%	1.60%	(10.54)%	(3.67)%	(22.96)%
Interest rate spread (2)	3.46%	3.73%	3.57%	3.65%	3.68%	3.71%	4.01%	4.07%
Net interest margin (3)	3.51%	3.76%	3.61%	3.68%	3.71%	3.74%	4.02%	4.07%
Non-interest expenses to average assets	4.25%	4.07%	4.48%	4.33%	4.26%	4.48%	4.75%	5.22%
Efficiency ratio (4)	104.52%	92.88%	106.37%	100.25%	98.39%	98.34%	104.40%	119.94%
Average interest-earning assets to average interest-bearing liabilities	106.33%	106.32%	106.10%	106.35%	106.15%	106.18%	103.45%	101.07%

Capital Ratios:
Average equity to average assets	4.61%	4.41%	4.68%	4.38%	4.38%	5.30%	5.46%	6.59%
Tangible capital equity to total assets	4.48%	4.67%	4.50%	4.27%	4.67%	4.40%	5.32%	5.31%
Total capital to risk weighted assets	9.02%	9.24%	8.90%	9.10%	9.24%	9.26%	9.85%	9.84%
Tier 1 capital to risk weighted assets	8.35%	8.29%	8.23%	8.15%	8.29%	8.00%	8.60%	8.58%
Common equity tier 1 capital to risk weighted assets	8.35%	8.29%	8.23%	8.15%	8.29%	8.00%	8.60%	8.58%
Tier 1 capital to average assets	5.30%	5.46%	5.46%	5.37%	5.46%	5.42%	6.04%	5.86%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.49%	0.71%	0.50%	0.73%	0.71%	1.74%	1.03%	1.53%
Allowance for loan losses as a percentage of non-performing loans	157.37%	106.47%	91.68%	130.32%	106.47%	57.47%	153.09%	65.71%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.03)%	(0.03)%	(0.51)%	(1.78)%	(1.01)%	(0.09)%	(0.55)%	(0.84)%
Non-performing loans as a percentage of total loans	0.31%	0.67%	0.54%	0.56%	0.67%	3.03%	0.67%	2.32%
Non-performing loans as a percentage of total assets	0.27%	0.57%	0.46%	0.48%	0.57%	2.56%	0.57%	1.92%
Total non-performing assets as a percentage of total assets	1.64%	1.99%	1.72%	2.06%	1.99%	3.22%	2.10%	6.27%

Other:
Number of banking offices	6	6	6	6	6	6	6	6
Number of loan production offices	1	1	1	1	1	1	1	1
Number of full-time equivalent employees	106	109	106	107	109	107	105	106

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

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RECENT DEVELOPMENTS

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of The Equitable Bank. The financial condition data at June 30, 2018 is derived from the audited financial statements of The Equitable Bank included elsewhere in this prospectus. The information at December 31, 2018 and for the three and six months ended December 31, 2018 and 2017 is derived from unaudited financial statements of The Equitable Bank and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus. The results of operations for the three and six months ended December 31, 2018 are not necessarily indicative of the results to be achieved for the full fiscal year ending June 30, 2019.

	At December 31, 2018	At June 30, 2018
	(In thousands)
Selected Financial Condition Data:
Total assets	$309,982	$313,424
Cash and cash equivalents	5,461	6,134
Available for sale securities	21,320	20,906
Loans, net of allowance for loan losses	263,064	263,999
Loans held for sale	2,755	6,416
Other real estate owned, net	4,125	3,957
Premises and equipment, net	8,130	8,252
Federal Home Loan Bank stock	2,345	2,070
Deposits	237,805	244,463
Borrowings	52,100	46,000
Deferred tax asset valuation allowance	10,503	10,503
Total equity	14,016	14,102

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Selected Operating Data:
Interest income	$3,113	$3,003	$6,219	$5,979
Interest expense	638	375	1,231	704
Net interest income before provision for loan losses	2,475	2,629	4,988	5,275
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	2,475	2,629	4,988	5,275
Non-interest income	581	715	1,181	1,382
Non-interest expenses	3,103	3,318	6,356	6,396
Income (loss) before income tax expense (benefit)	(47)	25	(187)	261
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(47)	$25	$(187)	$261

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	At or For the Three Months Ended December 31, (1)		At or For the Six Months Ended December 31, (1)
	2018	2017	2018	2017

Performance Ratios:
Return (loss) on average assets	(0.06)%	0.03%	(0.12)%	0.17%
Return (loss) on average equity	(1.34)%	0.70%	(2.68)%	3.75%
Interest rate spread (2)	3.41%	3.66%	3.43%	3.69%
Net interest margin (3)	3.47%	3.70%	3.49%	3.72%
Non-interest expenses to average assets	4.06%	4.35%	4.15%	4.21%
Efficiency ratio (4)	101.52%	99.24%	103.04%	96.07%
Average interest-earning assets to average interest-bearing liabilities	107.57%	106.60%	107.09%	106.57%

Capital Ratios:
Average equity to average assets	4.54%	4.75%	4.57%	4.58%
Tangible capital equity to total assets	4.52%	4.81%	4.52%	4.81%
Total capital to risk weighted assets	8.96%	9.75%	8.96%	9.75%
Tier 1 capital to risk weighted assets	8.29%	8.76%	8.29%	8.76%
Common equity tier 1 capital to risk weighted assets	8.29%	8.76%	8.29%	8.76%
Tier 1 capital to average assets	5.28%	5.40%	5.27%	5.43%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.49%	0.73%	0.49%	0.73%
Allowance for loan losses as a percentage of non-performing loans	98.21%	152.06%	98.21%	152.06%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.01)%	(0.02)%	(0.02)%	(0.03)%
Non-performing loans as a percentage of total loans	0.50%	0.48%	0.50%	0.48%
Non-performing loans as a percentage of total assets	0.43%	0.41%	0.43%	0.41%
Total non-performing assets as a percentage of total assets	1.76%	1.90%	1.76%	1.90%

Other:
Number of banking offices	6	6	6	6
Number of loan production offices	1	1	1	1
Number of full-time equivalent employees	102	110	102	110

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at December 31, 2018 and June 30, 2018

Total assets decreased $3.4 million, or 1.1%, to $310.0 million at December 31, 2018 from $313.4 million at June 30, 2018. The decrease in assets related primarily to a decrease in loans held for sale.

Cash and cash equivalents decreased $673,000, or 11.0%, to $5.5 million at December 31, 2018 from $6.1 million at June 30, 2018.

Loans held for sale decreased $3.7 million, or 57.1%, to $2.8 million at December 31, 2018 from $6.4 million at June 30, 2018. We currently sell a majority of the fixed-rate one- to four-family residential real estate loans that we originate. The balances at any month end vary based on the timing and volume of loan originations and sales.

Loans held for investment decreased $964,000, or 0.36%, to $264.4 million at December 31, 2018 from $265.3 million at June 30, 2018. We experienced decreases in construction, land and development loans of $1.6 million, or 33.5%, to $3.2 million at December 31, 2018 from $4.8 million at June 30, 2018, and in commercial real

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estate loans of $1.5 million, or 5.0%, to $28.0 million at December 31, 2018 from $29.5 million at June 30, 2018. The decrease in construction loans resulted from the completion of a construction project and the related $2.0 million loan being converted to permanent financing. The decrease in commercial real estate loans was primarily related to non-owner occupied commercial real estate loans; we have limited our originations of these types of loans in recent years. Multifamily residential real estate loans increased $3.0 million, or 4.2%, to $74.1 million at December 31, 2018 from $71.1 million at June 30, 2018, and one- to four-family owner-occupied residential real estate loans increased $2.1 million, or 1.7%, to $124.7 million at December 31, 2018 from $122.6 million at June 30, 2018. The increase in multifamily residential real estate loans resulted from our continued focus on originating these types of loans.

Available-for-sale securities remained relatively unchanged, totaling $21.3 million at December 31, 2018 and $20.9 million at June 30, 2018. In recent periods, we have invested excess cash in higher-yielding loans instead of lower-yielding securities as we have been able to grow our loan portfolio.

Total deposits decreased $6.7 million, or 2.7%, to $237.8 million at December 31, 2018 from $244.5 million at June 30, 2018. The decrease was due to a decrease in certificates of deposit of $9.6 million, or 9.8%, to $88.3 million at December 31, 2018 from $97.9 million at June 30, 2018, and a decrease in interest-bearing savings and NOW accounts of $1.1 million, or 1.3%, to $80.9 million at December 31, 2018 from $82.0 million at June 30, 2018, due to customary balance fluctuations. In recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings from the Federal Home Loan Bank of Chicago. Our classification as “adequately capitalized” (rather than “well-capitalized”) for regulatory capital purposes restricts our ability to accept, renew or roll over brokered deposits, and further restricts us from paying interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. Although we have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits, this restriction has limited our ability to compete for deposits in our market area, based on interest rates, in the current market rate environment. Partially offsetting these decreases, we experienced a $4.1 million, or 6.3%, increase in demand deposits to $68.6 million at December 31, 2018 from $64.5 million at June 30, 2018.

Borrowed funds, consisting solely of Federal Home Loan Bank advances, increased $6.1 million, or 13.3%, to $52.1 million at December 31, 2018 from $46.0 million at June 30, 2018. We have had to rely on borrowings to fund our operations in recent periods as a result of deposit runoff, described above. We may use a portion of the net proceeds from the offering to repay Federal Home Loan Bank advances.

Total equity decreased $87,000, or 0.6%, to $14.0 million at December 31, 2018 from $14.1 million at June 30, 2018. We experienced a net loss of $188,000 during the six months ended December 31, 2018, partially offset by a decrease in accumulated other comprehensive loss of $101,000, or 4.6%.

Comparison of Operating Results for the Three Months Ended December 31, 2018 and 2017

General. Net loss was $47,000 for the three months ended December 31, 2018, compared to net income of $25,000 for the three months ended December 31, 2017. The change was due to decreases in net interest income and non-interest income, described in more detail below.

Interest Income. Interest income increased $110,000, or 3.7%, to $3.1 million for the three months ended December 31, 2018 compared to $3.0 million for the three months ended December 31, 2017. Interest income on loans, which is our primary source of interest income, increased $78,000, or 2.7%, and was $2.9 million for each of the three months ended December 31, 2018 and 2017. Our annualized average yield on loans increased 12 basis points to 4.50% for the three months ended December 31, 2018 from 4.38% for the three months ended December 31, 2017, reflecting recent increases in market interest rates. In addition, the average balance of loans increased to $260.4 million for the three months ended December 31, 2018 from $260.3 million for the three months ended December 31, 2017.

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Interest Expense. Interest expense increased $263,000, or 70.3%, to $638,000 for the three months ended December 31, 2018 compared to $375,000 for the three months ended December 31, 2017, due to increases in interest expense on borrowings and deposits.

Interest expense on borrowings increased $185,000 to $267,000 for the three months ended December 31, 2018 from $82,000 for the three months ended December 31, 2017. This increase resulted from increases in both the average balance of borrowings and the average rate we paid on borrowings. The average balance of borrowings increased $19.5 million, or 79.9%, to $43.8 million for the three months ended December 31, 2018 from $24.4 million for the three months ended December 31, 2017, and the annualized average rate we paid on borrowings increased 108 basis points to 2.43% for the three months ended December 31, 2018 from 1.35% for the three months ended December 31, 2017. As described above, during the three months ended December 31, 2018, we relied on borrowings to fund our operations as a result of certificate of deposit runoff. The increase in rates paid on borrowings reflects recent increases in market interest rates.

Interest expense on deposits increased $79,000, or 26.9%, to $371,000 for the three months ended December 31, 2018 from $293,000 for the three months ended December 31, 2017. Specifically, interest expense on certificates of deposit increased $80,000, or 30.0%, to $347,000 for the three months ended December 31, 2018 from $267,000 for the three months ended December 31, 2017. The increase resulted from a 54 basis point increase in the annualized average rate we paid on certificates of deposit to 1.52% for the three months ended December 31, 2018 from 0.98% for the three months ended December 31, 2017, reflecting recent increases in market interest rates. This was partially offset by a decrease in the average balance of certificates of deposit, which decreased $17.5 million, or 16.1%, to $91.4 million for the three months ended December 31, 2018 from $108.9 million for the three months ended December 31, 2017. As described above, in recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings.

Net Interest Income. Net interest income decreased $153,000, or 5.8%, to $2.5 million for the three months ended December 31, 2018 from $2.6 million for the three months ended December 31, 2017, primarily as a result of a higher balance of borrowings and higher rates paid on certificates of deposit, as discussed above. In addition, our net interest rate spread decreased by 25 basis points to 3.41% for the three months ended December 31, 2018 from 3.66% for the three months ended December 31, 2017, and our net interest margin decreased by 23 basis points to 3.47% for the three months ended December 31, 2018 from 3.70% for the three months ended December 31, 2017, as our cost of funds increased faster than the increase in the yield earned on interest-earning assets.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of The Equitable Bank, S.S.B.—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded no provision for loan losses for the three months ended December 31, 2018 or 2017. Our allowance for loan losses was $1.3 million at December 31, 2018 and $1.3 million at September 30, 2018. The allowance for loan losses to total loans was 0.49% at December 31, 2018 and September 30, 2018, while the allowance for loan losses to non-performing loans was 98.21% at December 31, 2018 and 157.37% at September 30, 2018. We recorded net charge-offs of $7,000 during the quarter ended December 31, 2018 compared to $16,000 for the quarter ended December 31, 2017.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2018.  However, future changes in the factors described above, including, but not limited

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to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the Federal Deposit Insurance Corporation, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income decreased $134,000, or 18.8%, to $581,000 for the three months ended December 31, 2018 compared to $715,000 for the three months ended December 31, 2017. Gain on sale of mortgage loans (consisting solely of one- to four-family residential real estate loans) decreased $105,000, or 26.8%, to $287,000 for the three months ended December 31, 2018 compared to $393,000 for the three months ended December 31, 2017, as we sold $21.4 million of mortgage loans during the 2018 period compared to $31.5 million of such sales during the 2017 period. In addition, gain on sale of other real estate owned was $0 for the three months ended December 31, 2018 compared to $67,000 for the three months ended December 31, 2017, as we sold two properties during the 2017 period, compared to one sale for no gain during the 2018 period.

Non-interest Expenses. Non-interest expenses decreased $215,000, or 6.5%, to $3.1 million for the three months ended December 31, 2018 compared to $3.3 million for the three months ended December 31, 2017. Compensation and benefits expense decreased $109,000, or 5.7%, to $1.8 million for the three months ended December 31, 2018 from $1.9 million for the three months ended December 31, 2017, as we accrued income related to our pension plan, and as we experienced a decrease in payroll expense, partially due to lower loan officer compensation as a result of decreased loan origination volume. In addition, net loss on and cost of operations of other real estate owned decreased $71,000 to $19,000 for the three months ended December 31, 2018 from $90,000 for the three months ended December 31, 2017, as a result of our experiencing lower charge-offs on other real estate owned properties during the 2018 period.

Income Tax Expense. We recognized no income tax expense or benefit for the three months ended December 31, 2017 or 2018.

Comparison of Operating Results for the Six Months Ended December 31, 2018 and 2017

General. Net loss was $187,000 for the six months ended December 31, 2018, compared to net income of $261,000 for the six months ended December 31, 2017. The change was due to decreases in net interest income and non-interest income, described in more detail below.

Interest Income. Interest income increased $240,000, or 4.0%, to $6.2 million for the six months ended December 31, 2018 compared to $6.0 million for the six months ended December 31, 2017. Interest income on loans, which is our primary source of interest income, increased $180,000, or 3.2%, to $5.9 million for the six months ended December 31, 2018 compared to $5.7 million for the six months ended December 31, 2017. Our annualized average yield on loans increased 11 basis points to 4.48% for the six months ended December 31, 2018 from 4.37% for the six months ended December 31, 2017, reflecting recent increases in market interest rates. In addition, the average balance of loans increased $1.9 million to $261.6 million for the six months ended December 31, 2018 from $259.7 million for the six months ended December 31, 2017.

Interest Expense. Interest expense increased $527,000, or 74.9%, to $1.2 million for the six months ended December 31, 2018 compared to $704,000 for the six months ended December 31, 2017, due to increases in interest expense on borrowings and deposits.

Interest expense on borrowings increased $384,000 to $508,000 for the six months ended December 31, 2018 from $124,000 for the six months ended December 31, 2017. This increase resulted from increases in both the average balance of borrowings and the average rate we paid on borrowings. The average balance of borrowings increased $24.6 million to $43.6 million for the six months ended December 31, 2018 from $19.0 million for the six months ended December 31, 2017, and the annualized average rate we paid on borrowings increased 102 basis points to 2.33% for the six months ended December 31, 2018 from 1.31% for the six months ended December 31, 2017. As described above, during the six months ended December 31, 2018, we relied on borrowings to fund our

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operations as a result of certificate of deposit runoff. The increase in rates paid on borrowings reflects recent increases in market interest rates.

Interest expense on deposits increased $144,000, or 24.8%, to $723,000 for the six months ended December 31, 2018 from $579,000 for the six months ended December 31, 2017. Specifically, interest expense on certificates of deposit increased $147,000, or 27.9%, to $674,000 for the six months ended December 31, 2018 from $527,000 for the six months ended December 31, 2017. The increase resulted from a 50 basis point increase in the annualized average rate we paid on certificates of deposit to 1.44% for the six months ended December 31, 2018 from 0.94% for the six months ended December 31, 2017, reflecting recent increases in market interest rates. This was partially offset by a decrease in the average balance of certificates of deposit, which decreased $18.7 million, or 16.7%, to $93.8 million for the six months ended December 31, 2018 from $112.6 million for the six months ended December 31, 2017. As described above, in recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings.

Net Interest Income. Net interest income decreased $287,000, or 5.4%, to $5.0 million for the six months ended December 31, 2018 from $5.3 million for the six months ended December 31, 2017, primarily as a result of a higher balance of borrowings and higher rates paid on certificates of deposit, as discussed above. In addition, our net interest rate spread decreased by 26 basis points to 3.43% for the six months ended December 31, 2018 from 3.69% for the six months ended December 31, 2017, and our net interest margin decreased by 23 basis points to 3.49% for the six months ended December 31, 2018 from 3.72% for the six months ended December 31, 2017, as our cost of funds increased faster than the increase in the yield earned on interest-earning assets.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of The Equitable Bank, S.S.B.—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded no provision for loan losses for the six months ended December 31, 2018 or 2017. Our allowance for loan losses was $1.3 million at December 31, 2018 and $1.3 million at June 30, 2018. The allowance for loan losses to total loans was 0.49% at December 31, 2018 and 0.50% at June 30, 2018, while the allowance for loan losses to non-performing loans was 98.21% at December 31, 2018 and 91.68% at June 30, 2018. We recorded net charge-offs of $29,000 during the six months ended December 31, 2018 compared to $37,000 for the six months ended December 31, 2017.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2018.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the Federal Deposit Insurance Corporation, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income decreased $201,000, or 14.6%, to $1.2 million for the six months ended December 31, 2018 compared to $1.4 million for the six months ended December 31, 2017. Gain on sale of mortgage loans (consisting solely of one- to four-family residential real estate loans) decreased $187,000, or 23.1%, to $622,000 for the six months ended December 31, 2018 compared to $809,000 for the six months ended December 31, 2017, as we sold $49.1 million of mortgage loans during the 2018 period compared to $64.7 million of such sales during the 2017 period. In addition, gain on sale of other real estate owned was $0 for the six months

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ended December 31, 2018 compared to $71,000 for the six months ended December 31, 2017, as we sold as we sold four properties during the 2017 period, compared to two sales for no gain during the 2018 period

Non-interest Expenses. Non-interest expenses decreased $40,000 and were $6.4 million for each of the six months ended December 31, 2018 and 2017. Compensation and benefits expense decreased $99,000, or 2.7%, to $3.6 million for the six months ended December 31, 2018 from $3.7 million for the three months ended December 31, 2017, as we experienced a decrease in payroll expense, partially due to lower loan officer compensation as a result of decreased loan origination volume. In addition, net loss on and cost of operations of other real estate owned decreased $55,000, or 37.8%, to $90,000 for the six months ended December 31, 2018 from $145,000 for the three months ended December 31, 2017, as a result of our experiencing lower charge-offs on other real estate owned properties during the 2018 period.

Income Tax Expense. We recognized no income tax expense or benefit for the six months ended December 31, 2017 or 2018.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “potential,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	the continuing impact of our amended Consent Order and our being designated as in Troubled Condition;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

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•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected, or the failure or breaches of information technology security systems;

•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	the effects of any recent federal government shutdown;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $8.8 million and $12.4 million, or $14.5 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering and the community offering.

TEB Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,017,960 Shares at Minimum of Offering Range		1,197,600 Shares at Midpoint of Offering Range		1,377,240 Shares at Maximum of Offering Range		1,583,826 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$10,180		$11,976		$13,772		$15,838
Less: offering expenses	1,375		1,375		1,375		1,375
Net offering proceeds	$8,805	100.0%	$10,601	100.0%	$12,397	100.0%	$14,463	100.0%
Less:
Proceeds contributed to The Equitable Bank	$8,101	92.0%	$9,753	92.0%	$11,405	92.0%	$13,306	92.0%
Proceeds retained by TEB Bancorp, Inc.	$704	8.0%	$848	8.0%	$992	8.0%	$1,157	8.0%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of The Equitable Bank’s deposits. The Equitable Bank will receive at least 50% of the net proceeds of the offering, and it is currently expected that The Equitable Bank will receive at least 92% of the net proceeds of the offering.

Use of Proceeds Retained by TEB Bancorp, Inc.

TEB Bancorp, Inc.:

•	intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, including securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of The Equitable Bank, S.S.B.—Investment Activities;”

•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

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Use of Proceeds Received by The Equitable Bank

The Equitable Bank:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	intends to use a portion of the proceeds received to fund new residential real estate loans, commercial real estate and commercial and industrial loans and, to a lesser extent, other loans, in accordance with our business plan and lending guidelines. See “Business of The Equitable Bank, S.S.B.—Lending Activities;”

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of The Equitable Bank, S.S.B.—Investment Activities;”

•	may use a portion of the proceeds received to repay Federal Home Loan Bank advances,

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring branch offices or other financial services businesses, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds by TEB Bancorp, Inc. and The Equitable Bank may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not currently intend to pay cash dividends to our stockholders, and no assurances can be given that any such dividends will be paid in the future. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the ability of mutual holding companies to waive of dividends; and general economic conditions.

Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board, the WDFI and the Federal Deposit Insurance Corporation, may be paid in addition to, or in lieu of, regular cash dividends.

We will be subject to state law limitations and federal bank regulatory policy on any future payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

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The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. In addition, The Equitable Bank’s ability to pay dividends to TEB Bancorp, Inc. will be limited if The Equitable Bank does not have the capital conservation buffer required by regulatory capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Dividends.”

We will file a consolidated federal tax return with The Equitable Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to applicable regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of TEB Bancorp, Inc.—Common Stock.”

Any future dividends we can declare and pay will depend, in part, upon receipt of dividends from The Equitable Bank, because initially we will have no source of income other than dividends from The Equitable Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by TEB Bancorp, Inc. Applicable regulations impose limitations on “capital distributions” by savings institutions. Specifically, The Equitable Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. The Equitable Bank must file an application with the Federal Deposit Insurance Corporation for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of The Equitable Bank’s net income for that year to date plus its retained net income for the preceding two years, or The Equitable Bank would not be at least adequately capitalized following the distribution. Under Wisconsin law and applicable regulations, The Equitable Bank may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock and that it meets its regulatory capital requirements. If The Equitable Bank’s paid-in surplus does not equal its capital stock, the board of directors may not declare a dividend unless at least 10% of the net profits of the preceding half year, in the case of quarterly or semi-annual dividends, or 10% of the net profits of the preceding year, in the case of annual dividends, has been transferred to paid-in surplus. In addition, prior WDFI approval will be required before The Equitable Bank declares any dividends exceeding 50% of profits for any calendar year and before a stock dividend may be declared out of retained earnings.

Any payment of dividends by The Equitable Bank to us that would be deemed to be drawn out of The Equitable Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by The Equitable Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Equitable Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

If TEB Bancorp, Inc. pays dividends to its stockholders, it will likely pay dividends to TEB MHC. The Federal Reserve Board’s current policy restricts the ability of mutual holding companies that are regulated as bank holding companies to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that TEB MHC will waive dividends paid by TEB Bancorp, Inc. See “Risk Factors—Risks Related to the Offering—Under current regulatory policy, if we declare dividends on our common stock, TEB MHC will be restricted from waiving the receipt of dividends.”

46

MARKET FOR THE COMMON STOCK

TEB Bancorp, Inc. was recently formed and has never issued capital stock. The Equitable Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. TEB Bancorp, Inc. expects that its common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time is likely to be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there is likely to be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

47

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At September 30, 2018, The Equitable Bank was classified as “adequately capitalized” for regulatory capital purposes. The table below sets forth the historical equity capital and regulatory capital of The Equitable Bank at September 30, 2018, and the pro forma equity capital and regulatory capital of The Equitable Bank after giving effect to the sale of shares of common stock at $10.00 per share, all compared to levels required to be considered “well capitalized.” See “How We Intend to Use the Proceeds from the Offering.”

	The Equitable Bank Historical at		Pro Forma at September 30, 2018, Based Upon the Sale in the Offering of
	September 30, 2018		1,017,960 Shares		1,197,600 Shares		1,377,240 Shares		1,583,826 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity	$13,815	4.5%	$21,816	6.9%	$23,468	7.4%	$25,120	7.9%	$27,021	8.4%

Tier 1 leverage capital (3)	$16,169	5.3%	$24,170	7.7%	$25,822	8.2%	$27,474	8.7%	$29,375	9.2%
Tier 1 leverage capital requirement	15,260	5.0	15,665	5.0	12,748	5.0	15,831	5.0	15,926	5.0
Excess	$909	0.3%	$8,504	2.7%	$10,074	3.2%	$11,644	3.7%	$13,449	4.2%

Tier 1 risk-based capital (4)	$16,169	8.3%	$24,170	12.4%	$25,822	13.2%	$27,474	14.0%	$29,375	14.9%
Tier 1 risk-based requirement	15,512	8.0	15,641	8.0	15,668	8.0	15,694	8.0	15,724	8.0
Excess	$657	0.3%	$8,528	4.4%	$10,154	5.2%	$11,780	6.0%	$13,650	6.9%

Total risk-based capital (3)(4)	$17,471	9.0%	$25,472	13.0%	$27,124	13.8%	$28,776	14.7%	$30,677	15.6%
Total risk-based requirement	19,390	10.0	19,552	10.0	19,585	10.0	19,618	10.0	19,656	10.0
Excess	$(1,919)	(1.0)%	$5,920	3.0%	$7,539	3.8%	$9,159	4.7%	$11,021	5.6%

Common equity tier 1 risk-based capital (4)	$16,169	8.3%	$24,170	12.4%	$25,822	13.2%	$27,474	14.0%	$29,375	14.9%
Common equity tier 1 risk-based requirement	12,603	6.5	12,708	6.5	12,730	6.5	12,751	6.5	12,776	6.5
Excess	$3,566	1.8%	$11,461	5.9%	$13,092	6.7%	$14,723	7.5%	$16,599	8.4%

Reconciliation of capital infused into The Equitable Bank:
Net offering proceeds			$8,805		$10,601		$12,397		$14,463
Proceeds to The Equitable Bank			$8,101		$9,753		$11,405		$13,306
Less: Initial capitalization of TEB MHC			100		100		100		100
Pro forma increase			$8,001		$9,653		$11,305		$13,206

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	The current levels of Tier 1 leverage capital and total risk-based capital required to be considered “well capitalized” are 5.00% and 10.00%, respectively. The Equitable Bank currently operates under an amended Consent Order with the WDFI and the Federal Deposit Insurance Corporation that requires minimum Tier 1 leverage capital as a percentage of total assets of 8.00% and total risk-based capital as a percentage of risk-weighted assets of 12.00%.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

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CAPITALIZATION

The following table presents the historical capitalization of The Equitable Bank at September 30, 2018, and the pro forma consolidated capitalization of TEB Bancorp, Inc. after giving effect to the offering and based upon the assumptions set forth under “Pro Forma Data.”

	The Equitable Bank Historical Capitalization	Pro Forma Consolidated Capitalization at September 30, 2018 of TEB Bancorp, Inc. Based Upon the Sale for $10.00 Per Share of
	at September 30, 2018	1,017,960 Shares	1,197,600 Shares	1,377,240 Shares	1,583,826 Shares (1)
	(Dollars in thousands)

Deposits (2)	$241,825	$241,825	$241,825	$241,825	$241,825
Borrowings	44,900	44,900	44,900	44,900	44,900
Total interest-bearing liabilities	$286,725	$286,725	$286,725	$286,725	$286,725

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 5,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
20,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	20	24	28	32
Additional paid-in capital (3)	—	8,765	10,577	12,369	14,431
Retained earnings (4)	16,169	16,169	16,169	16,169	16,169
Accumulated other comprehensive loss	(2,354)	(2,354)	(2,354)	(2,354)	(2,354)
Less:
Assets retained by TEB MHC (5)	—	(100)	(100)	(100)	(100)
Total stockholders’ equity	$13,815	$22,520	$24,316	$26,112	$28,178
Total tangible stockholders’ equity	$13,815	$22,520	$24,316	$26,112	$28,178
Pro forma shares outstanding:
Shares offered for sale	—	1,017,960	1,197,600	1,377,240	1,583,826
Shares issued to TEB MHC	—	1,022,040	1,202,400	1,382,760	1,590,174
Total shares outstanding	—	2,040,000	2,400,000	2,760,000	3,174,000

Total stockholders’ equity as a percentage of pro forma total assets	4.48%	7.11%	7.63%	8.15%	8.74%
Total tangible stockholders’ equity as a percentage of pro forma total assets	4.48%	7.11%	7.63%	8.15%	8.74%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value and additional paid-in capital equals the net offering proceeds.
(4)	The retained earnings of The Equitable Bank will be substantially restricted after the offering. See “Regulation and Supervision—Dividends.”
(5)	Pro forma stockholders’ equity reflects a $100,000 initial capitalization of TEB MHC by The Equitable Bank.

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PRO FORMA DATA

The following tables summarize historical data of The Equitable Bank and pro forma data of TEB Bancorp, Inc. at and for the three months ended September 30, 2018 and at and for the nine months ended June 30, 2018. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the reorganization.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	we will not implement an employee stock ownership plan;

(iii)	we will pay FIG Partners, LLC a fee of $250,000 with respect to shares sold in the subscription and community offerings, we will pay FIG Partners, LLC a fee of $35,000 with respect to records agent services (which fee can be increased by up to $10,000), and we will reimburse FIG Partners, LLC for its reasonable expenses associated with its marketing effort in the subscription and community offerings in an amount not to exceed $15,000 and for attorney’s fees and expenses not to exceed $75,000 (which expense reimbursements can be increased by up to $25,000); and

(iv)	total expenses of the offering, other than the fees, commissions and expense reimbursements to be paid to FIG Partners, LLC and other broker-dealers, will be $965,000.

We calculated the pro forma consolidated net loss of TEB Bancorp, Inc. for the periods as if the shares of common stock had been sold at the beginning of the periods and the net proceeds had been invested at 2.85% (2.25% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of September 30, 2018. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net loss and stockholders’ equity by the indicated number of shares of common stock. We computed per share amounts for the period as if the common stock was outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables do not give effect to the implementation of stock-based benefit plans that would grant restricted stock or options, as we do not anticipate any such plans for three years following the completion of the offering.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” TEB Bancorp, Inc. intends to contribute 92% of the net proceeds from the offering to The Equitable Bank and will retain the remainder of the net proceeds from the offering. In addition, The Equitable Bank will initially fund TEB MHC with $100,000.

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The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	TEB Bancorp, Inc.’s results of operations after the offering;

•	increased fees and expenses that we would pay FIG Partners, LLC and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the information to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of TEB Bancorp, Inc., computed in accordance with U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated. We had no intangible assets at September 30, 2018 or June 30, 2018.

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	At or For the Three Months Ended September 30, 2018 Based Upon the Sale at $10.00 Per Share of
	1,017,960 Shares at Minimum of Offering Range	1,197,600 Shares at Midpoint of Offering Range	1,377,240 Shares at Maximum of Offering Range	1,583,826 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of the offering	$10,180	$11,976	$13,772	$15,838
Market value of shares issued to TEB MHC	10,220	12,024	13,828	15,902
Market value of TEB Bancorp, Inc.	$20,400	$24,000	$27,600	$31,740

Gross proceeds of the offering	$10,180	$11,976	$13,772	$15,838
Expenses	(1,375)	(1,375)	(1,375)	(1,375)
Estimated net proceeds	8,805	10,601	12,397	14,463
TEB MHC capitalization	(100)	(100)	(100)	(100)
Estimated net proceeds as adjusted	$8,705	$10,501	$12,297	$14,363

For the three months ended September 30, 2018
Consolidated net loss:
Historical (2)	$(141)	$(141)	$(141)	$(141)
Income on adjusted net proceeds	49	59	69	81
Pro forma net loss	$(92)	$(82)	$(72)	$(60)

Loss per share:
Historical	$(0.07)	$(0.06)	$(0.05)	$(0.04)
Income on net proceeds	0.02	0.02	0.03	0.03
Pro forma loss per share	$(0.05)	$(0.02)	$(0.02)	$(0.01)

Offering price to pro forma earnings per share	NM	NM	NM	NM
Number of shares used in earnings per share calculations	2,040,000	2,400,000	2,760,000	3,174,000

At September 30, 2018
Stockholders’ equity:
Historical (2)	$13,815	$13,815	$13,815	$13,815
Estimated net proceeds	8,805	10,601	12,397	14,463
Capitalization of TEB MHC	(100)	(100)	(100)	(100)
Pro forma stockholders’ equity (3)	$22,520	$24,316	$26,112	$28,178
Pro forma tangible stockholders’ equity	$22,520	$24,316	$26,112	$28,178

Stockholders’ equity per share:
Historical	$6.77	$5.76	$5.01	$4.35
Estimated net proceeds	4.32	4.42	4.49	4.55
Capitalization of TEB MHC	(0.05)	(0.04)	(0.04)	(0.03)
Pro forma stockholders’ equity per share (3)	$11.04	$10.14	$9.46	$8.88
Pro forma tangible stockholders’ equity per share	$11.04	$10.14	$9.46	$8.88

Offering price as a percentage of pro forma stockholders’ equity per share	90.58%	98.62%	105.71%	112.61%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	90.58%	98.62%	105.71%	112.61%
Number of shares outstanding for pro forma equity per share calculations	2,040,000	2,400,000	2,760,000	3,174,000

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Derived from The Equitable Bank’s unaudited September 30, 2018 financial statements included elsewhere in this prospectus.
(3)	The retained earnings of The Equitable Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Dividends.”

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	At or For the Nine Months Ended June 30, 2018 Based Upon the Sale at $10.00 Per Share of
	1,017,960 Shares at Minimum of Offering Range	1,197,600 Shares at Midpoint of Offering Range	1,377,240 Shares at Maximum of Offering Range	1,583,826 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of the offering	$10,180	$11,976	$13,772	$15,838
Market value of shares issued to TEB MHC	10,220	12,024	13,828	15,902
Market value of TEB Bancorp, Inc.	$20,400	$24,000	$27,600	$31,740

Gross proceeds of the offering	$10,180	$11,976	$13,772	$15,838
Expenses	(1,375)	(1,375)	(1,375)	(1,375)
Estimated net proceeds	8,805	10,601	12,397	14,463
TEB MHC capitalization	(100)	(100)	(100)	(100)
Estimated net proceeds as adjusted	$10,180	$11,976	$13,772	$15,838

For the nine months ended June 30, 2018
Consolidated net loss:
Historical (2)	$(602)	$(602)	$(602)	$(602)
Income on adjusted net proceeds	147	177	208	242
Pro forma net loss	$(455)	$(425)	$(394)	$(360)

Loss per share:
Historical	$(0.30)	$(0.25)	$(0.22)	$(0.19)
Income on net proceeds	0.07	0.07	0.08	0.08
Pro forma loss per share	$(0.23)	$(0.18)	$(0.14)	$(0.11)

Offering price to pro forma earnings per share	NM	NM	NM	NM
Number of shares used in earnings per share calculations	2,040,000	2,400,000	2,760,000	3,174,000

At June 30, 2018
Stockholders’ equity:
Historical (2)	$14,102	$14,102	$14,102	$14,102
Estimated net proceeds	8,805	10,601	12,397	14,463
Capitalization of TEB MHC	(100)	(100)	(100)	(100)
Pro forma stockholders’ equity(3)	$22,807	$24,603	$26,399	$28,465
Pro forma tangible stockholders’ equity	$22,807	$24,603	$26,399	$28,465

Stockholders’ equity per share:
Historical	$6.91	$5.88	$5.11	$4.44
Estimated net proceeds	4.32	4.42	4.49	4.56
Capitalization of TEB MHC	(0.05)	(0.04)	(0.04)	(0.03)
Pro forma stockholders’ equity per share (3)	$11.18	$10.26	$9.56	$8.97
Pro forma tangible stockholders’ equity per share	$11.18	$10.26	$9.56	$8.97

Offering price as a percentage of pro forma stockholders’ equity per share	89.45%	97.47%	104.60%	111.48%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	89.45%	97.47%	104.60%	111.48%
Number of shares outstanding for pro forma equity per share calculations (4)	2,040,000	2,400,000	2,760,000	3,174,000

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Derived from The Equitable Bank’s audited June 30, 2018 financial statements included elsewhere in this prospectus.
(3)	The retained earnings of The Equitable Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Dividends.”

53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THE EQUITABLE BANK, S.S.B.

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding The Equitable Bank provided in this prospectus.

Overview

Total assets decreased $5.3 million, or 1.7%, to $308.1 million at September 30, 2018 from $313.4 million at June 30, 2018, primarily reflecting decreases in loans held for sale and loans held for investment. Total deposits decreased $2.6 million, or 1.1%, to $241.8 million at September 30, 2018 from $244.5 million at June 30, 2018. The decrease was due to a decrease in certificates of deposit, which decreased $3.1 million, or 3.1%, to $94.9 million at September 30, 2018 from $97.9 million at June 30, 2018, and a decrease in interest-bearing savings and NOW accounts, which decreased $2.5 million, or 3.0%, to $79.5 million at September 30, 2018 from $82.0 million at June 30, 2018.

Total assets increased $5.6 million, or 1.8%, to $313.4 million at June 30, 2018 from $307.8 million at September 30, 2017, primarily reflecting increases in loans held for sale and loans held for investment. Total deposits decreased $16.0 million, or 6.2%, to $244.5 million at June 30, 2018 from $260.5 million at September 30, 2017. The decrease was primarily due to a decrease in certificates of deposit, which decreased $13.7 million, or 12.3%, to $97.9 million at June 30, 2018 from $111.6 million at September 30, 2017.

In recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings from the Federal Home Loan Bank of Chicago. Our classification as “adequately capitalized” (rather than “well-capitalized”) for regulatory capital purposes restricts our ability to accept, renew or roll over brokered deposits, and further restricts us from paying interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. Although we have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits, this restriction has limited our ability to compete for deposits in our market area, based on interest rates, in the current market rate environment.

Borrowed funds, consisting solely of Federal Home Loan Bank advances, decreased $1.1 million, or 2.4%, to $44.9 million at September 30, 2018 from $46.0 million at June 30, 2018. However, borrowed funds increased $23.3 million, or 102.6%, to $46.0 million at June 30, 2018 from $22.7 million at September 30, 2017. We have had to rely on borrowings to fund our operations in recent periods as a result of certificate of deposit runoff. We anticipate that certificate of deposit runoff will continue until we are classified as “well capitalized” for regulatory capital purposes.

Net loss was $141,000 for the three months ended September 30, 2018, compared to net income of $236,000 for the three months ended September 30, 2017. The increased loss was due to a decrease in net interest income, an increase in non-interest expenses, and a decrease in non-interest income. Net interest income decreased $134,000, or 5.1%, to $2.5 million for the three months ended September 30, 2018 from $2.6 million for the three months ended September 30, 2017, primarily as a result of a higher balance of borrowings and higher rates paid on certificates of deposit. Non-interest income was $600,000 for the three months ended September 30, 2018 compared to $666,000 for the three months ended September 30, 2017, resulting from an $82,000, or 19.7%, decrease in gain on sale of mortgage loans. Non-interest expenses increased $177,000, or 5.8%, to $3.3 million for the three months ended September 30, 2018 compared to $3.1 million for the three months ended September 30, 2017. Other expenses increased for the 2018 period, primarily as a result of increased external audit expense.

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Net loss was $602,000 for the nine months ended June 30, 2018, compared to $24,000 for the nine months ended June 30, 2017. The increased loss was due to increases in the provision for loan losses, interest expense and non-interest expenses. Interest expense increased $320,000, or 34.2%, to $1.3 million for the nine months ended June 30, 2018 compared to $936,000 for the nine months ended June 30, 2017, due to an increase in interest expense on borrowings, partially offset by a decrease in interest expense on deposits, based on our relying on borrowings to fund our operations, as described above. We recorded a provision for loan losses of $425,000 for the nine months ended June 30, 2018, compared to no provision for loan losses for the nine months ended June 30, 2017. The provision for loan losses resulted from our taking a $979,000 charge-off during the first calendar quarter of 2018 in connection with a commercial real estate loan with a balance of $4.4 million. Non-interest expenses increased due to an increase in net loss on and cost of operations of other real estate owned. During the 2018 period we took charges in connection with entering into a contract to sell a property, and in connection with our receiving reduced appraisals on other real estate owned properties.

Net loss was $602,000 for the nine months ended June 30, 2018, compared to net income of $212,000 for the year ended September 30, 2017. Changes in income statement categories generally reflected operations of nine months for the 2018 period compared to a full year for the 2017 period. However, interest expense decreased by only $9,000 between the periods, and we provided $425,000 of loan losses for the nine months ended June 30, 2018 compared to no provision for the year ended September 30, 2017. We experienced an increase in interest expense on borrowings, as well as a decrease in interest expense on deposits consistent with operations of nine months for the 2018 period compared to a full year for the 2017 period. The increase in interest expense on borrowings resulted from our relying on borrowings to fund our operations, as described above. We recorded a provision for loan losses of $425,000 for the nine months ended June 30, 2018, compared to no provision for loan losses for the year ended September 30, 2017. The provision for loan losses resulted from our taking a $979,000 charge-off during the first calendar quarter of 2018 in connection with a commercial real estate loan with a balance of $4.4 million.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. As described in “—Management of Market Risk,” we expect that our net interest income and our net economic value would decrease as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we sell longer-term, fixed-rate loans and we intend to diversify our loan portfolio by originating more commercial-related and adjustable-rate loans. See “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business— Future changes in interest rates could reduce our profits and asset values.”

Change in Fiscal Year

The Equitable Bank changed its fiscal year to June 30 from September 30, effective with the June 30, 2018 fiscal year.

Business Strategy

Our current business strategy focuses on profitability and sustainable growth driven by safe and sound lending practices, and leveraging our people and technology to serve the needs of our customers and our community. We were founded in 1927, and we strive to maintain a reputation in the Milwaukee metropolitan area as the local community bank that helps people save money to buy or build homes. Over the years, we have expanded our areas of concentration and focus to include other loan categories, including one- to four-family and multifamily investment properties, and small business lending.

Our current business strategy specifically consists of the following:

Grow our assets prudently through our residential and commercial lending channels. We have experienced modest growth in our loan portfolio in recent years, and we intend to grow our loan portfolio going

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forward. We believe we have the infrastructure in place to support a larger institution. At September 30, 2018, residential real estate loans, including owner-occupied and non owner-occupied (investment) one- to four-family loans, and multifamily loans, comprised $217.6 million, or 82.4% of our loan portfolio. While we intend to continue our focus on these types of loans, we also expect to increase our focus on owner-occupied commercial real estate lending, and the corresponding credit products associated with business operations. Over the past four years we have hired two experienced commercial loan originators with strong business development skills along with credit skills that fit well with our focus on asset quality, and we have internally developed a third commercial loan originator with similar attributes. Commercial and multifamily lending opportunities are sourced primarily through loan originator contacts, networking and marketing efforts, our customer base and referrals from real estate brokers, accountants and financial advisors.

Residential lending activities are conducted by ten loan originators operating at our corporate office, our branches and our loan production office. We are currently looking to increase the number of our residential loan originators. All loans we originate are underwritten pursuant to our policies and procedures. We primarily originate residential fixed-rate loans for sale and adjustable-rate loans for portfolio. Our ability to originate fixed-rate loans or adjustable-rate loans depends on relative customer demand for such loans, which can be affected by current and expected future levels of market interest rates. We originate residential real estate loans through our loan originators, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders, accountants and financial advisors.

Manage our credit risk to maintain a low level of nonperforming assets. We believe that credit risk management is paramount to our long-term success. Over the past several years, we have invested significantly in both personnel and software to effectively manage our portfolio, and we have considerably enhanced our controls. We have established an experienced commercial credit team and we have implemented well-defined policies, a thorough but efficient loan underwriting process, and active credit monitoring. As a result of our continued focus on credit risk management, we have reduced our non-performing loans to total loans to 0.31% and 0.54% as of September 30, 2018 and June 30, 2018, respectively, from 8.35% as of September 30, 2011. We intend to continue to support our investment in our commercial credit department as we grow our loan portfolio in the future.

Generate fee income through residential lending and our Investment Center. In recent years, we have sold the significant majority of our originations of fixed-rate residential real estate loans into the secondary market. We receive a servicing release premium, and such sales assist us in managing interest rate risk. The loans are closed in our name, and are then sold to our investors who provide Fannie Mae and Freddie Mac conventional products as well as FHA and VA government loans. We utilize “best-efforts” rate lock delivery to minimize the interest rate risk associated with loan sales and eliminate mandatory delivery fees. Unlike many of our competitors, we control all aspects of the loan process from application, underwriting, processing and closing, receiving the servicing release premium following the sale of a loan. Our loan sales staff includes two fully delegated underwriters and a well-managed team of seasoned processors and closing professionals to provide customers with an efficient and effective experience. In addition, in 2018 we implemented a new loan operating system to streamline our back-office processes, which allows for an overall better customer experience. We emphasize providing our prospective mortgage loan applicants with convenient interactive choices that suit their specific needs, such as online, mobile, face to face or telephone. We continue to monitor emerging technologies as we strive to enhance our operations and our customers’ experience.

We utilize a multi-tier approach in marketing fixed-rate loan originations for sale, including referrals from past customers of our team of seasoned loan originators. We leverage our database of 16,000 households for possible referral opportunities through an automated marketing system to maximize potential or future opportunities. We also invest significantly in multimedia marketing that includes television, radio, billboard, digital and print media, as well as direct marketing.

The Equitable Investment Center provides another source of fee income. We sell an array of products, including estate planning, insurance, investment and retirement accounts. Investment customers primarily come from our existing banking customers and referrals from our branch network and loan originators. We intend to

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continue to expand the relationships of our existing customer base, which has proven successful in recent years, as part of our continued efforts to increase fee income.

Maintain a strong interest margin through core deposit growth. Over the past decade, we have made a concerted effort to reduce our reliance on higher cost certificates of deposit in favor of obtaining lower cost retail and commercial deposit accounts. This has reduced our concentration of certificates of deposit to 39.2% of total deposits at September 30, 2018 from 49.8% at June 30, 2013 and 62.9% at June 30, 2008. This strategy has resulted in net interest margins of 3.51%, 3.61% and 3.71% for the three months ended September 30, 2018, the nine months ended June 30, 2018 and the year ended September 30, 2017. We intend to continue our focus on core deposit growth by deepening existing relationships through our commercial bankers and our branch network. We host a robust and user-friendly website for online activities, including online account opening. Retail customers can manage their accounts remotely through online banking, bill payment, mobile banking, mobile deposit, telephone banking and person-to-person payments. Business customers also have a full selection of services including online banking, bill payment, remote deposit, positive pay, sweep accounts, merchant services, telephone banking, ACH and business debit and credit cards.

Continue community commitment. We have always been committed to the financial health of our customers and our community. In 2014 we formalized our commitment through the creation of our employee volunteer program and a schedule of bank-sponsored community events. In addition to the positive impact on the community, we believe this commitment improves our public image, strengthens our community relations, improves employee morale and increases loyalty for both customers and employees. Through our social media channels, we actively promote our community involvement, highlight nonprofit partners, support local events and provide financial information that educates potential clients on the importance of building and sustaining credit for the purposes of purchasing a home. Our successful social media strategy earned us recognition as a Top 50 Leader in Social Media by the Independent Community Bankers of America (ICBA) in 2015 and 2016. We believe our community commitment through donations, sponsorships, social media promotion and volunteerism will continue to benefit our franchise value.

Restore capital to expedite termination of the amended Consent Order and achieve levels to be considered “well-capitalized” for regulatory capital purposes. The proceeds from the stock offering may enable us to exceed the capital levels required to comply with the amended Consent Order under which we operate. Termination of the Consent Order and achieving higher regulatory capital levels would remove restrictions that limit our competitiveness in pricing our savings products, and enable us to further cultivate existing high quality credit relationships that are currently capped due to our loans-to-one-borrower limitation. Based on our financial position as of September 30, 2018, we do not expect to comply with the minimum capital ratios unless we sell shares above the minimum level of the offering range, subject to the assumptions set forth in “Pro Forma Data,” including the assumption that all shares are sold in the subscription and community offering.

Anticipated Increase in Non-interest Expense

Following the completion of the reorganization and stock offering, our non-interest expense is expected to increase because of the increased costs associated with operating as a public company.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

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In 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses. The allowance for loan losses consists of specific reserves on certain impaired loans from analyses developed through specific credit allocations for individual loans. The specific reserve relates to all loans for which the allowance for loan losses is estimated on a loan by loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The general reserve is based on our historical loss experience along with consideration of certain qualitative factors such as (i) changes in the nature, volume and terms of loans, (ii) changes in lending personnel, (iii) changes in the quality of the loan review function, (iv) changes in nature and volume of past-due, non-accrual and/or classified loans, (v) changes in concentration of credit risk, (vi) changes in economic and industry conditions, (vii) changes in legal and regulatory requirements, (viii) unemployment and inflation statistics, and (ix) changes in underlying collateral values.

There are many factors affecting the allowance for loan losses, some are quantitative while others require qualitative judgment. The allowance for loan losses reflects management’s best estimate of the probable and inherent losses on loans. The adequacy of the allowance for loan losses is reviewed and approved by our board of directors. Allocations of the allowance for loan losses may be made for specific loans, but the entire allowance for loan losses is available for any loan that, in management’s judgment, should be charged-off.

As an integral part of their examination process, various regulatory agencies review the allowance for loan losses as well. Such agencies may require that changes in the allowance for loan losses be recognized when such regulatory credit evaluations differ from those of management based on information available to the regulators at the time of their examinations.

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We recognize the tax effects from an uncertain tax position in the consolidated financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized, upon ultimate settlement with the relevant tax authority. We recognize interest and penalties accrued or released related to uncertain tax positions in current income tax expense or benefit.

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Comparison of Financial Condition at September 30, 2018 and June 30, 2018

Total assets decreased $5.3 million, or 1.7%, to $308.1 million at September 30, 2018 from $313.4 million at June 30, 2018. The decrease in assets related primarily to a decrease in loans held for sale, and we also experienced decreases in loans held for investment and cash and cash equivalents.

Cash and cash equivalents decreased $1.0 million, or 17.1%, to $5.1 million at September 30, 2018 from $6.1 million at June 30, 2018.

Loans held for sale decreased $3.5 million, or 54.9%, to $2.9 million at September 30, 2018 from $6.4 million at June 30, 2018. We currently sell a majority of the fixed-rate one- to four-family residential real estate loans that we originate. The balances at any month end vary based on the timing and volume of loan originations and sales.

Loans held for investment decreased $1.3 million, or 0.5%, to $264.0 million at September 30, 2018 from $265.3 million at June 30, 2018. There were no significant changes in the balance of any of our loan categories.

Available-for-sale securities remained relatively unchanged, totaling $20.9 million at September 30, 2018 and June 30, 2018. In recent periods, we have invested excess cash in higher-yielding loans instead of lower-yielding securities as we have been able to grow our loan portfolio.

Total deposits decreased $2.6 million, or 1.1%, to $241.8 million at September 30, 2018 from $244.5 million at June 30, 2018. The decrease was due to a decrease in certificates of deposit, which decreased $3.1 million, or 3.1%, to $94.9 million at September 30, 2018 from $97.9 million at June 30, 2018, and a decrease in interest-bearing savings and NOW accounts, which decreased $2.5 million, or 3.0%, to $79.5 million at September 30, 2018 from $82.0 million at June 30, 2018, due to customary balance fluctuations. In recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings from the Federal Home Loan Bank of Chicago. Our classification as “adequately capitalized” (rather than “well-capitalized”) for regulatory capital purposes restricts our ability to accept, renew or roll over brokered deposits, and further restricts us from paying interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. Although we have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits, this restriction has limited our ability to compete for deposits in our market area, based on interest rates, in the current market rate environment. Partially offsetting these decreases, we experienced a $2.9 million, or 4.5%, increase in demand deposits to $67.4 million at September 30, 2018 from $64.5 million at June 30, 2018.

Borrowed funds, consisting solely of Federal Home Loan Bank advances, decreased $1.1 million, or 2.4%, to $44.9 million at September 30, 2018 from $46.0 million at June 30, 2018. We have had to rely on borrowings to fund our operations in recent periods as a result of deposit runoff, described above. We may use a portion of the net proceeds to repay Federal Home Loan Bank advances.

Total equity decreased $287,000, or 2.0%, to $13.8 million at September 30, 2018 from $14.1 million at June 30, 2018. We experienced a net loss of $141,000 during the three months ended September 30, 2018 and an increase in accumulated other comprehensive loss of $146,000, or 6.6%.

Comparison of Financial Condition at June 30, 2018 and September 30, 2017

Total assets increased $5.6 million, or 1.8%, to $313.4 million at June 30, 2018 from $307.8 million at September 30, 2017. The increase in assets related primarily to increases in loans held for sale and loans held for investment.

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Cash and cash equivalents increased $516,000, or 9.2%, to $6.1 million at June 30, 2018 from $5.6 million at September 30, 2017.

Loans held for sale increased $2.4 million, or 58.0%, to $6.4 million at June 30, 2018 from $4.1 million at September 30, 2017. We currently sell a majority of the fixed-rate one- to four-family residential real estate loans that we originate. The balances at any month end vary based on the timing and volume of loan originations and sales.

Loans held for investment increased $1.4 million, or 0.5%, to $265.3 million at June 30, 2018 from $264.0 million at September 30, 2017, reflecting increases in all loan categories except for commercial real estate loans and consumer and installment loans. Multifamily residential real estate loans increased $10.2 million, or 16.8%, to $71.1 million at June 30, 2018 from $60.9 million at September 30, 2017, and one- to four-family owner-occupied residential real estate loans increased $2.8 million, or 2.3%, to $122.6 million at June 30, 2018 from $119.8 million at September 30, 2017. The increase in multifamily residential real estate loans resulted from our continued focus on originating these types of loans. These increases were offset by a decrease in commercial real estate loans of $12.6 million, or 30.0%, to $29.5 million at June 30, 2018 from $42.1 million at September 30, 2017. The decrease in commercial real estate loans was primarily related to non-owner occupied commercial real estate loans; we have limited our originations of these types of loans in recent years.

Available-for-sale securities remained relatively unchanged, totaling $20.9 million at June 30, 2018 compared to $20.7 million at September 30, 2017. In recent periods, we have invested excess cash in higher-yielding loans instead of lower-yielding securities as we have been able to grow our loan portfolio.

Total deposits decreased $16.0 million, or 6.2%, to $244.5 million at June 30, 2018 from $260.5 million at September 30, 2017. The decrease was primarily due to a decrease in certificates of deposit, which decreased $13.7 million, or 12.3%, to $97.9 million at June 30, 2018 from $111.6 million at September 30, 2017. In recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings from the Federal Home Loan Bank of Chicago. Our classification as “adequately capitalized” (rather than “well-capitalized”) for regulatory capital purposes restricts our ability to accept, renew or roll over brokered deposits, and further restricts us from paying interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. Although we have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits, this restriction has limited our ability to compete for deposits in our market area, based on interest rates, in the current market rate environment. In addition, interest-bearing savings and NOW accounts decreased $3.3 million, or 3.9%, to $82.0 million at June 30, 2018 from $85.3 million at September 30, 2017 due to customary balance fluctuations.

Borrowed funds, consisting solely of Federal Home Loan Bank advances, increased $23.3 million, or 102.6%, to $46.0 million at June 30, 2018 from $22.7 million at September 30, 2017. We have had to rely on borrowings to fund our operations in recent periods as a result of deposit runoff, described above. We may use a portion of the net proceeds to repay Federal Home Loan Bank advances.

Total equity decreased $288,000, or 2.0%, to $14.1 million at June 30, 2018 from $14.4 million at September 30, 2017. We experienced a net loss of $602,000 during the nine months ended June 30, 2018, partially offset by a reduction in accumulated other comprehensive loss as well as benefits from the enactment of the Tax Cuts and Jobs Act of 2017.

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Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Loan balances exclude loans held for sale.

	At	For the Three Months Ended September 30,
	September 30, 2018	2018			2017
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	4.40%	$262,859	$2,931	4.46%	$259,120	$2,829	4.37%
Securities	3.19%	20,912	147	2.81%	20,475	139	2.71%
Federal Home Loan Bank of Chicago stock	4.43%	2,009	22	4.31%	905	3	1.36%
Other	1.79%	567	6	4.13%	1,180	5	1.62%
Total interest-earning assets	4.29%	286,347	3,106	4.34%	281,680	2,976	4.23%
Non-interest-earning assets		20,150			20,892
Total assets		$306,497			$302,572

Interest-bearing liabilities:
Demand deposits	0.04%	$46,710	7	0.06%	$45,687	7	0.06%
Savings and NOW deposits	0.09%	82,872	18	0.09%	89,261	20	0.09%
Certificates of deposit	1.43%	96,310	327	1.36%	116,281	260	0.90%
Total interest-bearing deposits	0.60%	225,892	352	0.62%	251,229	287	0.46%
Borrowings	2.26%	43,399	241	2.23%	13,708	43	1.24%
Other	0.00%	0	0	—	—	—	—
Total interest-bearing liabilities	0.86%	269,291	593	0.88%	264,937	330	0.50%
Non-interest-bearing liabilities		23,079			24,291
Total liabilities		292,370			289,228
Total equity		14,127			13,344
Total liabilities and equity		$306,497			$302,572
Net interest income			$2,513			$2,646
Net interest rate spread (2)				3.46%			3.73%
Net interest-earning assets (3)		$17,056			$16,742
Net interest margin (4)				3.51%			3.76%
Average interest-earning assets to interest-bearing liabilities		106.33%			106.32%

(1)	Annualized
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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	For the Nine Months Ended June 30,
	2018			2017
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)

Interest-earning assets:
Loans	$256,160	$8,346	4.34%	$257,657	$8,306	4.30%
Securities	20,687	432	2.79%	22,042	436	2.64%
Federal Home Loan Bank of Chicago stock	1,416	30	2.79%	846	7	1.05%
Other	1,462	14	1.24%	2,864	11	0.51%
Total interest-earning assets	279,725	8,822	4.21%	283,409	8,760	4.12%
Non-interest-earning assets	19,799			18,481
Total assets	$299,524			$301,890

Interest-bearing liabilities:
Demand deposits	$46,732	21	0.06%	$44,670	20	0.06%
Savings and NOW deposits	83,937	54	0.09%	92,238	61	0.09%
Certificates of deposit	102,987	823	1.07%	127,931	844	0.88%
Total interest-bearing deposits	233,656	898	0.51%	264,839	925	0.47%
Borrowings	29,983	358	1.59%	1,638	11	0.92%
Other	1	0	0.00%	1	0	0.00%
Total interest-bearing liabilities	263,640	1,256	0.64%	266,478	936	0.47%
Non-interest-bearing liabilities	22,070			22,184
Total liabilities	285,710			288,662
Total equity	13,814			13,228
Total liabilities and equity	$299,524			$301,890
Net interest income		$7,566			$7,824
Net interest rate spread (2)			3.57%			3.65%
Net interest-earning assets (3)	$16,085			$16,930
Net interest margin (4)			3.61%			3.68%
Average interest-earning assets to interest-bearing liabilities	106.10%			106.35%

(1)	Annualized
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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	For the Years Ended September 30,
	2017			2016
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$258,023	$11,136	4.32%	$252,000	$11,003	4.37%
Securities	21,647	574	2.65%	22,551	596	2.64%
Federal Home Loan Bank of Chicago stock	860	10	1.13%	1,313	10	0.80%
Other	1,979	16	0.79%	3,821	11	0.30%
Total interest-earning assets	282,509	11,736	4.15%	279,685	11,620	4.15%
Non-interest-earning assets	19,550			20,045
Total assets	$302,059			$299,730

Interest-bearing liabilities:
Demand deposits	$44,991	27	0.06%	$41,010	25	0.06%
Savings and NOW deposits	91,481	80	0.09%	93,871	81	0.09%
Certificates of deposit	125,019	1,104	0.88%	125,825	1,047	0.83%
Total interest-bearing deposits	261,491	1,211	0.46%	260,706	1,153	0.44%
Borrowings	4,663	54	1.15%	2,703	12	0.44%
Other	1	0	0.00%	1	0	0.00%
Total interest-bearing liabilities	266,155	1,265	0.48%	263,410	1,165	0.44%
Non-interest-bearing liabilities	22,646			20,452
Total liabilities	288,801			283,862
Total equity	13,258			15,868
Total liabilities and equity	$302,059			$299,730
Net interest income		$10,471			$10,455
Net interest rate spread (1)			3.68%			3.71%
Net interest-earning assets (2)	$16,354			$16,275
Net interest margin (3)			3.71%			3.74%
Average interest-earning assets to interest-bearing liabilities	106.15%			106.18%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2018 vs. 2017			Nine Months Ended June 30, 2018 vs. 2017			Year Ended September 30, 2017 vs. 2016
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$42	$61	$102	$(49)	$88	$39	$260	$(126)	$134
Securities	31	6	9	(28)	25	(3)	(24)	3	(21)
Federal Home Loan Bank of Chicago stock	12	7	19	12	11	23	(5)	4	(1)
Other	(6)	7	1	(13)	16	3	(15)	19	4
Total interest-earning assets	50	80	130	(78)	140	62	216	(100)	116

Interest-bearing liabilities:
Demand deposits	—	—	—	1	—	1	2	—	2
Savings and NOW deposits	(1)	(1)	(2)	(5)	(1)	(6)	(2)	1	(1)
Certificates of deposit	(68)	135	67	(199)	178	(21)	(7)	65	58
Total interest-bearing deposits	(69)	134	65	(203)	177	(26)	(7)	66	59
Borrowings	165	34	199	338	8	346	23	19	42
Other	—	—	—	—	—	—	—	—	—
Total interest-bearing liabilities	96	168	264	135	185	320	16	85	101

Change in net interest income	$(46)	$(88)	$(134)	$(213)	$(45)	$(258)	$200	$(185)	$15

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Comparison of Operating Results for the Three Months Ended September 30, 2018 and 2017

General. Net loss was $141,000 for the three months ended September 30, 2018, compared to net income of $236,000 for the three months ended September 30, 2017. The change was due to a decrease in net interest income, an increase in non-interest expenses, and a decrease in non-interest income, described in more detail below.

Interest Income. Interest income increased $130,000, or 4.4%, to $3.1 million for the three months ended September 30, 2018 compared to $3.0 million for the three months ended September 30, 2017. Interest income on loans, which is our primary source of interest income, increased $102,000, or 3.6%, to $2.9 million for the three months ended September 30, 2018 compared to $2.8 million for the three months ended September 30, 2017. Our annualized average yield on loans increased nine basis points to 4.46% for the three months ended September 30, 2018 from 4.37% for the three months ended September 30, 2017, reflecting recent increases in market interest rates. In addition, the average balance of loans increased $3.7 million, or 1.44%, to $262.9 million for the three months ended September 30, 2018 from $259.1 million for the three months ended September 30, 2017.

Interest Expense. Interest expense increased $264,000, or 80.2%, to $593,000 for the three months ended September 30, 2018 compared to $329,000 for the three months ended September 30, 2017, due to increases in interest expense on borrowings and deposits.

Interest expense on borrowings increased $199,000 to $241,000 for the three months ended September 30, 2018 from $42,000 for the three months ended September 30, 2017. This increase resulted from increases in both the average balance of borrowings and the average rate we paid on borrowings. The average balance of borrowings increased $29.7 million to $43.4 million for the three months ended September 30, 2018 from $13.7 million for the three months ended September 30, 2017, and the annualized average rate we paid on borrowings increased 99 basis points to 2.23% for the three months ended September 30, 2018 from 1.24% for the three months ended September 30, 2017. As described above, during the three months ended September 30, 2018, we relied on borrowings to fund our operations as a result of certificate of deposit runoff. The increase in rates paid on borrowings reflects recent increases in market interest rates.

Interest expense on deposits increased $65,000, or 22.7%, to $352,000 for the three months ended September 30, 2018 from $287,000 for the three months ended September 30, 2017. Specifically, interest expense on certificates of deposit increased $67,000, or 25.8%, to $327,000 for the three months ended September 30, 2018 from $260,000 for the three months ended September 30, 2017. The increase resulted from a 46 basis point increase in the annualized average rate we paid on certificates of deposit to 1.36% for the three months ended September 30, 2018 from 0.90% for the three months ended September 30, 2017, reflecting recent increases in market interest rates. This was partially offset by a decrease in the average balance of certificates of deposit, which decreased $20.0 million, or 17.2%, to $96.3 million for the three months ended September 30, 2018 from $116.3 million for the three months ended September 30, 2017. As described above, in recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings.

Net Interest Income. Net interest income decreased $134,000, or 5.1%, to $2.5 million for the three months ended September 30, 2018 from $2.6 million for the three months ended September 30, 2017, primarily as a result of a higher balance of borrowings and higher rates paid on certificates of deposit, as discussed above. In addition, our net interest rate spread decreased by 27 basis points to 3.46% for the three months ended September 30, 2018 from 3.73% for the three months ended September 30, 2017, and our net interest margin decreased by 25 basis points to 3.51% for the three months ended September 30, 2018 from 3.76% for the three months ended September 30, 2017, as our cost of funds increased faster than the increase in the yield earned on interest-earning assets.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss

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and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of The Equitable Bank, S.S.B.—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded no provision for loan losses for the three months ended September 30, 2017 or 2018. Our allowance for loan losses was $1.3 million at September 30, 2018 and June 30, 2018. The allowance for loan losses to total loans was 0.49% at September 30, 2018 and 0.50% at June 30, 2018, while the allowance for loan losses to non-performing loans was 157.37% at September 30, 2018 and 91.68% at June 30, 2018. We recorded net charge-offs of $22,000 during each of the quarters ended September 30, 2018 and 2017.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at September 30, 2018.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the Federal Deposit Insurance Corporation, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income was $600,000 for the three months ended September 30, 2018 compared to $666,000 for the three months ended September 30, 2017. Gain on sale of mortgage loans (consisting solely of one- to four-family residential real estate loans) decreased $82,000, or 19.7%, to $334,000 for the three months ended September 30, 2018 compared to $416,000 for the three months ended September 30, 2017, as we sold $28.0 million of mortgage loans during the 2018 period compared to $33.5 million of such sales during the 2017 period.

Non-interest Expenses. Non-interest expenses increased $177,000, or 5.7%, to $3.3 million for the three months ended September 30, 2018 compared to $3.1 million for the three months ended September 30, 2017. Other expenses increased $93,000 to $356,000 for the 2018 period compared to $262,000 for the 2017 period, primarily as a result of increased external audit expense.

Income Tax Expense. We recognized no income tax expense or benefit for the three months ended September 30, 2018 or 2017.

Comparison of Operating Results for the Nine Months Ended June 30, 2018 and 2017

General. Net loss was $602,000 for the nine months ended June 30, 2018, compared to $24,000 for the nine months ended June 30, 2017. The increased loss was due to increases in the provision for loan losses, interest expense and non-interest expenses, described in more detail below.

Interest Income. Interest income increased $62,000 and was $8.8 million for each of the nine months ended June 30, 2018 and June 30, 2017. Interest income on loans, which is our primary source of interest income, increased $39,000, or 0.5%, and was $8.3 million for each period. Our annualized average yield on loans increased four basis points to 4.34% for the nine months ended June 30, 2018 from 4.30% for the nine months ended June 30, 2017, reflecting recent increases in market interest rates. This increase in yield offset a decrease in the average balance of loans of $1.5 million, or 0.6%, to $256.2 million for the nine months ended June 30, 2018 from $257.7 million for the nine months ended June 30, 2017.

Interest Expense. Interest expense increased $320,000, or 34.2%, to $1.3 million for the nine months ended June 30, 2018 compared to $936,000 for the nine months ended June 30, 2017, due to an increase in interest expense on borrowings, partially offset by a decrease in interest expense on deposits.

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Interest expense on borrowings increased $347,000 to $358,000 for the nine months ended June 30, 2018 from $11,000 for the nine months ended June 30, 2017. This increase resulted from increases in both the average balance of borrowings and the average rate we paid on borrowings. The average balance of borrowings increased $28.3 million to $30.0 million for the nine months ended June 30, 2018 from $1.6 million for the nine months ended June 30, 2017, and the annualized average rate we paid on borrowings increased 67 basis points to 1.59% for the nine months ended June 30, 2018 from 0.92% for the nine months ended June 30, 2017. As described above, during the nine months ended June 30, 2018, we relied on borrowings to fund our operations as a result of certificate of deposit runoff. The increase in rates paid on borrowings reflects recent increases in market interest rates.

Interest expense on deposits decreased $27,000, or 2.8%, to $898,000 for the nine months ended June 30, 2018 from $925,000 for the nine months ended June 30, 2017. Specifically, interest expense on certificates of deposit decreased $21,000, or 2.5%, to $823,000 for the nine months ended June 30, 2018 from $844,000 for the nine months ended June 30, 2017. This decrease resulted from a decrease in the average balance of certificates of deposit, which decreased $24.9 million, or 19.5%, to $103.0 million for the nine months ended June 30, 2018 from $127.9 million for the nine months ended June 30, 2017. As described above, in recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings. The annualized average rate we paid on certificates of deposit increased 19 basis points to 1.07% for the nine months ended June 30, 2018 from 0.88% for the nine months ended June 30, 2017. The increase in rates paid on certificates of deposit reflects recent increases in market interest rates.

Net Interest Income. Net interest income decreased $260,000, or 3.3%, to $7.6 million for the nine months ended June 30, 2018 from $7.8 million for the nine months ended June 30, 2017, primarily as a result of a higher balance of borrowings, as discussed above. In addition, our net interest rate spread decreased by eight basis points to 3.57% for the nine months ended June 30, 2018 from 3.65% for the nine months ended June 30, 2017, and our net interest margin decreased by eight basis points to 3.61% for the nine months ended June 30, 2018 from 3.68% for the nine months ended June 30, 2017, as our cost of funds increased faster than the increase in the yield earned on interest-earning assets.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of The Equitable Bank, S.S.B.—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded a provision for loan losses of $425,000 for the nine months ended June 30, 2018, compared to no provision for loan losses for the nine months ended June 30, 2017. Our allowance for loan losses was $1.3 million at June 30, 2018 compared to $1.9 million at June 30, 2017. The allowance for loan losses to total loans decreased to 0.50% at June 30, 2018 from 0.73% at June 30, 2017, and the allowance for loan losses to non-performing loans decreased to 91.68% at June 30, 2018 from 130.32% at June 30, 2017. The decrease in the allowance for loan losses and the provision for loan losses resulted from our taking a $979,000 charge-off during the first calendar quarter of 2018 in connection with a commercial real estate loan with a balance of $4.4 million.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at June 30, 2018.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the Federal Deposit Insurance Corporation, as an integral part of their examination

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process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income information is as follows.

	Nine Months Ended June 30,		Change
	2018	2017	Amount	Percent
	(Dollars in thousands)

Service fees on deposits	$335	$342	$(7)	(2.1)%
Service fees on loans	144	183	(40)	(21.7)
Gain on sale of mortgage loans	982	1,163	(181)	(15.6)
Income on sale of uninsured products	260	196	64	33.0
Gain on sale of other real estate owned	145	32	114	359.6
Other	28	30	(2)	(6.4)
Total non-interest income	$1,894	$1,946	$(52)	(2.7)%

Service fees on loans decreased as a result of decreases in prepayment penalties, late charges and commercial loan fee income. Gain on sale of mortgage loans (consisting solely of one- to four-family residential real estate loans) decreased as we sold $78.7 million of mortgage loans during the nine months ended June 30, 2018 compared to $99.0 million of such sales during the nine months ended June 30, 2017. Income on sale of uninsured products increased primarily as a result of increased gains on annuity commissions. Gain on sale of other real estate owned increased as we sold two one- to four-family residential real estate properties during the 2018 period in excess of the principal balance.

Non-interest Expenses. Non-interest expenses information is as follows.

	Nine Months Ended June 30,		Change
	2018	2017	Amount	Percent
	(Dollars in thousands)

Compensation and benefits	$5,735	$6,009	$(274)	(4.6)%
Occupancy	1,415	1,370	45	3.3
Advertising	173	273	(100)	(36.6)
Data processing services	894	867	27	3.1
FDIC assessment	345	306	39	12.7
Net loss on and cost of operations of other real estate owned	483	62	421	679.0
Other	1,018	907	111	12.2
Total non-interest income	$10,063	$9,794	$269	2.8%

Compensation and benefits expense decreased due to a reduction in pension expense to pension income for the 2018 period. Advertising expense decreased due to the costs of advertising being lower than amounts previously accrued. Net loss on and cost of operations of other real estate owned increased due to our taking charges in connection with entering into a contract to sell a property, and in connection with our receiving reduced appraisals on other real estate owned properties.

Income Tax Expense. We recognized an income tax benefit of $425,000 for the nine months ended June 30, 2018, and no income tax expense or benefit for the nine months ended June 30, 2017. The tax benefit for the nine months ended June 30, 2018 was due to the effects of the enactment of the Tax Cuts and Jobs Act of 2017.

Comparison of Operating Results for the Nine Months Ended June 30, 2018 and the Year Ended September 30, 2017

General. Net loss was $602,000 for the nine months ended June 30, 2018, compared to net income of $212,000 for the year ended September 30, 2017. Changes in income statement categories generally reflected operations of nine months for the 2018 period compared to a full year for the 2017 period. However, interest

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expense decreased by only $9,000 between the periods, and we provided $425,000 of loan losses for the nine months ended June 30, 2018 compared to no provision for the year ended September 30, 2017.

Interest Income. Interest income decreased $2.9 million, or 24.7%, to $8.8 million for the nine months ended June 30, 2018 compared to $11.7 million for the year ended September 30, 2017, generally reflecting a full year of operations for the 2017 period. Our average balance of loans, which is our primary source of net income, decreased $1.9 million, or 0.7%, to $256.2 million for the nine months ended June 30, 2018 from $258.0 million for the year ended September 30, 2017. Our average yield on loans increased two basis points to 4.34% for the nine months ended June 30, 2018 from 4.32% for the year ended September 30, 2017, reflecting recent increases in market interest rates.

Interest Expense. Interest expense was $1.3 million for each of the nine months ended June 30, 2018 and the year ended September 30, 2017. We experienced an increase in interest expense on borrowings, as well as a decrease in interest expense on deposits consistent with operations of nine months for the 2018 period compared to a full year for the 2017 period.

Interest expense on borrowings increased $304,000 to $358,000 for the nine months ended June 30, 2018 from $54,000 for the year ended September 30, 2017. This increase resulted from increases in both the average balance of borrowings and the average rate we paid on borrowings. The average balance of borrowings increased $25.3 million to $30.0 million for the nine months ended June 30, 2018 from $4.7 million for the year ended September 30, 2017, and the average rate we paid on borrowings increased 44 basis points to 1.59% for the nine months ended June 30, 2018 from 1.15% for the year ended September 30, 2017. As described above, during the nine months ended June 30, 2018, we relied on borrowings to fund our operations as a result of certificate of deposit runoff. The increase in rates paid on borrowings reflects recent increases in market interest rates.

Interest expense on deposits decreased $314,000, or 25.9%, to $898,000 for the nine months ended June 30, 2018 from $1.2 million for the year ended September 30, 2017, generally reflecting a full year of operations for the 2017 period. The average balance of certificates of deposit decreased $22.0 million, or 17.6%, to $103.0 million for the nine months ended June 30, 2018 from $125.0 million for the year ended September 30, 2017. As described above, in recent periods we have generally experienced certificate of deposit runoff at maturity because of our inability to pay competitive rates on deposits due to our classification as “adequately capitalized” for regulatory capital purposes, instead funding our operations with borrowings. The average rate we paid on certificates of deposit increased 19 basis points to 1.07% for the nine months ended June 30, 2018 from 0.88% for the year ended September 30, 2017. The increase in rates paid on certificates of deposit reflects recent increases in market interest rates.

Net Interest Income. Net interest income decreased $2.9 million, or 27.7%, to $7.6 million for the nine months ended June 30, 2018 from $10.5 million for the year ended September 30, 2017, generally reflecting a full year of operations for the 2017 period. Our net interest rate spread decreased by 11 basis points to 3.57% for the nine months ended June 30, 2018 from 3.68% for the year ended September 30, 2017, and our net interest margin decreased by ten basis points to 3.61% for the nine months ended June 30, 2018 from 3.71% for the year ended September 30, 2017, as our cost of funds increased faster than the increase in the yield earned on interest-earning assets.

Provision for Loan Losses. We recorded a provision for loan losses of $425,000 for the nine months ended June 30, 2018, compared to no provision for loan losses for the year ended September 30, 2017. Our allowance for loan losses was $1.3 million at June 30, 2018 compared to $1.9 million at September 30, 2017. The allowance for loan losses to total loans decreased to 0.50% at June 30, 2018 from 0.71% at September 30, 2017, and the allowance for loan losses to non-performing loans decreased to 91.68% at June 30, 2018 from 106.47% at September 30, 2017. The decrease in the allowance for loan losses and the provision for loan losses resulted from our taking a $979,000 charge-off during the first calendar quarter of 2018 in connection with a commercial real estate loan with a balance of $4.4 million.

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Non-interest Income. Non-interest income was $1.9 million for the nine months ended June 30, 2018 compared to $2.6 million for the year ended September 30, 2017, generally reflecting a full year of operations for the 2017 period. However, income on sale of uninsured products increased primarily as a result of increased gains on annuity commissions, and gain on sale of other real estate owned increased as we sold two one- to four-family residential real estate properties.

Non-interest Expenses. Non-interest expenses were $10.1 million for the nine months ended June 30, 2018 compared to $12.9 million for the year ended September 30, 2017, generally reflecting a full year of operations for the 2017 period. However, net loss on and cost of operations of other real estate owned increased $367,000 to $483,000 for the nine months ended June 30, 2018 compared to $116,000 for the year ended September 30, 2017 due to our taking charges in connection with entering into a contract to sell a property, and in connection with our receiving reduced appraisals on other real estate owned properties.

Income Tax Expense. We recognized an income tax benefit of $425,000 for the nine months ended June 30, 2018, and no income tax expense or benefit for the year ended September 30, 2017. The tax benefit for the nine months ended June 30, 2018 was due to the effects of the enactment of the Tax Cuts and Jobs Act of 2017.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee, consisting of members of our senior management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. The board of directors receives a monthly report from the Asset/Liability Management Committee. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changes in interest rates.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. The following represent our primary strategies to manage our interest rate risk:

•	selling our longer-term, fixed-rate loans into the secondary market;

•	limiting our reliance on non-core/wholesale funding sources;

•	growing our volume of transaction deposit accounts; and

•	diversifying our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases in market interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve

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increases or decreases instantaneously by 200 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The tables below set forth, as of August 31, 2018 (the most recent date for which information is available) and May 31, 2018, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

August 31, 2018
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)

+400	$9,266	(11.55)%
+200	10,035	(4.21)%
Level	10,476	—
-200	10,022	(4.33)%
-400	9,617	(8.20)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

May 31, 2018
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)

+400	$10,095	(6.32)%
+200	10,584	(1.78)%
Level	10,776	—
-200	10,273	(4.67)%
-400	9,781	(9.23)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The tables above indicate that at August 31, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 4.21% decrease in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 4.33% decrease in net interest income, while at May 31, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 1.78% decrease in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 4.67% decrease in net interest income. At May 31, 2017, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 1.92% increase in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 10.85% decrease in net interest income.

Net Economic Value. We also compute amounts by which the net present value of our assets and liabilities (net economic value or “NEV”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 200 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

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The tables below set forth, as of August 31, 2018 (the most recent date for which information is available) and May 31, 2018, the calculation of the estimated changes in our NEV that would result from the designated immediate changes in the United States Treasury yield curve.

At August 31, 2018
				NEV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis	Estimated	Estimated Increase (Decrease) in NEV		NEV	Increase (Decrease)
points) (1)	NEV (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)

+400	$21,584	$(10,509)	(32.75)%	8.23%	(243)
+200	28,433	(3,660)	(11.40)%	10.09%	(58)
—	32,093	—	—%	10.66%	—
-200	29,382	(2,711)	(8.45)%	9.79%	(87)
-400	33,977	1,884	5.87%	9.98%	(68)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NEV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NEV Ratio represents NEV divided by the present value of assets.

At May 31, 2018
				NEV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis	Estimated	Estimated Increase (Decrease) in NEV		NEV	Increase (Decrease)
points) (1)	NEV (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)

+400	$17,589	$(11,162)	(38.82)%	6.86%	(291)
+200	24,662	(4,089)	(14.22)%	8.95%	(82)
—	28,751	—	—%	9.77%	—
-200	28,757	6	0.02%	9.17%	(60)
-400	34,880	6,129	21.32%	10.45%	68

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NEV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NEV Ratio represents NEV divided by the present value of assets.

The tables above indicate that at August 31, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced an 11.40% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced an 8.45% decrease in net economic value, while at May 31, 2018, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 14.22% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 0.02% increase in net economic value. At May 31, 2017, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 19.29% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 3.57% increase in net economic value.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and NEV tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and NEV and will differ from actual results.

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Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Chicago and from U.S. Bank. At September 30, 2018, we had an $84.9 million line of credit with the Federal Home Loan Bank of Chicago, and had $44.9 million of borrowings outstanding as of that date, and we also had a $5.0 million line of credit with U.S. Bank, with no borrowings outstanding as of that date.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was $434,000, $(1.4) million and $4.6 million for the three months ended September 30, 2018, the nine months ended June 30, 2018 and the year ended September 30, 2017, respectively. Net cash provided by (used in) investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on securities, was $759,000, $(4.2) million and $(9.4) million for the three months ended September 30, 2018, the nine months ended June 30, 2018 and the year ended September 30, 2017, respectively. Net cash provided by (used in) financing activities, consisting of activity in deposit accounts and borrowings, was $(2.2) million, $6.0 million and $5.5 million for the three months ended September 30, 2018, the nine months ended June 30, 2018 and the year ended September 30, 2017, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience, current pricing strategy and regulatory restrictions, we anticipate that a substantial portion of maturing time deposits will be retained, and that we can supplement our funding with borrowings in the event that we allow these deposits to run off at maturity.

At September 30, 2018, The Equitable Bank was classified as “adequately capitalized” for regulatory capital purposes. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At September 30, 2018, we had outstanding commitments to originate loans of $17.8 million, and outstanding commitments to sell loans of $11.4 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in

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one year or less from September 30, 2018 totaled $45.5 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or other borrowings, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the financial statements beginning on page F-1 for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF TEB BANCORP, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of The Equitable Bank. We intend to contribute 92% of the net proceeds from the offering to The Equitable Bank. We intend to invest our retained proceeds as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, TEB Bancorp, Inc., as the holding company of The Equitable Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of TEB Bancorp, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from The Equitable Bank. Initially, TEB Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of The Equitable Bank. At the present time, we intend to employ only persons who are officers of The Equitable Bank to serve as officers of TEB Bancorp, Inc. We will also use the support staff of The Equitable Bank from time to time. These persons will not be separately compensated by TEB Bancorp, Inc. TEB Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF TEB MHC

TEB MHC will be formed as a Wisconsin-chartered mutual holding company and will at all times own a majority of the outstanding shares of TEB Bancorp, Inc.’s common stock. Persons who had membership rights in The Equitable Bank as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in TEB MHC.

TEB MHC’s principal assets will be the common stock of TEB Bancorp, Inc. it receives in the reorganization and offering and $100,000 cash in initial capitalization, which will be contributed by The Equitable Bank. Presently, it is expected that the only business activity of TEB MHC will be to own a majority of TEB

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Bancorp, Inc.’s common stock. TEB MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under state and federal law, including investing in loans and securities.

TEB MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of The Equitable Bank. It is anticipated that TEB MHC will employ only persons who are officers of The Equitable Bank to serve as officers of TEB MHC. Those persons will not be separately compensated by TEB MHC. The initial directors of TEB MHC will consist of the current directors of The Equitable Bank.

BUSINESS OF THE EQUITABLE BANK, S.S.B.

General

The Equitable Bank is a Wisconsin-chartered savings bank headquartered in Wauwatosa, Wisconsin. The Equitable Bank was originally chartered in 1927 as a Wisconsin-chartered mutual building and loan association under the name The Equitable Savings Building and Loan Association. In 1990, we changed our name to “The Equitable Bank, S.S.B.”, and in 1993 we converted to a Wisconsin-chartered mutual savings bank.

We conduct our business from our main office and five branch offices, which are located in Milwaukee, Racine and Waukesha Counties, Wisconsin, and a loan production office, which is located in Ozaukee County, Wisconsin. Our primary market area is broadly defined as the Milwaukee, Wisconsin metropolitan area, which is geographically located in the southeast corner of the state. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader, and also includes Ozaukee County, where we maintain our loan production office, as well as Washington County, Wisconsin, which borders both Ozaukee County and Waukesha County.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans (both owner occupied and non-owner occupied), multifamily residential real estate loans and commercial real estate loans, and, to a lesser extent, consumer loans (primarily home equity lines of credit), construction, land and development loans, and commercial and industrial loans. Subject to market conditions, we expect to increase our focus on originating multifamily residential real estate, owner-occupied commercial real estate and non-owner occupied one- to four-family residential real estate loans in an effort to further diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted primarily of obligations of states and political subdivisions. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We borrow funds, primarily from the Federal Home Loan Bank of Chicago, to fund our operations as necessary.

Our executive office is located at 2290 North Mayfair Road, Wauwatosa, Wisconsin 53226, and our telephone number at this address is (414) 476-6434. Our website address is www.theequitablebank.com. Information on our website is not and should not be considered a part of this prospectus.

Market Area

We conduct our business from our main office and five branch offices, which are located in Milwaukee, Racine and Waukesha Counties, Wisconsin, and a loan production office, which is located in Ozaukee County, Wisconsin. Our primary market area is broadly defined as the Milwaukee, Wisconsin metropolitan area, which is geographically located in the southeast corner of the state. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader, and also includes Ozaukee County, where we maintain our loan production office, as well as Washington County, Wisconsin, which borders both Ozaukee County and Waukesha County. The following discusses the demographics of the counties where our offices are located.

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According to information from S&P Global Market Intelligence as of July 2018, from 2013 to 2018, the population decreased in Milwaukee County by 0.9%, the population remained stable in Racine County, and experienced increases in Waukesha and Ozaukee Counties of 2.4% and 2.4%, respectively, compared to 1.0% for Wisconsin and 3.7% for the United States as a whole. Projections indicate that through 2023, the population will remain stable in Milwaukee County, with modest increases (less than 2%) for Racine, Waukesha and Ozaukee Counties, as well as for Wisconsin, compared to projected United States population growth of more than 3%. Trends in numbers of households in our market area, Wisconsin and the United States as a whole were consistent with trends in population, and projections for the numbers of households are also consistent with the projections for population changes.

The median household income for 2018 was $48,927, $63,928, $84,711 and $81,951 for Milwaukee, Racine, Waukesha and Ozaukee Counties, respectively, compared to $60,240 in Wisconsin and $61,045 for the United States as a whole. By 2023, the projected annual growth rates in median household income are expected to be 1.9%, 1.8%, 1.7% and 0.5% in Milwaukee, Racine, Waukesha and Ozaukee Counties, respectively, compared to 1.7% for both Wisconsin and the United States as a whole.

Unemployment rates as of September 2018 and 2017 are set forth in the following table.

Region	September 2018	September 2017
United States	3.6%	4.1%
Wisconsin	2.6%	2.9%
Milwaukee County	3.5%	3.8%
Racine County	3.3%	3.7%
Waukesha County	2.4%	2.7%
Ozaukee County	2.4%	2.6%

While our primary market area has a diversified local economy, for 2018, in each of Milwaukee, Racine, Waukesha and Ozaukee Counties, as well as the State of Wisconsin, the three largest employment sectors consisted of education/healthcare/social services, the service sector and manufacturing, with manufacturing being the largest employment sector in Racine County. The Racine County economy, as well as the Milwaukee metropolitan area in general, is expected to recognize a significant increase in employment in connection with a technology hub being built by FoxConn Technology Group. It is expected as that as many as 13,000 individuals will be employed at a 22-million square foot campus.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Our marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2018 (the most recent date for which data is available), our market share of deposits represented 0.45% of Federal Deposit Insurance Corporation-insured deposits in Milwaukee County, ranking us 16th in market share of deposits out of 29 institutions operating in the county. In addition, as of that date, our market share of deposits represented 0.99% of Federal Deposit Insurance Corporation-insured deposits in Racine County, ranking us 13th in market share of deposits out of 14 institutions operating in the county, and our market share of deposits represented 0.16% of Federal Deposit Insurance Corporation-insured deposits in Waukesha County, ranking us 33rd in market share of deposits out of 35 institutions operating in the county.

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Lending Activities

General. Our lending activity consists of originating one- to four-family residential real estate loans (both owner occupied and non-owner occupied), multifamily residential real estate loans and commercial real estate loans, and, to a lesser extent, consumer loans (primarily home equity lines of credit), construction, land and development loans, and commercial and industrial loans. Subject to market conditions, we intend to increase originations of multifamily residential real estate loans, owner-occupied commercial real estate loans and non-owner occupied one- to four-family residential real estate loans in order to increase the overall yield earned on our loans and manage interest rate risk. We currently sell a significant majority of the fixed-rate one- to four-family residential real estate loans that we originate.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. Included with the loans described in the table below, at September 30, 2018, we had $2.9 million of loans held for sale, $4.1 million of loans in process and $285,000 of deferred loan fees.

					At September 30,
	At September 30, 2018		At June 30, 2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)

Construction, land and development	$4,958	1.88%	$4,845	1.83%	$3,455	1.31%	$3,215	1.25%	$6,908	2.74%	$16,115	6.19%
One- to four-family owner occupied residential	123,549	46.79	122,599	46.21	119,847	45.40	114,722	44.50	117,197	46.50	117,267	45.06
One- to four-family non-owner occupied residential	22,936	8.69	23,837	8.98	22,837	8.65	22,517	8.73	18,851	7.48	21,361	8.21
Multifamily	71,120	26.93	71,101	26.80	60,883	23.07	58,532	22.71	54,307	21.55	45,136	17.34
Commercial real estate	28,266	10.70	29,451	11.10	42,127	15.96	43,829	17.00	39,338	15.61	42,375	16.28
Commercial and industrial	1,895	0.72	2,112	0.79	1,881	0.71	1,380	0.54	368	0.15	1,064	0.41
Consumer and installment (1)	11,320	4.29	11,378	4.29	12,922	4.90	13,588	5.27	15,059	5.97	16,952	6.51
	264,044	100.00%	265,323	100.00%	263,952	100.00%	257,782	100.00%	252,028	100.00%	260,270	100.00%
Less:
Allowance for losses	(1,302)		(1,324)		(1,879)		(4,482)		(2,586)		(3,971)
Total loans	$262,742		$263,999		$262,073		$253,301		$249,442		$256,299

(1)	Includes home equity loans and lines of credit, which totaled $11.0 million at September 30, 2018.

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Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at June 30, 2018. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

June 30, 2018	Construction, Land and Development	One- to Four- Family Owner Occupied Residential	One- to Four- Family Non- Owner Occupied Residential	Multifamily
	(In thousands)

Amounts due in:
One year or less	$2,257	$—	$1,178	$4,271
More than one to five years	505	240	8,562	42,924
More than five years	2,084	122,359	14,098	23,906
Total	$4,845	$122,599	$23,837	$71,101

June 30, 2018	Commercial Real Estate	Commercial and Industrial	Consumer and Installment	Total
	(In thousands)

Amounts due in:
One year or less	$3,113	$1,633	$1,406	$13,858
More than one to five years	12,403	479	481	65,593
More than five years	13,934	—	9,491	185,872
Total	$29,451	$2,112	$11,378	$265,323

The following table sets forth our fixed and adjustable-rate loans at June 30, 2018 that are contractually due after June 30, 2019. Our balloon loans are included as fixed-rate loans for purposes of this table.

	Due After June 30, 2019
	Fixed	Adjustable	Total
	(In thousands)

Construction, land and development	$449	$2,139	$2,589
One- to four-family owner occupied residential	25,993	96,606	122,599
One- to four-family non-owner occupied residential	10,139	12,520	22,659
Multifamily	54,171	12,659	66,830
Commercial real estate	14,970	11,368	26,338
Commercial and industrial	479	—	479
Consumer and installment	199	9,773	9,972
Total loans	$106,399	$145,066	$251,465

The following describes our most significant categories of loan types at September 30, 2018.

One- to Four-Family Real Estate Loans – Owner Occupied. At September 30, 2018, $123.5 million, or 46.8% of our total loan portfolio, consisted of owner-occupied one- to four-family residential real estate loans. We offer adjustable-rate owner-occupied residential real estate loans with maturities up to 30 years that include an initial introductory rate period of up to 10 years. Our adjustable-rate owner-occupied residential real estate loans have a competitive initial rate. After the initial fixed period (ranging between one to ten years) the rate will adjust to a predetermined margin plus the current index based on the 1 Year LIBOR. The rate adjustments are limited to 2.0% for the first change with subsequent adjustments every six months limited to 1.0%. The lifetime cap is limited to 6.0% over the initial rate.

Consistent with our strategy to increase our noninterest income while managing interest rate risk, we have historically sold substantially all of our fixed-rate owner-occupied, “conforming” (as described below) one- to four-family real estate loans, with the majority made up of 30-year fixed-rate loans. The loans are closed in our name, and are then sold to our investors who provide Fannie Mae and Freddie Mac conventional products as well as FHA and VA government loans. The loans are typically purchased and funded by the investors within 30 days of the originations. We earn interest income on the loans until they are purchased.

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One- to four-family, owner-occupied residential real estate loans are generally underwritten according to Fannie Mae or Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate one- to four-family owner-occupied real estate loans in amounts up to the maximum conforming loan limits as established by Fannie Mae, which is generally $453,100 for single-family homes in our market area. However, loans in excess of $453,100 (which are referred to as “jumbo loans”) may be originated and sold on a servicing released basis as well. We retain the majority of “jumbo loans” in our loan portfolio. We generally underwrite jumbo loans in accordance to our portfolio underwriting guidelines. At September 30, 2018, the average size of our one- to four-family, owner-occupied residential real estate loans originated for our portfolio was $178,000.

Generally, we originate loans with loan-to-value ratios of up to 80% but we also originate loans with loan-to-value ratios of up to 97%. Any loans we originate with loan-to-value ratios in excess of 80% require private mortgage insurance.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).

One- to Four-Family Real Estate Loans – Non-Owner Occupied. At September 30, 2018, $22.9 million, or 8.7% of our total loan portfolio, consisted of one- to four-family non-owner occupied real estate loans. Our real estate underwriting policies provide that such loans may be made in amounts of up to 80% of the appraised value of the property. Our one- to four-family non-owner occupied real estate loans generally have adjustable rates with 30-year terms and a fixed initial rate ranging between three to seven years. Our adjustable-rate mortgages one- to four-family non-owner occupied real estate loans have a competitive initial rate that typically resets to an applicable margin with an adjustment every six months, up to 2% over the 1 Year LIBOR Rate after the initial three-, five- or seven-year fixed period with a lifetime rate cap of 14.50%.

We generally target one- to four-family non-owner occupied loans with balances up to $250,000. At June 30, 2018, our average one- to four-family non-owner occupied real estate loan was for approximately $115,000. Virtually all of our one- to four-family non-owner occupied real estate loans are secured by properties located in our primary lending area.

When originating one- to four-family non-owner occupied real estate loans, we consider the net operating income of the property, the borrower’s expertise and credit history, the global cash flow of the borrowers and the value of the underlying property. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.00x, using 75% of estimated or actual rents against principal, interest, taxes and insurance (PITI) for one and two unit properties, and at least 1.00x using 70% of estimated or actual rents against PITI for three or four unit properties.

Generally, one- to four-family real estate loans made to business entities require the principals to execute the loan agreements in their individual capacity through personal guarantees, as well as signing on behalf of such business entity.

Once a borrower exceeds $1.0 million in loans, we require one- to four-family non-owner occupied loan borrowers to provide annually updated financial statements and federal tax returns. Additionally, these borrowers with larger exposure are subject to underwriting standards similar to multifamily loans, which include a debt service requirement of 1.20x.

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Multifamily Real Estate Loans. At September 30, 2018 multifamily real estate loans were $71.1 million, or 26.9%, of our total loan portfolio. We originate individual multifamily real estate loans to experienced, growing small- and mid-size owners and investors in our market areas. Our multifamily real estate loans are generally secured by properties consisting of five to 40 rental units within our market. However, due to the highly competitive nature and the limited inventory in our market, we have expanded beyond our market, but within the State of Wisconsin, for multifamily opportunities without compromising credit quality.

We originate balloon loans with a variety of fixed-rate periods, typically up to seven years, with amortization terms up 25 years, although we will provide amortization terms up to 30 years on an exception basis. Interest rates and payments on our balloon loans are typically determined based on our internal pricing requirements and the current competitive market. Multifamily real estate loan amounts generally do not exceed 75% of the property’s appraised value at the time the loan is originated. We require each property to meet a minimum debt service ratio of 1.20x (calculated as net operating income divided by debt service). In addition, each borrowing entity must meet a global debt service ratio of 1.20x. We require multifamily real estate borrowers with loans in excess of $500,000 to submit annual financial statements including federal tax returns (both business and personal), personal financial statement for each borrower/guarantor and an updated rent roll for each property. Properties with a loan in excess of $300,000 are subject to bi-annual inspections to verify appropriate maintenance is being performed.

Commercial Real Estate Loans. In recent years, we have sought to increase our originations of owner-occupied commercial real estate loans, and we have limited our originations of non-owner occupied commercial real estate loans. At September 30, 2018, we had $7.5 million in owner occupied commercial real estate loans, representing 2.8% of our total loan portfolio, and $20.8 million in non-owner occupied commercial real estate loans, representing 7.9% of our total loan portfolio. Most of our commercial real estate loans are balloon loans with a three-, five- or seven-year initial term and a 25-year amortization period. The maximum loan-to-value ratio of our commercial real estate loans is generally 75%. These loans are secured by traditional commercial property types including industrial, office, retail and warehouse/storage facilities.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. We require each property to meet a minimum debt service ratio of 1.20x (calculated as net operating income divided by debt service). In addition, each borrowing entity must meet a global debt service ratio of 1.20x. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the strength and stability of the net operating income of the mortgaged property and the ratio of the loan amount to the appraised value of the mortgaged property, along with our assessing any environmental concerns associated with the property. The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Under applicable regulations, we are only required to obtain independent appraisals on commercial real estate loans in amounts greater than $500,000 for non-owner-occupied properties and $1.0 million for owner-occupied properties, and any decision not to obtain an outside, independent appraisal is made in accordance with these regulations. Personal guarantees are generally obtained from any principals of the underlying borrowing entity having a 25% or greater ownership/membership interest. We require all commercial real estate borrowers having an overall loan exposure of $500,000 or greater to provide annually updated financial statements and federal tax returns, which are used to conduct an annual review of the relationship.

Home Equity Loans and Lines of Credit. At September 30, 2018, home equity loans and lines of credit (which we categorize as consumer loans) totaled $21.7 million, with $11.0 million in outstanding balances. This total consisted of $399,000 of home equity loans and $10.5 million of home equity lines of credit. In recent years, we have not originated home equity loans. The underwriting standards utilized for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity lines of credit are offered with a loan-to-value ratio up to 80%. However, we offer special programs to borrowers who

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satisfy certain underwriting criteria (such as having an additional banking relationship) with loan-to-value ratios of up to 85%. Our home equity loans and lines of credit are generally 10-year balloon loans. Our home equity lines of credit have adjustable rates of interest which are indexed to the prime rate, as reported in The Wall Street Journal.

Loan Underwriting Risks

Commercial Real Estate and Multifamily Real Estate Loans. Loans secured by commercial and multifamily real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concerns in commercial and multifamily real estate lending are the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial or multifamily real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. A Phase I environmental site assessment is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial or multifamily real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial and multifamily real estate loans can be unpredictable and substantial.

One- to Four-Family Non-Owner Occupied Residential Real Estate Loans. One- to four-family non-owner occupied residential real estate loans are subject to some of the same risks as our commercial real estate and multifamily real estate loans, in that they depend on the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Such loans are also subject to similar risks with respect to foreclosures and subsequent operations of the property and resale.

Construction, Land and Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment primarily dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they may reprice at the end of the term, subject to renegotiation of rate and terms at maturity, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral

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may be adversely affected if real estate values decline prior to the expiration of the term of the loan or in a rising interest rate environment.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment.

Originations, Purchases and Sales of Loans

Residential lending activities are conducted by salaried and commissioned loan personnel operating at our main and branch office locations and our loan production office. Loans we originate are underwritten pursuant to our policies and procedures. Loans originated with the intent for sale are also underwritten pursuant to secondary market guidelines. Our ability to originate fixed-rate loans, adjustable-rate loans or balloon loans depends on relative customer demand for such loans, which can be affected by current and expected future levels of market interest rates. We originate residential real estate loans through our loan originators, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders, accountants and financial advisors.

Commercial lending activities are conducted by salaried commercial lenders operating primarily out of our main location. All loans originated by us are underwritten pursuant to our policies and procedures. Our commercial loans are typically fixed-rate balloon loans with terms between three and seven years, with loan rates dependent on current and expected future levels of market interest rates. Commercial and multifamily lending are sourced primarily through loan originator contacts, networking and marketing efforts, our customer base and referrals from real estate brokers, accountants and financial advisors.

We currently sell a significant majority of the fixed-rate one- to four-family residential real estate loans we originate on the secondary market. The loans are closed in our name, and are then sold to our investors who provide Fannie Mae and Freddie Mac conventional products as well as FHA and VA government loans. During the three months ended September 30, 2018, we originated $24.4 million of one- to four-family residential real estate loans and sold $27.9 million, during the nine months ended June 30, 2018, we originated $81.1 million of one- to four-family residential real estate loans and sold $78.7 million, and during the year ended September 30, 2017, we originated $126.6 million of one- to four-family residential real estate loans and sold $132.5 million. We recognize, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold.

Loan Approval Procedures and Authority

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 20% of our capital. This limit may be increased to 50% of capital for loans secured by certain assets. At September 30, 2018, based on the 20% limitation, our loans-to-one-borrower limit was approximately $3.5 million. On the same date, we had nine borrowers with outstanding balances in excess of this amount; such loans were originated when we had higher levels of capital, and, as such, are deemed to comply with our loans-to-one-borrower limit. At September 30, 2018, our largest loan relationship with one borrower was for $9.5 million, which was secured by a mix of commercial real estate retail and office buildings, with the underlying loans performing in accordance with their original terms on that date. The dollar value of our loan-to-one borrower limitation will increase following the completion of the stock offering due to the additional capital The Equitable Bank will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested

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loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Subject to our underwriting procedures, each of our Chairman of the Board, our President and Chief Executive Officer, and our Executive Vice President, Chief Operating Officer and Chief Financial Officer has individual authorization to approve certain residential loans up to $1.0 million, or aggregate exposure up to $2.0 million. Any residential loan above $2.0 million, and any commercial loan up to $2.0 million, requires Loan Committee approval. Our Loan Committee consists of our Chairman of the Board, our President and Chief Executive Officer, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, our Chief Credit Officer and our Vice President of Loan Operations. Commercial loans above $2.0 million require board approval and any commercial borrowing relationship exceeding $3.0 million requires board approval for all subsequent loans.

Delinquencies and Asset Quality

Delinquency Procedures. Our loss recovery process for delinquent loans does not provide a set formula for all borrowers; rather, we tailor our recovery efforts based on the borrower’s credit history with The Equitable Bank, their other account relationships with The Equitable Bank, their current employment situation and other individual circumstances. Our loan recovery specialists contact delinquent borrowers through telephone calls and/or mailing notices, typically beginning when a loan payment becomes 17 days past due. We may request receivership for delinquent loans that are 120 or more days past due, or we can initiate foreclosure procedures at that time if approved by our Chairman of the Board, President or Executive Vice President. Alternatively, we may determine that it is in the best interests of The Equitable Bank to work further with the borrower to arrange a workout plan.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis.  Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent.  When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned.  The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed.  Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

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Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At September 30, 2018			At June 30, 2018			At September 30, 2017
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)

Construction, land and development	$—	$189	$—	$75	$—	$87	$116	$—	$—
One- to four-family owner occupied residential	1,112	352	497	2,075	—	924	1,346	38	1,225
One- to four-family non-owner occupied residential	86	—	—	—	—	95	—	—	95
Multifamily	—	—	—	—	—	—	—	—	—
Commercial real estate	—	—	197	—	—	199	158	—	203
Commercial and industrial	—	—	—	—	—	—	—	—	—
Consumer and installment	—	—	134	91	—	139	34	—	242
Total	$1,198	$541	$827	$2,241	$—	$1,444	$1,654	$38	$1,765

	At September 30,
	2016			2015			2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)

Construction, land and development	$119	$—	$—	$120	$—	$230	$8	$—	$2,805
One- to four-family owner occupied residential	1,948	223	1,208	2,059	896	2,244	1,759	—	3,044
One- to four-family non-owner occupied residential	—	21	129	82	—	—	—	—	473
Multifamily	—	—	—	—	—	56	59	209	—
Commercial real estate	168	—	6,461	—	—	217	349	—	790
Commercial and industrial	—	—	—	—	—	—	—	—	—
Consumer and installment	87	15	—	49	55	175	167	149	304
Total	$2,322	$259	$7,798	$2,310	$951	$2,922	$2,342	$358	$7,416

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Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $0, $0, $0, $6.4 million, $147,000 and $1.8 million as of September 30, 2018, June 30, 2018, September 30, 2017, 2016, 2015 and 2014, respectively. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or loans modified at interest rates materially less than current market rates.

	At September 30,	At June 30,	At September 30,
	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)

Non-accrual loans:
Construction, land and development	$—	$87	$—	$—	$230	$2,805
One- to four-family owner occupied residential	497	924	1,225	1,208	1,283	1,920
One- to four-family non-owner occupied residential	—	95	95	129	—	473
Multifamily	—	—	—	—	56	—
Commercial real estate	197	199	203	6,461	—	569
Commercial and industrial	—	—	—	—	—	—
Consumer and installment	134	139	242	—	120	277
Total non-accrual loans	827	1,444	1,765	7,798	1,689	6,044

Accruing loans past due 90 days or more	—	—	—	—	1,238	1,428

Real estate owned:
Construction, land and development	1,063	1,114	1,278	1,753	2,942	2,897
One- to four-family owner occupied residential	299	88	136	243	389	1,729
One- to four-family non-owner occupied residential	63	—	—	—	65	1,062
Multifamily	—	—	—	—	—	265
Commercial real estate	2,788	2,741	2,957	—	1,146	7,733
Commercial and industrial	—	—	—	—	—	—
Consumer and installment	—	14	—	—	—	—
Total real estate owned	4,212	3,957	4,371	1,996	4,542	13,686

Total non-performing assets	$5,039	$5,401	$6,136	$9,794	$6,231	$19,730

Total accruing troubled debt restructured loans	$—	$—	$1,408	$2,592	$16,727	$20,258

Total non-performing loans to total loans	0.31%	0.54%	0.67%	3.03%	0.67%	2.32%
Total non-performing assets to total assets	1.64%	1.72%	1.99%	3.22%	2.10%	6.27%

Interest income that would have been recorded for the three months ended September 30, 2018 had non-accruing loans been current according to their original terms amounted to $31,000. We recognized $19,000 of interest income for these loans for the three months ended September 30, 2018. In addition, interest income that would have been recorded for the three months ended September 30, 2018 had accruing troubled debt restructurings been current according to their original terms, amounted to $0. We recognized $0 of interest income for these loans for the three months ended September 30, 2018.

Interest income that would have been recorded for the fiscal year ended June 30, 2018 had non-accruing loans been current according to their original terms amounted to $72,000. We recognized $39,000 of interest income for these loans for the fiscal year ended June 30, 2018. In addition, interest income that would have been recorded for the fiscal year ended June 30, 2018 had accruing troubled debt restructurings been current according to their original terms, amounted to $15,000. We recognized $15,000 of interest income for these loans for the fiscal year ended June 30, 2018.

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Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

On the basis of our review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At September 30, 2018	At June 30, 2018	At September 30, 2017
	(In thousands)

Substandard assets - not accruing	$5,573	$5,901	$8,076
Doubtful assets	—	—	—
Loss assets	140	175	200
Total classified assets	$5,713	$6,076	$8,276
Special mention assets	$11,068	$11,343	$8,369

During the nine months ended June 30, 2018, we upgraded a $1.4 million commercial real estate loan to special mention from substandard. In addition, special mention assets increased as we downgraded a loan relationship totaling $1.1 million, consisting of six one- to four-family residential real estate loans, and we downgraded a loan relationship totaling $727,000, consisting of a commercial line of credit secured by accounts receivable and a commercial loan secured by business assets.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss

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and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

In addition, the WDFI and the Federal Deposit Insurance Corporation periodically review our allowance for loan losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs.

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The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or for the Three Months Ended September 30,				At or for the Nine Months Ended June 30,				At or for the Years Ended September 30,
	2018		2017		2018		2017		2017	2016	2015	2014
	(Dollars in thousands)

Allowance at beginning of period	$1,324		$1,901		$1,879		$4,482		$4,482	$2,586	$3,971	$4,076
Provision for loan losses	—		—		425		—		—	2,125	—	2,067

Charge offs:
Construction, land and development	—		—		—		—		—	65	907	171
One- to four-family owner occupied residential	—		8		54		8		14	90	125	568
One- to four-family non-owner occupied residential	30		—		—		18		18	5	200	955
Multifamily	—		—		—		—		—	—	—	240
Commercial real estate	—		29		980		2,610		2,639	—	5	307
Commercial and industrial	—		—		—		—		—	99	—	—
Consumer and installment	2		1		1		2		4	155	207	179
Total charge-offs	33		38		1,035		2,638		2,675	414	1,444	2,420

Recoveries:
Construction, land and development	—		3		30		9		12	90	18	14
One- to four-family owner occupied residential	10		9		18		27		34	79	8	9
One- to four-family non-owner occupied residential	—		—		1		9		9	4	13	46
Multifamily	—		—		—		1		1	—	—	—
Commercial real estate	—		3		4		8		11	—	3	151
Commercial and industrial	—		—		—		—		—	4	—	—
Consumer and installment	—		1		2		4		5	8	17	28
Total recoveries	10		16		55		58		72	185	59	248

Net (charge-offs) recoveries	(22)		(22)		(980)		(2,580)		(2,603)	(229)	(1,385)	(2,172)

Allowance at end of period	$1,302		$1,879		$1,324		$1,902		$1,879	$4,482	$2,586	$3,971

Allowance to non-performing loans	157.37%		106.47%		91.68%		130.32%		106.47%	57.47%	153.09%	65.71%
Allowance to total loans outstanding at the end of the period	0.49%		0.71%		0.50%		0.73%		0.71%	1.74%	1.03%	1.53%
Net (charge-offs) recoveries to average loans outstanding during the period	(0.03	)%(1)	(0.03	)%(1)	(0.51	)%(1)	(1.32	)%(1)	(1.00)%	(0.09)%	(0.54)%	(0.78)%

(1)       Annualized.

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Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At September 30, 2018			At June 30, 2018			At September 30, 2017
	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Construction, land and development	$5	0.40%	1.88%	$5	0.36%	1.83%	$84	5.81%	1.31%
One- to four-family owner occupied residential	6	0.49	46.79	7	0.55	46.21	54	3.71	45.40
One- to four-family non-owner occupied residential	25	1.96	8.69	71	5.43	8.98	121	8.39	8.65
Multifamily	71	5.67	26.93	71	5.43	26.80	61	4.21	23.07
Commercial real estate	956	76.18	10.70	953	72.78	11.10	885	61.25	15.96
Commercial and industrial	81	6.43	0.72	104	7.95	0.80	76	5.26	0.71
Consumer and installment	111	8.87	4.29	98	7.49	4.29	164	11.37	4.90
Total allocated allowance	1,255	100.00%	100.00%	1,309	100.00%	100.00%	1,445	100.00%	100.00%
Unallocated	47			15			434
Total	$1,302			$1,324			$1,879

	At September 30,
	2016			2015			2014
	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Construction, land and development	$93	2.10%	1.25%	$197	8.31%	2.74%	$650	16.90%	6.19%
One- to four-family owner occupied residential	228	5.17	44.50	276	11.64	46.50	426	11.08	45.06
One- to four-family non-owner occupied residential	399	9.03	8.73	388	16.36	7.48	818	21.28	8.21
Multifamily	74	1.67	22.71	81	3.41	21.55	129	3.35	17.34
Commercial real estate	3,431	77.63	17.00	1,198	50.43	15.61	1,415	36.78	16.28
Commercial and industrial	56	1.27	0.54	2	0.08	0.15	6	0.16	0.41
Consumer and installment	139	3.13	5.27	232	9.77	5.98	402	10.45	6.51
Total allocated allowance	4,420	100.00%	100.00%	2,374	100.00%	100.00%	3,846	100.00%	100.00%
Unallocated	62			212			125
Total	$4,482			$2,586			$3,971

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Investment Activities

General. The goals of our investment policies are to provide liquidity, manage interest-rate risk, maximize our rate of return and manage asset quality diversification. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

All of our investment securities are held by Equitable Investment Corp., a Nevada corporation that is a wholly-owned subsidiary of The Equitable Bank. Like many Wisconsin financial institutions, we established a Nevada subsidiary to hold our investment securities due to favorable state tax treatment. Although the favorable tax treatment is no longer applicable, we maintain the structure because of the expertise provided by the investment manager. Equitable Investment Corp.’s investment policy was adopted by its board of directors (consisting primarily of executive officers of The Equitable Bank) and is reviewed annually by its board of directors. Equitable Investment Corp.’s current investment policy permits, with certain limitations, investments in: U.S. Treasury obligations; securities issued by U.S. government agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations issued by Fannie Mae, Ginnie Mae and Freddie Mac; state and municipal obligations and bonds; money market funds and certificates of deposit; and corporate debt and securities.

Because Equitable Investment Corp. is our wholly owned subsidiary, we have incorporated Equitable Investment Corp.’s investment policy into our policies, and we have adopted general guidelines with respect to the types of investments that can be made by Equitable Investment Corp., including targeted guidelines on amounts of municipal investments, agency securities, collateralized mortgage obligations and corporate debt.

At September 30, 2018, our investment portfolio consisted primarily of obligations issued by states and political subdivisions, and Federal Home Loan Bank of Chicago stock. At September 30, 2018, we owned $2.1 million of Federal Home Loan Bank of Chicago stock. As a member of Federal Home Loan Bank of Chicago, we are required to purchase stock in the Federal Home Loan Bank of Chicago, which stock is carried at cost and classified as restricted equity securities.

The following table sets forth the amortized cost and estimated fair value of our available for sale securities portfolio at the dates indicated. At the dates indicated, we did not hold any securities as held to maturity.

					At September 30,
	At September 30, 2018		At June 30, 2018		2017		2016
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)

Obligations of states and political subdivisions	$19,978	$19,422	$19,847	$19,426	$20,621	$20,643	$20,993	$21,540
Mortgage-backed securities	1,138	1,122	1,162	1,158	7	7	38	39
Certificates of deposit	330	322	330	322	—	—	—	—
Commercial paper	—	—	—	—	—	—	1,995	1,995
Total	$21,446	$20,867	$21,339	$20,906	$20,628	$20,650	$23,026	$23,574

As of September 30, 2018 and June 30, 2018, we had no securities of issuers that exceeded 10% of our total equity as of that date.

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at September 30, 2018, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of our securities at September 30, 2018, were taxable securities.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

U.S. Government sponsored enterprises	$1,450	1.96%	$6,688	2.58%	$11,185	2.94%	$655	3.00%	$19,978	$19,422	2.75%
Mortgage-backed securities	—	—	—	—	1,138	3.02%	—	—	1,138	1,122	3.02%
Certificates of deposit	—	—	330	2.60%	—	—	—	—	330	322	2.60%
Total	$1,450	1.96%	$7,018	2.58%	$12,323	2.95%	$655	3.00%	$21,446	$20,867	2.76%

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Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds, and have increased our use of borrowings in recent periods. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals.

Because we are deemed “adequately capitalized” for regulatory capital purposes, we may not pay interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation, and we may not accept, renew or roll over brokered deposits without obtaining a waiver from the Federal Deposit Insurance Corporation. We have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits.

We rely upon personalized customer service, long-standing relationships with customers, a thorough and user-friendly internet website, and the favorable image of The Equitable Bank in the community to attract and retain deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions, as well as our regulatory restrictions.

The following tables set forth the distribution of total deposits by account type at the dates indicated.

	At September 30, 2018			At June 30, 2018
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)

Non-interest bearing accounts	$20,692	8.56%	—%	$16,125	6.60%	—%
Interest-bearing demand	46,737	19.33	0.06%	48,403	19.80	0.06%
Interest-bearing savings and NOW accounts	79,511	32.87	0.09%	81,998	33.54	0.09%
Certificates of deposit	94,885	39.24	1.43%	97,937	40.06	1.26%
Total	$241,825	100.00%	0.60%	$244,463	100.00%	0.54%

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	At September 30,
	2017			2016
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)

Non-interest bearing accounts	$16,407	6.30%	—%	$14,759	5.31%	—%
Interest-bearing demand	47,150	18.10	0.06%	43,804	15.76	0.06%
Interest-bearing savings and NOW accounts	85,315	32.75	0.09%	92,515	33.29	0.09%
Certificates of deposit	111,638	42.85	0.95%	126,794	45.63	0.87%
Total	$260,511	100.00%	0.45%	$277,872	100.00%	0.44%

As of September 30, 2018, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $250,000 was $10.1 million. The following table sets forth the maturity of these certificates as of September 30, 2018.

At September 30, 2018
(In thousands)
Maturity Period:
Three months or less	$540
Over three through six months	696
Over six through twelve months	2,512
Over twelve months	6,361
Total	$10,109

Borrowings. As of September 30, 2018, we had a master contract agreement with the Federal Home Loan Bank of Chicago pursuant to which we could borrow $84.9 million. At September 30, 2018, we had Federal Home Loan Bank of Chicago advances totaling $44.9 million. In addition, we have a $5.0 million line of credit with U.S. Bank. No amount was outstanding on this line of credit at September 30, 2018.

The following table sets forth information concerning balances and interest rates on borrowings at the dates and for the periods indicated.

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended June 30,		At or For the Year Ended September 30,
	2018	2017	2018	2017	2017	2016
	(Dollars in thousands)

Balance outstanding at end of period	$44,900	$22,700	$46,000	$6,500	$22,700	$500
Weighted average interest rate at the end of period	2.24%	1.21%	1.92%	1.20%	1.21%	0.53%
Maximum amount of borrowings outstanding at any month end during the period	$44,900	$22,700	$46,000	$6,500	$22,700	$7,700
Average balance outstanding during the period	$41,111	$13,228	$29,758	$1,678	$4,625	$2,753
Weighted average interest rate during the period	2.30%	1.25%	1.59%	0.89%	1.14%	0.42%

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Properties

As of September 30, 2018, the net book value of our office properties was $7.4 million. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
2290 N. Mayfair Road Wauwatosa, Wisconsin 53226	Owned	1993	$1,814

Other Properties:
West Allis
7400 W. Oklahoma Avenue West Allis, Wisconsin 53219	Owned	1992	$201

Whitefish Bay	Leased
705 E. Silver Spring Drive Whitefish Bay, Wisconsin 53217	2004		$30

Hales Corner
5225 S. 108th Street Hales Corners, Wisconsin 53130	Owned	1982	$342

Waterford
701 Trailview Court Waterford, Wisconsin 53185	Owned	2008	$1,600

Delafield
N15 W30921 Golf Road Delafield, Wisconsin 53018	Owned	2007	$3,377

Cedarburg (Mortgage Lending Office)
W62 N244 Washington Avenue Suite A-101 Cedarburg, Wisconsin 53012	Leased	2012	$—

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiary Activities

Equitable Investment Corp. is The Equitable Bank’s only active subsidiary. Equitable Investment Corp. is a Nevada corporation that holds all of the investment securities of The Equitable Bank.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2018, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

The Equitable Bank will enter into an agreement with TEB Bancorp, Inc. and TEB MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services

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provided. In addition, The Equitable Bank and TEB Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of September 30, 2018, we had 92 full-time employees and 22 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

TAXATION

The Equitable Bank is, and TEB MHC and TEB Bancorp, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to TEB MHC, TEB Bancorp, Inc. and The Equitable Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, The Equitable Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal income tax returns. TEB Bancorp, Inc. and The Equitable Bank intend to file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the mutual savings bank bad debt reserve method of calculating the tax return bad debt deduction. For taxable years beginning after 1995, The Equitable Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code.

Minimum Tax. For tax years beginning before 2018, the Internal Revenue Code imposed an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Prior payments of alternative minimum tax create AMT credits that may be used to offset as credits against regular tax liabilities in future years. In addition, these AMT credits are refundable for any taxable year beginning after 2017 and before 2021 in an amount equal to 50% (100% in the case of taxable years beginning in 2021) of the excess of the minimum tax credit for the taxable year over the amount of the credit allowable for the year against regular tax liability. As of September 30, 2018, The Equitable Bank anticipates that it will have approximately $61,000 of minimum tax credit carryforward to utilize in the future. The credit is not subject to expiration.

Net Operating Loss Carryovers. For losses originated in taxable years beginning before 2018, a financial institution may generally carry back federal net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2018, The Equitable Bank had approximately $32.2 million of federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any unutilized loss carryforward remaining after the five-year carryover period is not deductible. At September 30, 2018, The Equitable Bank had no capital loss carryovers.

Corporate Dividends. TEB Bancorp, Inc. may generally exclude from its income 100% of dividends received from The Equitable Bank as a member of the same affiliated group of corporations.

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State Taxation

As a Maryland business corporation, TEB Bancorp, Inc. is required to file an annual report with and pay franchise taxes to the state of Maryland.

TEB MHC and TEB Bancorp, Inc. will also be subject to the Wisconsin corporate franchise (income) tax.  The State of Wisconsin imposes a corporate franchise tax of 7.9% on the combined taxable income of the members of a consolidated income tax group.

In general, Wisconsin net business losses may be carried forward to the succeeding 20 taxable years. However, losses originated in taxable years beginning before 2009 may be carried forward to tax years beginning before 2032. At September 30, 2018, The Equitable Bank had approximately $48.4 million of Wisconsin net business loss carryforwards.

REGULATION AND SUPERVISION

General

As a state savings bank, The Equitable Bank is subject to examination, supervision and regulation, primarily by the WDFI and by the Federal Deposit Insurance Corporation. The state and federal systems of regulation and supervision establish a comprehensive framework of activities in which The Equitable Bank may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s Deposit Insurance Fund, and not for the protection of security holders.

The Equitable Bank is also regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, The Equitable Bank is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System.

As a bank holding company, TEB Bancorp, Inc. will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. TEB Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws, and certain state securities laws.

Set forth below are certain material regulatory requirements that are applicable to The Equitable Bank and TEB Bancorp, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on The Equitable Bank and TEB Bancorp, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on TEB Bancorp, Inc., The Equitable Bank and their operations.

Consent Order

In 2010, we entered into a Consent Order with the WDFI and the Federal Deposit Insurance Corporation, which was subsequently amended in 2012. The amended Consent Order is aimed at strengthening our management and enhancing board participation, increasing our regulatory capital and improving asset quality and our budget process.

The amended Consent Order specifically requires the following of The Equitable Bank:

•	having and retaining qualified management, who will be assessed based on their ability to comply with the requirements of the amended Consent Order, operate The Equitable Bank in a safe and sound manner, comply with applicable laws, rules and regulations, and restore all aspects of The Equitable Bank to a safe and sound condition;

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•	receiving the WDFI’s prior written approval prior to adding any director or senior executive officer;

•	The Equitable Bank’s board of directors must maintain participation in the affairs of The Equitable Bank, including assuming full responsibility for the approval of sound policies and objectives and for the supervision of The Equitable Bank’s activities;

•	board approval of a program to monitor compliance with the amended Consent Order;

•	achieving, within 90 days of February 15, 2012, minimum capital ratios of (1) Tier 1 capital as a percentage of total assets (which is currently considered Tier 1 leverage capital as a percentage of total average assets under existing capital regulations) of 8.00% and (2) total capital as a percentage of risk-weighted assets (which is currently considered total risk-based capital as a percentage of risk-weighted assets under existing capital regulations) of 12.00%;

•	submitting, within 30 days of the effective date of the amended Consent Order, a written capital plan detailing how The Equitable Bank will comply with the capital requirements, described above;

•	within 60 days of the effective date of the amended Consent Order, revising its existing written procedures for ongoing measurement and monitoring of concentrations of credit and a limit on concentrations commensurate with The Equitable Bank’s capital and overall risk position;

•	within 60 days of the effective date of the amended Consent Order, revising its existing written plan to reduce The Equitable Bank’s risk position with respect to real estate owned and loans in excess of $500,000 that are either more than 90 days delinquent of classified “Substandard” or “Doubtful.”

At September 30, 2018, our Tier 1 leverage capital as a percentage of total average assets was 5.30% and our total risk-based capital as a percentage of risk-weighted assets was 9.01%.

Failure to comply with the minimum capital requirements following the completion of the reorganization and offering may result in our needing to reduce our total assets in order to meet our minimum capital requirements, which would likely reduce our earnings. Moreover, in the event we are in material non-compliance with the terms of the amended Consent Order and the minimum capital requirements, the WDFI and the Federal Deposit Insurance Corporation have the authority to subject us to more restrictive enforcement actions, such as a cease and desist order, civil money penalties and removal of directors and officers from their positions with The Equitable Bank.

See “Risk Factors—We are a party to an amended Consent Order with the WDFI and the Federal Deposit Insurance Corporation, which includes higher minimum capital requirements. The completion of the stock offering may not result in our complying with the terms of the amended Consent Order. Our failure to comply with the amended Consent Order and the higher minimum capital requirements may result in further regulatory enforcement actions, including restrictions on our operations.”

Troubled Condition Status

The Equitable Bank has been designated as being in “Troubled Condition” under the rules and regulations of the Federal Deposit Insurance Corporation. As a result of this designation, we must notify the Federal Deposit Insurance Corporation at least 30 days prior to the addition or replacement of a board member, or the employment or change in responsibilities of anyone who is, who will become, or performs the duties of a senior executive officer. Furthermore, we must file an application with, and receive the consent of, the Federal Deposit Insurance Corporation, prior to our entering into any agreement to pay and prior to making certain severance payments to our directors, officers and employees.

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See “Risk Factors—We have been designated as being in “Troubled Condition,” and we have been classified as “Adequately Capitalized” for regulatory capital purposes. The completion of the stock offering may not result in the removal of these designations. We are subject to restrictions on our operations as a result of these designations.”

Intrastate and Interstate Merger and Branching Activities

Wisconsin Law and Regulation. Any Wisconsin savings bank meeting certain requirements may, upon approval of the WDFI, establish one or more branch offices in the state of Wisconsin and the states of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, and Ohio. In addition, upon WDFI approval, a Wisconsin savings bank may establish a branch office in any other state as the result of a merger or consolidation.

Federal Law and Regulation.  The Interstate Banking Act permits the federal banking agencies to, under certain circumstances, approve acquisition transactions between banks located in different states, regardless of whether an acquisition would be prohibited under state law. The Interstate Banking Act, as amended, authorizes de novo branching into another state at locations at which banks chartered by the host state could establish a branch.

Loans and Investments

Wisconsin Law and Regulations.  Under Wisconsin law and regulation, The Equitable Bank is authorized to make, invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restriction, including loans made on the security of residential and commercial property. Wisconsin savings banks also may lend funds on a secured or unsecured basis for business, commercial or agricultural purposes, provided the total of all such loans does not exceed 20% of the savings bank’s total assets, unless the WDFI authorizes a greater amount. Loans are subject to certain other limitations, including percentage restrictions based on total assets.

Wisconsin savings banks may invest funds in certain types of debt and equity securities, including obligations of federal, state and local governments and agencies. Subject to prior approval of the WDFI, compliance with capital requirements and certain other restrictions, Wisconsin savings banks may invest in residential housing development projects. Wisconsin savings banks may also invest in service corporations or subsidiaries with the prior approval of the WDFI, subject to certain restrictions.

Wisconsin savings banks may make loans and extensions of credit, both direct and indirect, to one borrower in amounts up to 20% of the savings bank’s capital plus an additional 5% for loans fully secured by readily marketable collateral. In addition, and notwithstanding the 20% of capital and additional 5% of capital limitations set forth above, Wisconsin savings banks may make loans to one borrower, or a related group of borrowers, for any purpose in an amount not to exceed $500,000, or to develop domestic residential housing units in an amount not to exceed the lesser of $30 million or 30% of the savings bank’s capital, subject to certain conditions. At September 30, 2018, The Equitable Bank had nine borrowers with outstanding balances in excess of the loans-to-one borrower limit; such loans were originated when we had higher levels of capital, and, as such, are deemed to comply with our loans-to-one-borrower limit.

Federal Law and Regulation. Federal Deposit Insurance Corporation regulations also govern the equity investments of The Equitable Bank and, notwithstanding Wisconsin law and regulations, such regulations prohibit The Equitable Bank from making certain equity investments and generally limit The Equitable Bank’s equity investments to those that are permissible for national banks and their subsidiaries. Also, under Federal Deposit Insurance Corporation regulations, The Equitable Bank must obtain prior Federal Deposit Insurance Corporation approval before directly, or indirectly through a majority-owned subsidiary, engaging “as principal” in any activity that is not permissible for a national bank unless certain exceptions apply. The activity regulations provide that state banks that meet applicable minimum capital requirements would be permitted to engage in certain activities that are not permissible for national banks, including certain real estate and securities activities conducted through subsidiaries. The Federal Deposit Insurance Corporation will not approve an activity that it determines presents a

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significant risk to the Federal Deposit Insurance Corporation insurance fund. The current activities of The Equitable Bank and its subsidiaries are permissible under applicable federal regulations.

Loans to, and other transactions with, affiliates of The Equitable Bank, such as TEB Bancorp, Inc., are restricted by the Federal Reserve Act and regulations issued by the Federal Reserve Board thereunder. See “—Transactions with Affiliates and Insiders” below.

Lending Standards

Wisconsin Law and Regulation.  Wisconsin law and regulations issued by the WDFI impose on Wisconsin savings banks certain fairness in lending requirements and prohibit savings banks from discriminating against a loan applicant based upon the applicant’s physical condition, developmental disability, sex, marital status, race, color, creed, national origin, religion or ancestry.

Federal Law and Regulation. The federal banking agencies have adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions, such as The Equitable Bank, must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and loan documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

•	for loans secured by raw land, 65% of the value of the collateral;

•	for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory loan-to-value limit is 75%;

•	for loans for the construction of commercial, over four-family or other non-residential property, the supervisory limit is 80%;

•	for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

•	for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the supervisory limit is 85%.

Although no supervisory loan-to-value limit has been established for permanent mortgages on owner-occupied, one- to four-family or home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

Deposits

Wisconsin Law and Regulation.  Under Wisconsin law, The Equitable Bank is permitted to establish deposit accounts and accept deposits. The Equitable Bank’s board of directors, or its designee, determines the rate and amount of interest to be paid on or credited to deposit accounts subject to Federal Deposit Insurance Corporation limitations.

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Deposit Insurance

Wisconsin Law and Regulation.  Under Wisconsin law, The Equitable Bank is required to obtain and maintain insurance on its deposits from a deposit insurance corporation. The deposits of The Equitable Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation.

Federal Law and Regulation.  The Equitable Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation.  The Equitable Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $250,000 per depositor.

The Federal Deposit Insurance Corporation imposes deposit insurance assessment against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates.  Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years.  That system was effective July 1, 2016 and replaces a system under which each institution was assigned to a risk category.  Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital.  The current scale, also effective July 1, 2016, is a reduction from the previous range of 2.5 to 45 basis points.  The Federal Deposit Insurance Corporation may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.  The existing system represents a change, required by the Dodd-Frank Act, from  the Federal Deposit Insurance Corporation’s prior practice of basing the assessment on an institution’s aggregate deposits.

The Federal Deposit Insurance Corporation has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of The Equitable Bank. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at The Equitable Bank.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (FICO) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature by 2019. For the quarter ended September 30, 2018, the annualized FICO assessment was equal to 0.32 basis points of total assets less tangible capital.

Capital Requirements

Wisconsin Law and Regulation. Wisconsin savings banks are required to maintain a minimum capital to assets ratio of 6% and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the Federal Deposit Insurance Corporation. If the WDFI determines that the financial condition, history, management or earning prospects of a savings bank are not adequate, the WDFI may require a higher minimum capital level for the savings bank. If a Wisconsin savings bank’s capital ratio falls below the required level, the WDFI may direct the savings bank to adhere to a specific written plan established by the WDFI to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the payment of dividends. At September 30, 2018, The Equitable Bank’s capital to assets ratio, as calculated under Wisconsin law, was 4.5%.

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Federal Law and Regulation. Federal regulations require Federal Deposit Insurance Corporation insured depository institutions to meet several minimum capital standards:  a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.  The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings.  Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital.  Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries.  Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital.  Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt.  Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities).   The Equitable Bank exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset.  Higher levels of capital are required for asset categories believed to present greater risk.  For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements.  The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented at 2.5% on January 1, 2019.

In assessing an institution’s capital adequacy, the Federal Deposit Insurance Corporation takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk.  The Federal Deposit Insurance Corporation has the authority to establish higher capital requirements for individual institutions where deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances.

As a result of the recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act, the federal banking agencies are required to develop a “Community Bank Leverage Ratio” (the ratio of a bank’s tangible equity capital to average total consolidated assets) for financial institutions with assets of less than $10 billion.  A “qualifying community bank” that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes.  The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum capital for the new Community Bank Leverage Ratio at not less than 8% and not more than 10%.  A financial institution can elect to be subject to this new definition.

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The Equitable Bank is deemed “adequately capitalized” for regulatory capital purposes. Accordingly, we may not accept, renew or roll over brokered deposits without obtaining a waiver from the Federal Deposit Insurance Corporation, and we may not pay interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. We have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits.

See “Risk Factors—We have been designated as being in “Troubled Condition,” and we have been classified as “Adequately Capitalized” for regulatory capital purposes. The completion of the stock offering may not result in the removal of these designations. We are subject to restrictions on our operations as a result of these designations.”

Safety and Soundness Standards

Each federal banking agency, including the Federal Deposit Insurance Corporation, has adopted guidelines establishing general standards relating to internal controls, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits, and information security. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

Prompt Corrective Regulatory Action

Federal bank regulatory authorities are required to take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, a bank is deemed to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 8.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and a common equity Tier 1 ratio of 6.5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leveraged capital ratio of 4.0% or more and a common equity Tier 1 ratio of 4.5% or more, and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 6.0%, a Tier 1 leverage capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 4.5%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0% and a Tier 1 risk-based capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

The Federal Deposit Insurance Corporation may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings bank is required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank may be subject to additional restrictions. Savings banks deemed by the Federal Deposit Insurance Corporation to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

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As noted above, The Equitable Bank is deemed “adequately capitalized” for regulatory capital purposes. Accordingly, we may not accept, renew or roll over brokered deposits without obtaining a waiver from the Federal Deposit Insurance Corporation, and we may not pay interest rates on deposits that exceed 75 basis points above national rates, as posted by the Federal Deposit Insurance Corporation. We have received a waiver from the Federal Deposit Insurance Corporation that permits us to use local market area rates instead of national rates as the baseline in determining interest rates we may pay on deposits.

See “Risk Factors—We have been designated as being in “Troubled Condition,” and we have been classified as “Adequately Capitalized” for regulatory capital purposes. The completion of the stock offering may not result in the removal of these designations. We are subject to restrictions on our operations as a result of these designations.”

Dividends

Under Wisconsin law and applicable regulations, a Wisconsin savings bank that meets its regulatory capital requirements may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock. In addition, prior WDFI approval is required before dividends exceeding 50% of net profits for any calendar year may be declared and before a stock dividend may be declared out of retained earnings.

The Federal Deposit Insurance Corporation has the authority to prohibit The Equitable Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of The Equitable Bank. Institutions may not pay dividends if they would be “undercapitalized” following payment of the dividend within the meaning of the prompt corrective action regulations.

Liquidity and Reserves

Wisconsin Law and Regulation. Under WDFI regulations, all Wisconsin savings banks are required to maintain a certain amount of their assets as liquid assets, consisting of cash and certain types of investments. The exact amount of assets a savings bank is required to maintain as liquid assets is set by the WDFI, but generally ranges from 4% to 15% of the savings bank’s average daily balance of net withdrawable accounts plus short-term borrowings (the “Required Liquidity Ratio”). At September 30, 2018, The Equitable Bank’s Required Liquidity Ratio was 8%, and The Equitable Bank was in compliance with this requirement. In addition, 50% of the liquid assets maintained by a Wisconsin savings bank must consist of “primary liquid assets,” which are defined to include securities issued by the United States Government, United States Government agencies or the state of Wisconsin or a subdivision thereof, and cash. At September 30, 2018, The Equitable Bank was in compliance with this requirement.

Federal Law and Regulation. Under federal law and regulations, The Equitable Bank is required to maintain sufficient liquidity to ensure safe and sound banking practices. Regulation D, promulgated by the Federal Reserve Board, imposes reserve requirements on all depository institutions, including The Equitable Bank, which maintain transaction accounts or non-personal time deposits. Checking accounts, NOW accounts, Super NOW checking accounts, and certain other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits (including certain money market deposit accounts) at a savings institution. For 2019, a depository institution is required to maintain average daily reserves equal to 3% on the first $124.2 million of transaction accounts, plus 10% of that portion of total transaction accounts in excess of $124.2 million. The first $16.3 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) is exempt from the reserve requirements. Savings institutions have authority to borrow from the Federal Reserve’s “discount window,” but Federal Reserve policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve. As of September 30, 2018, The Equitable Bank met its Regulation D reserve requirements.

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Transactions with Affiliates and Insiders

Wisconsin Law and Regulation. Under Wisconsin law, a savings bank may not make a loan to a person owning 10% or more of its stock, an affiliated person (including a director, officer, the spouse of either and a member of the immediate family of such person who is living in the same residence), agent, or attorney of the savings bank, either individually or as an agent or partner of another, except as under the rules of the WDFI and regulations of the Federal Deposit Insurance Corporation. In addition, unless the prior approval of the WDFI is obtained, a savings bank may not purchase, lease or acquire a site for an office building or an interest in real estate from an affiliated person, including a shareholder owning more than 10% of its capital stock, or from any firm, corporation, entity or family in which an affiliated person or 10% shareholder has a direct or indirect interest.

Federal Law and Regulation.  Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured savings bank, such as The Equitable Bank, and any of its affiliates, including TEB Bancorp, Inc. The Federal Reserve Board has adopted Regulation W, which comprehensively implements and interprets Sections 23A and 23B, in part by codifying prior Federal Reserve Board interpretations under Sections 23A and 23B.

An affiliate of a savings bank is any company or entity that controls, is controlled by or is under common control with the savings bank. A subsidiary of a savings bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the savings bank for the purposes of Sections 23A and 23B; however, the Federal Deposit Insurance Corporation has the discretion to treat subsidiaries of a savings bank as affiliates on a case-by-case basis. Sections 23A and 23B limit the extent to which a savings bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the savings bank’s capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans and other extensions of credit by a savings bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts, depending on the type of collateral. In addition, any affiliate transactions by a savings bank must be on terms that are substantially the same, or at least as favorable, to the savings bank as those that would be provided to a non-affiliate, and be consistent with safe and sound banking practices.

A savings bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks (which is generally 15% of capital and surplus). Aggregate loans by a savings bank to its insiders and insiders’ related interests in the aggregate may not exceed the savings bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s primary residence, may not exceed the greater of $25,000 or 2.5% of the savings bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the savings bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the savings bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not present more than a normal risk of collectability.

An exception to the requirement for non-preferable terms is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the savings bank and that does not give any preference to insiders of the bank over other employees of the bank. For a description of The Equitable Bank’s employee loan program for full-time employees, see “Management—Transactions with Related Persons.”

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Transactions Between Bank Customers and Affiliates

Wisconsin savings banks, such as The Equitable Bank, are subject to the prohibitions on certain tying arrangements. Subject to certain exceptions, a savings bank is prohibited from extending credit to or offering any other service to a customer, or fixing or varying the consideration for such extension of credit or service, on the condition that such customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

Examinations and Assessments

The Equitable Bank is required to file periodic reports with and is subject to periodic examinations by the WDFI and the Federal Deposit Insurance Corporation.  Federal regulations require annual on-site examinations for all depository institutions except certain well-capitalized and highly rated institutions with assets of less than $1 billion, which are examined every 18 months.  Recent legislation extended the asset threshold for the 18-month examination cycle to $3 billion of assets. The Equitable Bank is required to pay examination fees and annual assessments to fund its supervision.

Customer Privacy

Under Wisconsin and federal law and regulations, savings banks, such as The Equitable Bank, are required to develop and maintain privacy policies relating to information on its customers, restrict access to and establish procedures to protect customer data. Applicable privacy regulations further restrict the sharing of non-public customer data with non-affiliated parties if the customer requests.

Community Reinvestment Act

Under the Community Reinvestment Act, The Equitable Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Federal Deposit Insurance Corporation, in connection with its examination of The Equitable Bank, to assess The Equitable Bank’s record of meeting the credit needs of its community and to take that record into account in the Federal Deposit Insurance Corporation’s evaluation of certain applications by The Equitable Bank. For example, the regulations specify that a bank’s Community Reinvestment Act performance will be considered in its expansion (e.g., branching or merger) proposals and may be the basis for approving, denying or conditioning the approval of an application. As of the date of its most recent regulatory examination, The Equitable Bank was rated “satisfactory” with respect to its Community Reinvestment Act compliance.

Federal Home Loan Bank System

The Federal Home Loan Bank System, consisting of 11 Federal Home Loan Banks, is under the jurisdiction of the Federal Housing Finance Board. The designated duties of the Federal Housing Finance Board are to supervise the Federal Home Loan Banks; ensure that the Federal Home Loan Banks carry out their housing finance mission; ensure that the Federal Home Loan Banks remain adequately capitalized and able to raise funds in the capital markets; and ensure that the Federal Home Loan Banks operate in a safe and sound manner.

The Equitable Bank, as a member of the Federal Home Loan Bank of Chicago, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Chicago in specified amounts. The Equitable Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Chicago stock of $2.1 million at September 30, 2018.

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Among other benefits, the Federal Home Loan Banks provide a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by the Federal Housing Finance Board and the board of directors of the Federal Home Loan Bank of Chicago. At September 30, 2018, The Equitable Bank had $44.9 million in advances from the Federal Home Loan Bank of Chicago.

Other Regulations

Interest and other charges collected or contracted for by The Equitable Bank are subject to state usury laws and federal laws concerning interest rates. The Equitable Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of The Equitable Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations.

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Holding Company Regulation

General. TEB Bancorp, Inc. and TEB MHC will be bank holding companies within the meaning of the Bank Holding Company of 1956. As such, TEB Bancorp, Inc. and TEB MHC will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over TEB Bancorp, Inc., TEB MHC and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

Capital. Bank holding companies are subject to consolidated regulatory capital requirements, which have historically been similar to, though less stringent than, those of the Federal Deposit Insurance Corporation for The Equitable Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies; as is the case with institutions themselves, the capital conservation buffer was phased in between 2016 and 2019. However, the Federal Reserve Board has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, and recent legislation and the related issuance of regulations by the Federal Reserve Board has increased the threshold for the exception to $3.0 billion.

Source of Strength. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary savings bank becomes undercapitalized.

The regulatory guidance also states that a bank holding company should consult with Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at

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the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of TEB Bancorp, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by TEB MHC.   TEB Bancorp, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay dividends to TEB MHC, unless TEB MHC elects to waive the receipt of dividends. Current Federal Reserve Board policy restricts a mutual holding company that is regulated as a bank holding company from waiving the receipt of dividends paid by its subsidiary holding company. Accordingly, it is unlikely that TEB MHC would be able to waive the receipt of dividends paid by TEB Bancorp, Inc.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with TEB Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Federal Securities Laws

TEB Bancorp, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. TEB Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The JOBS Act, which was enacted in 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” TEB Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.

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An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, TEB Bancorp, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “non-accelerated filer” and a “smaller reporting company,” respectively, under Securities and Exchange Commission regulations (generally less than $75 million and $250 million, respectively, of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. TEB Bancorp, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.07 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of TEB Bancorp, Inc. consists of seven members. Directors serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The following table states our directors’ names, their ages as of June 30, 2018, and the calendar years when they began serving as directors of The Equitable Bank.

Directors	Position	Age	Director Since	Current Term to Expire
Joseph J. Becker	Director	73	1991	2019
Christopher C. Conlon	Director	65	2002	2019
John P. Matter	President, Chief Executive Officer and Director	66	2000	2021
Charles R. Pittelkow	Chairman of the Board	79	1971	2020
Jennifer L. Provancher	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director	59	2005	2020
Otto R. Radke	Director	81	1993	2020
Julie A. Taylor	Director	76	1994	2021

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Charles R. Pittelkow joined The Equitable Bank in 1957, serving in several capacities until becoming President in 1982 and President and Chief Executive Officer in 1985. Mr. Pittelkow held these positions until 2004. Mr. Pittelkow has served as Chairman of the Board since 1986, and continues as a Vice President for The Equitable Bank. Mr. Pittelkow was also the owner, in partnership with his father, of an independent insurance agency located in Milwaukee. He is currently a member of the Wisconsin Bankers Association Legislative Committee. He previously served as a Director and Treasurer of The Institute of Financial Education, Past President of the Savings

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and Loan Council of Milwaukee County, Chairman of the Wisconsin League of Financial Institutions, Chairman of the Wisconsin Savings League Political Action Committee and Past President of Wisconsin Club. He has served two, two-year terms as a Director of the Federal Home Loan Bank of Chicago. Mr. Pittelkow was Treasurer and Director of the Milwaukee Yacht Club and a long-term member and past president of the Exchange Club of Milwaukee, while also supporting the 128th Air Refueling Wing Community Council as President. Mr. Pittelkow’s extensive experience in a variety of roles at The Equitable Bank provides a broad and unique perspective on the challenges facing our organization and our business strategies and operations.

John P. Matter started his banking career in 1976, and joined The Equitable Bank in 1980. He has served as President and Chief Executive Officer of The Equitable Bank since 2004, and has also served as Vice Chairman since 2005. Mr. Matter is or has been involved in numerous civic organizations, including Chairman of the Wisconsin Humane Society, Chair of the St. Joseph & Elmbrook Memorial Hospital Foundations, This Time Tomorrow Foundation Board, Brookfield Kiwanis Club, Sharon Lynne Wilson Center, Waukesha Community Foundation Board, Prevent Blindness Wisconsin, American Diabetes Association and the Board of the Wisconsin Bankers Association. Mr. Matter’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Jennifer L. Provancher is the Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Equitable Bank, where she has worked since 1991. Ms. Provancher held various positions at other financial institutions in Milwaukee beginning in 1983, and was also an Audit Senior at Ernest & Young, located in Milwaukee, Wisconsin. Ms. Provancher has served on the board of the Wisconsin Club, where she is currently a member of the Finance Committee. She is a long-time member and past President of the Milwaukee Chapter of the Financial Managers Society and served as Treasurer of the Exchange Club of Milwaukee. Ms. Provancher’s experience in banking and as a certified public accountant provides the board with insights into risk assessment, financial matters, and internal control expertise.

Otto R. Radke was the founder and Managing Partner of Radke & Schlesner, S.C., Certified Public Accountants & Consultants, located in Milwaukee, Wisconsin, until he sold his interest in 2005. Mr. Radke remained active with the firm until it merged with another entity in 2017. He is a long-time member of the State of Wisconsin Society of CPAs and the American Society of CPAs. He has served as the Chairman of the Finance Committee for St. Elizabeth Ann Seton Parish for over 30 years. His work experience qualifies him to be a member of the Audit Committee as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

Joseph J. Becker was the owner of Becker Ritter Funeral Home, Brookfield, Wisconsin until the sale of the company in 2016. Mr. Becker founded Becker Ritter Funeral Home in 1974, and remains active with the company as a consultant. Mr. Becker has been involved in numerous community organizations, including President of the Brookfield Rotary Club, the Elmbrook Hospital Foundation, Sharon Lynne Wilson Center For the Arts and Wisconsin Riders and Exhibitors Association, and serving on the Boards of Channel 10/36 Friends, Haggerty Art Museum at Marquette University, Milwaukee Art Museum-West, Milwaukee Ballet, and St. Camillus Foundation. Mr. Becker’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

Christopher C. Conlon was a doctor of general dentistry for 35 years until his retirement in 2015. Mr. Conlon was the owner and president of Christopher C. Conlon, D.D.S., S.C. Dr. Conlon was also co-owner of Conlon Homes, Ltd. from 1991 to 1996. Conlon Homes specialized in the construction and sale of speculative construction homes in southeastern Wisconsin. Dr. Conlon was a long-time member of the Academy of General Dentists and past member of the American Dental Association, and was active in supporting Divine Redeemer Lutheran School, located in Milwaukee. Dr. Conlon’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

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Julie A. Taylor owned and operated J. Taylor & Associates, an escrow firm that specialized in acting as closing agent for local and national banks’ mortgage divisions, from 1987 until her retirement in 2001. Prior to that, Ms. Taylor ran the closing department at Commonwealth Title as an independent contractor. Ms. Taylor was also a licensed real estate broker since 1978 and was active in supporting many business networking organizations. Ms. Taylor has devoted efforts in support of various local organizations, including Girl Scouts of America and the March of Dimes. Ms. Taylor’s business experience with financial institutions and as a licensed real estate broker gives her extensive insights into The Equitable Bank’s challenges and opportunities in its overall operations and lending activities.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officer who is not a director. Age information is as of June 30, 2018. The executive officers of TEB Bancorp, Inc. and The Equitable Bank are elected annually.

William A. Behm. Mr. Behm, age 39, is our Chief Credit Officer. Mr. Behm joined The Equitable Bank in 2008 as a Review Credit Analyst, and was named Chief Credit Officer in 2014. Mr. Behm has over 16 years of banking experience and was previously a small business loan underwriter with U.S. Bank, Brookfield, Wisconsin, prior to joining The Equitable Bank. Mr. Behm is also a graduate of the Graduate School of Banking at the University of Wisconsin-Madison.

Board Independence

The board of directors has determined that each of our directors, with the exception of President and Chief Executive Officer John P. Matter, Executive Vice President, Chief Operating Officer and Chief Financial Officer Jennifer L. Provancher, and Chairman of the Board Charles R. Pittelkow is “independent” as defined in the listing standards of the Nasdaq Stock Market, which standards we are using to determine director independence. Each of Mr. Matter and Ms. Provancher is not considered independent because each is an executive officer of The Equitable Bank, and Mr. Pittelkow is not considered independent because he is an employee of The Equitable Bank. In determining the independence of our directors, the board of directors considered relationships between The Equitable Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at The Equitable Bank.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as The Equitable Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. The Equitable Bank makes loans to its full-time employees with at least one year of service through an employee loan program pursuant to which loans secured by an employee’s primary residence are made at a reduced rate. The reduced rate is an adjustable rate tied to an index determined periodically by the board of directors, with the rate for employees with more than five years of continuous employment equal to 0.75% over the index, and the rate for employees with one to five years of continuous employment equal to 1.50% over the index. At June 30, 2018, the index was 1.25%. Employees who participate in this program only pay closing costs of third-parties, such as appraisal fees, title and recording fees, and flood certifications.

The chart below lists our executive officers who participated in the employee loan program during the nine months ended June 30, 2018 and the years ended September 30, 2017 and 2016, and certain information with respect to their loans. No other directors or executive officers of The Equitable Bank participated in the employee loan program during the nine months ended June 30, 2018 and the years ended September 30, 2017 and 2016.

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Name	Type of Loan	Largest Aggregate Balance 10/01/17 to 6/30/18	Principal Balance 6/30/18	Principal Paid 10/01/17 to 6/30/18	Interest Paid 10/01/17 to 6/30/18	Interest Rate
William A. Behm	Home Mortgage	$398,613	$390,829	$7,784	$5,927	2.00%
Charles R. Pittelkow	Home Mortgage	148,840	141,733	7,107	2,185	2.00

Name	Type of Loan	Largest Aggregate Balance 10/01/16 to 9/30/17	Principal Balance 9/30/17	Principal Paid 10/01/16 to 9/30/17	Interest Paid 10/01/16 to 9/30/17	Interest Rate
William A. Behm	Home Mortgage	$408,812	$398,613	$10,199	$8,083	2.00%
John P. Matter	Home Mortgage	541,175	—	541,175	11,958	2.50
Charles R. Pittelkow	Home Mortgage	158,152	148,840	9,312	3,078	2.00

Name	Type of Loan	Largest Aggregate Balance 10/01/15 to 9/30/16	Principal Balance 9/30/16	Principal Paid 10/01/15 to 9/30/16	Interest Paid 10/01/15 to 9/30/16	Interest Rate
William A. Behm	Home Mortgage	$412,190	$408,812	$3,378	$2,808	2.00%
John P. Matter	Home Mortgage	564,424	541,175	23,249	13,845	2.50
Charles R. Pittelkow	Home Mortgage	167,280	158,152	9,128	3,262	2.00
Jennifer L. Provancher	Home Mortgage	384,487	—	384,487	8,053	2.125

At the time of termination of employment with The Equitable Bank, the interest rate will be adjusted to the non-employee interest rate.

These loans neither involve more than the normal risk of collection nor present other unfavorable features.

Since October 1, 2015, other than described above, and except for loans to executive officers made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to The Equitable Bank and for which neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiaries have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the nine months ended June 30, 2018, the board of directors of The Equitable Bank met nine times. The board of directors of TEB Bancorp, Inc. will establish a standing Audit Committee, consisting of Directors Radke (Chairman), Conlon and Taylor and a standing Compensation Committee, consisting of Directors Becker, Conlon, Radke and Taylor. It is expected that the board of directors of TEB Bancorp, Inc. will establish a written charter for each of these committees, which will govern each committee’s composition, responsibilities and operations. The board of directors of TEB Bancorp, Inc. has designated Director Radke as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission. Nominations for the board of directors will be made by the members of the board of directors whose terms are not expiring at the next annual meeting of stockholders.

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Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, TEB Bancorp, Inc. will adopt several policies to govern the activities of both TEB Bancorp, Inc. and The Equitable Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers for the nine months ended June 30, 2018 (our most recent fiscal year following our change in fiscal year) and for the year ended September 30, 2017. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and Principal Position	Period	Salary ($)	All Other Compensation ($)(1)	Total ($)

John P. Matter, President and Chief Executive Officer	Nine Months Ended June 30, 2018	210,075	32,708	242,783

	Year Ended September 30, 2017	275,175	42,163	317,338

Jennifer L. Provancher, Executive Vice President, Chief Operating Officer and Chief Financial Officer	Nine Months Ended June 30, 2018	153,800	30,600	184,400

	Year Ended September 30, 2017	198,750	38,127	236,877

William A. Behm, Vice President and Chief Credit Officer	Nine Months Ended June 30, 2018	92,400	1,358	93,758

	Year Ended September 30, 2017	120,000	1,764	121,764

(1)	A break-down of the various elements of compensation in this column is set forth in the following tables:

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All Other Compensation for the Nine Months Ended June 30, 2018
Name	Club Dues ($)	Life Insurance Premiums ($)	Long-Term Disability Premiums ($)	Company Car ($)	Director Fees ($)	Total All Other Compensation ($)
John P. Matter	3,907	1,013	679	11,484	15,625	32,708
Jennifer L. Provancher	2,372	1,013	591	11,000	15,625	30,600
William A. Behm	—	998	360	—	—	1,358

All Other Compensation for the Year Ended September 30, 2017
Name	Club Dues ($)	Life Insurance Premiums ($)	Long-Term Disability Premiums ($)	Company Car ($)	Director Fees ($)	Total All Other Compensation ($)
John P. Matter	4,867	1,350	897	14,674	20,375	42,163
Jennifer L. Provancher	3,096	1,350	775	12,531	20,375	38,127
William A. Behm	—	1,296	468	—	—	1,764

The current annual base salaries for Mr. Matter, Ms. Provancher and Mr. Behm are $285,300, $213,000 and $128,400, respectively. Annual club dues for Mr. Matter and Ms. Provancher are $5,128 and $3,168, respectively while the annual cost of a company car for Mr. Matter and Ms. Provancher is $15,312 and $15,048, respectively. Mr. Matter and Ms. Provancher each receives $21,000 per year for service on the board of directors of The Equitable Bank.

Benefit Plans and Agreements

401(k) Plan. The Equitable Bank maintains The Equitable Savings Bank Retirement Savings Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee must complete one year of service as well as 1,000 hours to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2019, the salary deferral contribution limit is $19,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $25,000. A participant is always 100% vested in his or her salary deferral contributions. Expense recognized in connection with the 401(k) Plan totaled $9,000 for the nine months ended June 30, 2018.

Defined Benefit Pension Plan. The Equitable Bank sponsors the Retirement Plan and Trust for Employees of Equitable Bank, a tax-qualified defined benefit pension plan (the “Pension Plan”).  Effective March 31, 2012, all benefit accruals and participation eligibility under the Penson Plan were frozen and no additional Pension Plan benefits will be earned after March 31, 2012 for any purpose. No employee is eligible to become a participant after March 31, 2012 and all participants benefits under the Pension Plan will be determined solely on the basis of years of service and compensation as of March 31, 2012. We recognized a benefit in connection with the Pension Plan of $65,000 for the nine months ended June 30, 2018.

Director Compensation

The following tables set forth for the nine months ended June 30, 2018 and for the year ended September 30, 2017 certain information as to the total remuneration we paid to our directors. Information with respect to director fees for President and Chief Executive John P. Matter and Executive Vice President, Chief Operating Officer and Chief Financial Officer Jennifer L. Provancher is included above under “—Executive Compensation—Summary Compensation Table.”

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Director Compensation Table For the Nine Months Ended June 30, 2018
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Joseph J. Becker	15,625	—		15,625
Christopher C. Conlon	17,125	—		17,125
Charles R. Pittelkow	15,625	67,469	(1)	83,094
Otto R. Radke	17,125	—		17,125
Julie A. Taylor	17,125	—		17,125

(1) Includes $63,400 in compensation earned as an employee of The Equitable Bank, $1,824 for a company car, $1,184 for club dues and $1,059 for life insurance.

Director Compensation Table For the Year Ended September 30, 2017
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Joseph J. Becker	20,375	—		20,375
Christopher C. Conlon	21,575	—		21,575
Charles R. Pittelkow	20,375	156,789	(1)	177,164
Otto R. Radke	21,575	—		21,575
Julie A. Taylor	21,575	—		21,575

(1) Includes $151,200 in compensation earned as an employee of The Equitable Bank, $2,628 for a company car, $1,548 for club dues and $1,412 for life insurance.

Director Fees

Directors are currently paid $21,000 per year, and members of the audit committee are paid an additional $1,500 per year. The annual director fee is expected to increase to $21,500 beginning January 2019.

Each person who serves as a director of TEB Bancorp, Inc. also serves as a director of The Equitable Bank and will initially earn a monthly fee only in his or her capacity as a board or committee member of The Equitable Bank. Upon completion of the reorganization, additional director fees may be paid for TEB Bancorp, Inc. director meetings, although no such determination has been made at this time.

Benefits to be Considered Following Completion of the Stock Offering

Stock-Based Benefit Plans. For three years following the completion of the offering, we do not anticipate implementing any stock-based benefits plan that would provide for grants of stock options or restricted stock. In accordance with applicable regulations, any such plan can authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.9% and 1.96%, respectively, of the shares issued in the offering (including shares issued to TEB MHC). These limitations do not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

Stock-based benefit plans that are established more than one year after the stock offering must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than TEB MHC.

Certain additional restrictions apply to stock-based benefit plans that are adopted within one year after a stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

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•	any individual may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of TEB Bancorp, Inc. or The Equitable Bank.

In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Employment and Change-in-Control Agreements. We do not intend to enter into employment agreements or change-in-control agreements with our employees until such time as The Equitable Bank is no longer considered in “Troubled Condition” by our banking regulators. The terms of any such agreements have not been determined at this time.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

Name	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Outstanding Shares at Minimum of Offering Range (2)

Joseph J. Becker	2,500	$25,000	*
Christopher C. Conlon	10,000	100,000	*
John P. Matter	5,000	50,000	*
Charles R. Pittelkow	10,000	100,000	*
Jennifer L. Provancher	10,000	100,000	*
Otto R. Radke	10,000	100,000	*
Julie A. Taylor	5,000	50,000	*
William A. Behm	200	2,000	*

All directors and executive officers as a group (8 persons)	52,700	$527,000	2.6%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.
(2)	At the adjusted maximum of the offering range, directors and executive officers would own 1.7% of our outstanding shares of common stock.

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THE REORGANIZATION AND OFFERING

The board of directors of The Equitable Bank has approved the plan of reorganization. The plan of reorganization must also be approved by The Equitable Bank’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and stock offering with the Federal Reserve Board. We also have filed certain applications and notices with respect to the reorganization with the WDFI and the Federal Deposit Insurance Corporation. The final approvals and/or non-objections of the Federal Reserve Board, the WDFI and the Federal Deposit Insurance Corporation are required before we can consummate the reorganization and stock offering. Any approval or non-objection by the Federal Reserve Board, the WDFI and the Federal Deposit Insurance Corporation does not constitute a recommendation or endorsement of the plan of reorganization.

General

On September 6, 2018, our board of directors unanimously adopted the plan pursuant to which we will reorganize from a Wisconsin-chartered mutual savings bank into a two-tier mutual holding company structure. After the reorganization, TEB Bancorp, Inc. will be the mid-tier stock holding company and TEB MHC will be the top-tier mutual holding company. After the offering, purchasers in the offering will own 49.9% and TEB MHC will own 50.1% of the outstanding shares of common stock of TEB Bancorp, Inc.

Consummation of the reorganization and stock offering is subject to, among other things, approval of the plan of reorganization by the members of The Equitable Bank as of the voting record date. A special meeting of members has been called for this purpose, to be held on April 3, 2019. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	The Equitable Bank will organize an interim stock savings bank (“Interim One”) as a wholly owned subsidiary;

(ii)	Interim One will organize an interim stock savings bank (“Interim Two”) as a wholly owned subsidiary;

(iii)	Interim One will organize TEB Bancorp, Inc. as a wholly owned subsidiary;

(iv)	The Equitable Bank will amend and restate its articles of incorporation to Wisconsin stock savings bank articles of incorporation to become a stock savings bank and Interim One will exchange its articles of incorporation for Wisconsin mutual holding company articles of incorporation to become TEB MHC;

(v)	simultaneously with step (iv), Interim Two will merge with and into The Equitable Bank in stock form with The Equitable Bank in stock form as the resulting institution;

(vi)	all of the initially issued stock of The Equitable Bank in stock form will be transferred to TEB MHC in exchange for membership interests in TEB MHC; and

(vii)	TEB MHC will contribute the capital stock of The Equitable Bank in stock form to TEB Bancorp, Inc., and The Equitable Bank in stock form will become a wholly owned subsidiary of TEB Bancorp, Inc.

Concurrently with the reorganization, TEB Bancorp, Inc. will offer for sale 49.9% of its common stock representing 49.9% of the pro forma market value of TEB Bancorp, Inc. and The Equitable Bank.

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We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and The Equitable Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan of reorganization and the offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization and stock offering is to increase our capital to assist in reaching compliance with the higher minimum capital requirements imposed on us by the WDFI and the Federal Deposit Insurance Corporation, as part of our efforts to have the amended Consent Order lifted by the WDFI and the Federal Deposit Insurance Corporation. Establishing a holding company and converting The Equitable Bank to the stock form of ownership would also assist us in competing and expanding more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of The Equitable Bank and TEB Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers.

The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we expect to be better positioned after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide additional protection against unforeseen risk and expand our asset base. Lastly, we anticipate that the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit.

Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and our ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than TEB MHC to own a majority of the common stock of TEB Bancorp, Inc. A majority of our voting stock will be owned by TEB MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. TEB MHC will be able to elect all the members of TEB Bancorp, Inc.’s board of directors, and will be able to control the outcome of nearly all matters presented to our stockholders for resolution by vote. No assurance can be given that TEB MHC will not take action adverse to the interests of stockholders other than TEB MHC. For example, TEB MHC could prevent the sale of control of TEB Bancorp, Inc., or defeat a candidate for the board of directors of TEB Bancorp, Inc. or other proposals put forth by stockholders. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of TEB MHC since such transactions also require

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the approval of a majority of all of the outstanding voting stock of TEB Bancorp, Inc., which could only be achieved if TEB MHC voted to approve such transactions.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of TEB MHC to stock form. Our board of directors has determined that offering 49.9% of our outstanding shares of common stock for sale in the offering should allow for an efficient use of net proceeds for TEB Bancorp, Inc. and The Equitable Bank over the next several years.

The reorganization does not preclude the future conversion of TEB MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, TEB MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of TEB MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of The Equitable Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. The Equitable Bank will continue to be subject to regulation by the WDFI and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to The Equitable Bank as of the effective date of the reorganization will continue to have such rights solely with respect to TEB MHC so long as they continue to hold their deposit accounts with The Equitable Bank. In addition, all persons who become depositors of The Equitable Bank subsequent to the reorganization will have such liquidation rights with respect to TEB MHC.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of The Equitable Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of The Equitable Bank will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in The Equitable Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of The Equitable Bank will no longer have voting rights in The Equitable Bank, but will have voting rights in TEB MHC. Following the completion of the reorganization and offering, voting rights in TEB Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by TEB Bancorp, Inc. stockholders. Although TEB Bancorp, Inc. will have the power to issue shares of capital stock to persons other than TEB MHC, as long as TEB MHC is in existence, TEB MHC will be required to own a majority of the voting stock of TEB Bancorp, Inc., and consequently will be able to control the outcome of nearly all matters put to a vote of stockholders. TEB Bancorp, Inc. must own 100% of the voting stock of The Equitable Bank.

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Offering of Common Stock

Under the plan of reorganization, up to 1,377,240 shares (subject to increase to up to 1,583,826 shares) of TEB Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 3:00 p.m., Central Time, on March 19, 2019, unless otherwise extended by The Equitable Bank. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by our banking regulators or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on May 3, 2019, unless extended with the approval of our banking regulators. If the offering is not completed by May 3, 2019, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify The Equitable Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to The Equitable Bank’s notice, the funds submitted will be refunded to the subscriber with interest at 0.05% per annum, which is The Equitable Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 0.05% per annum, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at The Equitable Bank as of the close of business on June 30, 2017 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$150,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal to the lesser of 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers, directors and their associates in this category based

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on their increased deposits in The Equitable Bank in the one-year period preceding June 30, 2017 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of The Equitable Bank, such as the employee stock ownership plan and Section 401(k) plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan does not intend to purchase any of the shares sold in the offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on September 5, 2018, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$150,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 5, 2018. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of The Equitable Bank who is not an eligible account holder, tax-qualified employee plan or supplemental eligible account holder, as of the close of business on February 4, 2019, will receive nontransferable subscription rights to purchase up to $150,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on February 4, 2019. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

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The Equitable Bank and TEB Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which The Equitable Bank and TEB Bancorp, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that The Equitable Bank or TEB Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by TEB Bancorp, Inc. in a community offering to members of the general public to whom TEB Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Racine and Waukesha. Subject to the maximum purchase limitations, these persons may purchase up to $150,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, TEB Bancorp, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of TEB Bancorp, Inc. and The Equitable Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Racine and Waukesha whose orders are accepted by The Equitable Bank, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Racine and Waukesha, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Racine and Waukesha, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by FIG Partners, LLC, acting as our agent. In such capacity, FIG Partners, LLC may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither FIG Partners, LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, FIG Partners, LLC has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as

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practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $150,000 of common stock.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to TEB Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at The Equitable Bank or wire transfers). See “—Procedure for Purchasing Shares.”

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board and FINRA must approve any such arrangements.

Limitations on Purchase of Shares. The plan of reorganization provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of TEB Bancorp, Inc. owned or controlled by persons other than TEB MHC at the close of the reorganization and offering shall be less than 50% of TEB Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $150,000. In addition, no person by himself, with an associate or group of persons acting in concert, may purchase more than $150,000 of the common stock offered in the offering, except that: (i) TEB Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of our banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by TEB Bancorp, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of TEB Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of TEB Bancorp, Inc. or The Equitable Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by TEB Bancorp, Inc., by any non-tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management

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person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of TEB Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of TEB Bancorp, Inc. or The Equitable Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by TEB Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of TEB Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by TEB Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of TEB Bancorp, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of TEB Bancorp, Inc. may not exceed, in the aggregate, 25% of the outstanding shares of common stock of TEB Bancorp, Inc. held by persons other than TEB MHC at the conclusion of the offering.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by TEB Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29% (or such higher percentage as may be set by our board of directors with the approval of our banking regulators) of the outstanding shares of common stock held by persons other than TEB MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by TEB Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29% of the stockholders’ equity of TEB Bancorp, Inc. held by persons other than TEB MHC at the conclusion of the offering.

J.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. TEB Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of TEB Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

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For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership.

The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization (other than The Equitable Bank or a majority-owned subsidiary of The Equitable Bank, TEB Bancorp, Inc. or TEB MHC) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term “associate” does not include any non-tax-qualified employee plan or any tax-qualified employee plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; or

•	any relative by blood or marriage of such person, or any relative by blood or marriage of such person’s spouse, who has the same home as such person or who is a director or officer of The Equitable Bank, TEB Bancorp, Inc. or TEB MHC, or any of their subsidiaries.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The board of directors of TEB Bancorp, Inc. may, in its sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of our banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of TEB Bancorp, Inc. common stock under this provision will be allocated by the board of directors of TEB Bancorp, Inc. in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the board of directors of TEB Bancorp, Inc., with the approval of our banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

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Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of The Equitable Bank or TEB Bancorp, Inc. and except as described below. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and FIG Partners, LLC.

To assist in the marketing of the common stock, we have retained FIG Partners, LLC, which is a broker-dealer registered with FINRA. FIG Partners, LLC will assist us in the offering as follows:

•	advising us on the financial and securities market implications of the plan of reorganization and stock issuance plan;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including this prospectus, stock order forms and marketing materials (we are responsible for the preparation and filing of such documents);

•	assisting us in analyzing proposals from outside vendors in connection with the offering;

•	assisting us in scheduling and preparing meetings with potential investors; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For its services as financial advisor and marketing agent, FIG Partners, LLC will receive (i) a refundable management fee of $25,000, which we have already paid, and (ii) a success fee of $250,000 for shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee.

In the event shares of common stock are sold through a group of broker-dealers in a syndicated community offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to FIG Partners, LLC and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and FIG Partners, LLC will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

We also will reimburse FIG Partners, LLC for its reasonable out-of-pocket expenses associated with its marketing effort in an amount not to exceed $15,000 and for attorney’s fees and expenses not to exceed $75,000. The expenses may be increased by mutual consent, including in the event of a material delay of the offering that would require an update of the financial information included in this prospectus. Under such circumstances, FIG Partners, LLC may be reimbursed for total additional reasonable expenses and legal fees and expenses not to exceed $25,000.

We will indemnify FIG Partners, LLC against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

FIG Partners, LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the

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terms of the stock to be sold. FIG Partners, LLC expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. FIG Partners, LLC will solicit orders and conduct sales of the common stock of TEB Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

Stock Information Center Management

We have also engaged FIG Partners, LLC to act as our records agent in connection with the offering. In this role, FIG Partners, LLC will assist us in the offering as follows:

•	consolidating deposit accounts into a central file and calculation of eligible votes;

•	designing and preparing proxy forms for our member vote and stock order forms for the offering;

•	organizing and supervising the Stock Information Center;

•	providing proxy and ballot tabulation services for our special meeting of members, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

For these services, FIG Partners, LLC will receive a fee of $35,000, $5,000 of which has been earned in full and has already been paid. This fee can be increased by $10,000 in the event of any material change in applicable regulations or the plan of reorganization, or a delay requiring duplicate or replacement processing due to changes in record dates.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the independent valuation, Keller & Company, Inc. will receive a fee of $47,000, which will cover all appraisal updates. Keller & Company, Inc. will be reimbursed for its expenses up to $1,400.

We are not affiliated with Keller & Company, Inc., and neither we nor Keller & Company, Inc. has an economic interest in, or is held in common with, the other. Keller & Company, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence, bad faith or willful misconduct.

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The independent valuation appraisal considered the pro forma impact of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, Inc., subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between us and our peer group. Keller & Company, Inc. placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value. Keller & Company, Inc. did not consider a price to earnings approach to be meaningful in preparing the appraisal due to our current and pro forma net losses following the completion of the stock offering, and considered a pro forma price-to-assets approach to be less meaningful in a mutual holding company offering, where a company may have the same asset size as a peer company but sells to the public less than half of its to-be outstanding stock.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies, savings and loan holding companies and savings banks that Keller & Company, Inc. considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, Keller & Company, Inc. limited the peer group companies to the following two selection criteria: (1) assets less than $950 million and (2) return on average assets of less than 1.0%. The regulatory appraisal guidelines that require Keller & Company, Inc. to select a minimum of ten peer companies, whose equity securities are traded on an exchange, resulted in most of the peer companies having greater assets than we do, even though the peer companies selected represent the ten smallest financial institutions and financial institution holding companies, based on asset size, traded on the Nasdaq Stock Market with a return on average assets of less than 1.0% that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year.

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to the pro forma market value based on a comparison of us with the peer group. Keller & Company, Inc. advised the board of board of directors that the valuation conclusion included the following adjustments relative to the peer group:

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•	a moderate downward adjustment was applied for profitability and viability of earnings, which took into consideration our lower historical, recent and pro forma return on assets and return on equity, and uncertainty related to future earnings growth given our current financial characteristics;

•	a downward adjustment was made for our financial condition due to our historical and current higher level of non-performing assets compared to the peer group as well as savings institutions located in the State of Wisconsin, the Midwestern United States and the United States as a whole, and lower ratios of loan loss reserves to loans and loan loss reserves to non-performing assets relative to the peer group and all savings institutions located in the United States;

•	a modest downward adjustment was made for liquidity of the stock due to our lower number of shares to be outstanding and lower expected market capitalization in comparison to the peer group companies;

•	a modest downward adjustment was made for marketing of the offering based on the risk and uncertainty related to a new offering;

•	a modest downward adjustment was made for our market area due to lower income, lower housing values and no projected growth in some of the counties in which we operate; and

•	a modest downward adjustment was made for dividends due to the unlikely payment of dividends going forward and due to our lower equity position after completion of a minority stock offering.

Keller & Company, Inc. made no adjustments for subscription interest, management and balance sheet growth.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net offering proceeds. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the foregoing, Keller & Company, Inc. advised us that as of November 30, 2018, the estimated pro forma market value of the common stock, assuming we were selling a minority of our shares in the offering, was $24.0 million. Based on applicable regulations, this forms a midpoint of a valuation range with a minimum of $20.4 million and a maximum of $27.6 million. Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 49.9% of the shares issued should be held by purchasers in the offering and 50.1% should be held by TEB MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that TEB Bancorp, Inc. will issue will range from 2,040,000 to 2,760,000 shares, with a midpoint of 2,400,000 shares (including in each case shares issued to TEB MHC), and the number of shares sold in the offering will range from 1,017,960 shares to 1,377,240 shares, with a midpoint of 1,197,600 shares.

Our board of directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended September 30, 2017, for the nine months ended June 30, 2018 and for the three months ended September 30, 2018, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions. All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $31.7 million and the maximum number of shares that will be outstanding

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immediately following the offering may be increased up to 15% to up to 3,174,000 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 1,583,826 shares and the number of shares held by TEB MHC will be increased to up to 1,590,174 shares. The increase in the valuation range may occur to reflect demand for the shares or changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company, Inc. did not independently verify the financial statements and other information provided by The Equitable Bank, nor did Keller & Company, Inc. value independently the assets or liabilities of The Equitable Bank. The independent valuation considers The Equitable Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $31.7 million or a decrease in the pro forma market value to less than $20.4 million, then TEB Bancorp, Inc., after consulting with our banking regulators, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by our banking regulators in order to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds will be promptly returned to investors and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or April 3, 2021.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and TEB Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma earnings and increasing stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and TEB Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma net income and decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Keller & Company, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of The Equitable Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, Keller & Company, Inc. confirms to The Equitable Bank and our banking regulators that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of TEB Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

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Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by FIG Partners, LLC or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by FIG Partners, LLC or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 3:00 p.m., Central Time, on March 19, 2019, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond May 3, 2019 would require regulatory approval. If the offering is extended past May 3, 2019, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond April 3, 2021, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 3:00 p.m., Central Time, March 19, 2019. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to The Equitable Bank’s main office, located at 2290 North Mayfair Road, Wauwatosa, Wisconsin. The Equitable Bank’s main office is open Monday through Thursday, between 9:00 a.m. and 5:00 p.m., Central Time, Fridays between 9:00 a.m. and

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6:00 p.m., Central Time, and Saturdays between 9:00 a.m. and 12:00 noon, Central Time. The Equitable Bank’s main office is not open on bank holidays. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond May 3, 2019, or the number of shares of common stock to be sold is increased to more than 1,583,826 shares or decreased to less than 1,017,960 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, such parties must list all deposit and loan accounts on the stock order form giving all names on each deposit and loan account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by The Equitable Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to TEB Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of The Equitable Bank deposit accounts listed on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at The Equitable Bank are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.05% per annum subsequent to the withdrawal.

The Equitable Bank is not permitted to lend funds for the purpose of purchasing shares of common stock in the offering, and will not knowingly offer or sell any of the shares of common stock to any person whose purchase would be financed by funds loaned to the person by The Equitable Bank, S.S.B or any affiliate.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at The Equitable Bank and will earn interest at a rate of 0.05% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

You may not submit cash or wire transfers. Additionally, you may not use a check drawn on a The Equitable Bank line of credit, or use a third-party check (a check written by someone other than you) to pay for shares of common stock. Payments in the syndicated community offering, however, must be made in immediately available funds (bank checks, money orders, The Equitable Bank deposit account withdrawal authorizations or wire

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transfers). You may not designate on your stock order form a direct withdrawal from a The Equitable Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from The Equitable Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the stock offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, The Equitable Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a The Equitable Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. It may take several weeks to transfer your The Equitable Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the March 19, 2019 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

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Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, specifically the eligible account holders, supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

On the stock order form, you can add the names of others for joint stock registration so long as the joint holder being added has a qualifying account in the same eligibility tier, and you can delete names of others to make a joint order an individual order.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The telephone number is (866) 806-1790. The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to The Equitable Bank, TEB Bancorp, Inc., eligible account holders, supplemental eligible account holders and other members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that The Equitable Bank or TEB Bancorp, Inc. would prevail in a judicial proceeding.

The Equitable Bank and TEB Bancorp, Inc. have received an opinion of their counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

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1.       The merger of The Equitable Bank (in mutual form) into The Equitable Bank (in stock form) will represent a mere change in identity, form, or place of organization of one corporation and will qualify as a reorganization under Internal Revenue Code Section 368(a)(1)(F) (the “F Reorganization”).

2.       The holding period of The Equitable Bank (in stock form) in the assets received from The Equitable Bank (in mutual form) will include the period during which such assets were held by The Equitable Bank (in mutual form).

3.       The basis of The Equitable Bank (in stock form) in the assets received from The Equitable Bank (in mutual form) will be the same as the basis of such assets in the hands of The Equitable Bank (in mutual form) immediately prior to the reorganization.

4.       The Equitable Bank members will recognize no gain or loss upon the constructive receipt of solely the common stock of The Equitable Bank (in stock form) in exchange for their ownership interests in The Equitable Bank (in mutual form).

5.       The Equitable Bank (in stock form) will succeed to and take into account the earnings and profits or deficit in earnings and profits of The Equitable Bank (in mutual form), as of the date of the Reorganization, pursuant to Internal Revenue Code Section 381.

6.       For purposes of Internal Revenue Code Section 381, The Equitable Bank (in stock form) will be treated the same as The Equitable Bank (in mutual form), and therefore, The Equitable Bank’s tax year will not end merely as a result of the conversion of The Equitable Bank to stock form, and The Equitable Bank (in stock form) will not be required to obtain a new employer identification number.

7.       No gain or loss shall be recognized by members of The Equitable Bank on the issuance to them of withdrawable deposit accounts in The Equitable Bank (in stock form) plus liquidation rights with respect to TEB MHC, in exchange for their deposit accounts in The Equitable Bank (in mutual form).

8.       Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock of TEB Bancorp, Inc. Eligible account holders, supplemental eligible account holders and other members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.       The basis of the deposit accounts in The Equitable Bank (in stock form) to be received by members of The Equitable Bank will be the same as the basis of their deposit accounts in The Equitable Bank (in mutual form) surrendered in exchange therefor. The basis of the interests in the liquidation rights in TEB MHC to be received by the members of The Equitable Bank shall be zero.

10.     The exchange of the common stock of The Equitable Bank (in stock form) constructively received by the members in exchange for ownership interests in TEB MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

11.     Members will recognize no gain or loss upon the transfer of the common stock of The Equitable Bank (in stock form) which they constructively received in the F Reorganization to TEB MHC solely in exchange for ownership interests in TEB MHC.

12.     Members’ basis in TEB MHC ownership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor.

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13.     TEB MHC will recognize no gain or loss upon the receipt of property from the members in exchange for ownership interests in TEB MHC.

14.     TEB MHC’s basis in the property received from members (which basis is zero) will be the same as the basis of such property in the hands of the members immediately prior to the F Reorganization.

15.     TEB MHC’s holding period for the property received from the members will include the period during which such property was held by such persons.

16.     TEB MHC and the persons who purchased common stock of TEB Bancorp, Inc. in the subscription and community offering will recognize no gain or loss upon the transfer of the stock of The Equitable Bank (in stock form) and cash, respectively, to TEB Bancorp, Inc. in exchange for stock in TEB Bancorp, Inc., pursuant to Internal Revenue Code Section 351(a) (the “Secondary 351 Transaction”).

17.     TEB Bancorp, Inc. will recognize no gain or loss on its receipt of the stock of The Equitable Bank (in stock form) and cash in exchange for TEB Bancorp, Inc. common stock.

18.     TEB MHC’s basis in the TEB Bancorp, Inc. common stock received in the Secondary 351 Transaction will be the same as its basis in The Equitable Bank (in stock form) stock transferred.

19.     TEB MHC’s holding period in the TEB Bancorp, Inc. common stock received will include the period during which it held The Equitable Bank (in stock form) common stock, provided that such property was a capital asset on the date of the exchange.

20.     TEB Bancorp, Inc.’s basis in The Equitable Bank (in stock form) stock received from TEB MHC will be the same as the basis of such property in the hands of TEB MHC.

21.     TEB Bancorp, Inc.’s holding period for The Equitable Bank (in stock form) stock received from TEB MHC will include the period during which such property was held by TEB MHC.

22.     It is more likely than not that the basis of the TEB Bancorp, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to TEB Bancorp, Inc., TEB MHC, The Equitable Bank and persons receiving subscription rights. The tax opinions as to items 8 and 22 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of TEB Bancorp, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. Keller & Company, Inc.’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights, and we could recognize gain on a distribution. Eligible account

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holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of The Equitable Bank, the members of The Equitable Bank, TEB Bancorp, Inc., eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that TEB Bancorp, Inc. or The Equitable Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to TEB Bancorp, Inc.’s registration statement. An opinion regarding the Wisconsin state income tax consequences consistent with the federal tax opinion has been issued by Baker Tilly Virchow Krause, LLP, tax advisors to The Equitable Bank and TEB Bancorp, Inc.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of TEB Bancorp, Inc. or The Equitable Bank or their associates, may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of TEB Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of our banking regulators. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, or to purchases of our common stock by one or more tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit TEB Bancorp, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, Wisconsin regulations prohibit TEB Bancorp, Inc. from repurchasing its shares of common stock during the first three years following the reorganization, except to fund stock-based benefit plans or to repurchase shares from a director. We do not expect that we will repurchase our shares to fund stock-based benefit plans.

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RESTRICTIONS ON THE ACQUISITION OF TEB BANCORP, INC. AND
THE EQUITABLE BANK, S.S.B.

The following discussion is a general summary of the material provisions of Maryland law, TEB Bancorp, Inc.’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. TEB Bancorp, Inc.’s articles of incorporation and bylaws are included as part of TEB Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Mutual Holding Company Structure

TEB MHC will own a majority of the outstanding common stock of TEB Bancorp, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, TEB MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of TEB Bancorp, Inc. It will not be possible for another entity to acquire TEB Bancorp, Inc. without the consent of TEB MHC. TEB MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of TEB Bancorp, Inc.

Federal Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with TEB Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of TEB Bancorp, Inc. or The Equitable Bank without the Federal Reserve Board’s prior approval.

Maryland Law and Articles of Incorporation and Bylaws of TEB Bancorp, Inc.

Maryland law, as well as TEB Bancorp, Inc.’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of TEB Bancorp, Inc. more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of The Equitable Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection

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with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by the president, the chief executive officer, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting. The board of directors shall have the sole power to fix (i) the record date for determining stockholders entitled to request a special meeting of stockholders and the record date for determining stockholders entitled to notice of and to vote at the special meeting and (ii) the date, time and place of the special meeting and the means of remote communication, if any, by which stockholders and proxy holders may be considered present in person and may vote at the special meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of TEB Bancorp, Inc.’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Forum Selection for Certain Stockholder Lawsuits. The articles of incorporation provide that, unless TEB Bancorp, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of TEB Bancorp, Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of TEB Bancorp, Inc. to TEB Bancorp, Inc. or TEB Bancorp, Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants.

Authorized but Unissued Shares. After the reorganization, TEB Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of TEB Bancorp, Inc.” The articles of incorporation authorize 5,000,000 shares of serial preferred stock. TEB Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of TEB Bancorp, Inc. that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of TEB Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-

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thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire TEB Bancorp, Inc.;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by TEB Bancorp, Inc.;

(xi)	the limitation of liability of officers and directors to TEB Bancorp, Inc. for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	The requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of TEB Bancorp, Inc.’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of TEB Bancorp, Inc. in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

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Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between TEB Bancorp, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of TEB Bancorp, Inc.’s voting stock after the date on which TEB Bancorp, Inc. had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of TEB Bancorp, Inc. at any time after the date on which TEB Bancorp, Inc. had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of TEB Bancorp, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between TEB Bancorp, Inc. and an interested stockholder generally must be recommended by the board of directors of TEB Bancorp, Inc. and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of TEB Bancorp, Inc., and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of TEB Bancorp, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if TEB Bancorp, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Mergers, Consolidations and Sales of Assets. As a result of an election made in TEB Bancorp, Inc.’s articles of incorporation, a merger or consolidation of TEB Bancorp, Inc. requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of TEB Bancorp, Inc.

Under Maryland law, a sale of all or substantially all of TEB Bancorp, Inc.’s assets other than in the ordinary course of business, or a voluntary dissolution of TEB Bancorp, Inc., requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Evaluation of Offers. The articles of incorporation provide that TEB Bancorp, Inc.’s board of directors, when evaluating a transaction that would or may involve a change in control of TEB Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of TEB Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

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•	the economic effect, both immediate and long-term, upon TEB Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, TEB Bancorp, Inc. and its subsidiaries and on the communities in which TEB Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of TEB Bancorp, Inc.;

•	whether a more favorable price could be obtained for TEB Bancorp, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of TEB Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of TEB Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of TEB Bancorp, Inc. to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of TEB Bancorp, Inc.’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of TEB Bancorp, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of TEB Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of TEB Bancorp, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of TEB Bancorp, Inc. and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an

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opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of TEB Bancorp, Inc.’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of TEB Bancorp, Inc.’s articles of incorporation and bylaws described above, benefit plans of TEB Bancorp, Inc. and The Equitable Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the offering contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of The Equitable Bank might conclude are not in the best interests of TEB Bancorp, Inc. and The Equitable Bank or TEB Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF TEB BANCORP, INC.

General

TEB Bancorp, Inc. is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of TEB Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of TEB Bancorp, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of TEB Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

TEB Bancorp, Inc. currently expects that it will have a maximum of up to 3,174,000 shares of common stock outstanding after the offering, of which up to 1,583,826 shares will be held by persons other than TEB MHC. Our board of directors can, without stockholder approval, issue additional shares of common stock, although TEB MHC, so long as it is in existence, must own a majority of TEB Bancorp, Inc.’s outstanding shares of common stock. TEB Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. TEB Bancorp, Inc. has no present plans to issue additional shares of common stock.

Common Stock

Distributions. TEB Bancorp, Inc. may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if TEB Bancorp,

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Inc.’s assets are less than the amount necessary to satisfy the requirement set forth above, TEB Bancorp, Inc. may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by TEB Bancorp, Inc. is also subject to limitations that are imposed by applicable regulation. The holders of common stock of TEB Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If TEB Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

If TEB Bancorp, Inc. pays dividends to its stockholders, it would likely pay dividends to TEB MHC, unless TEB MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current policy restricts the ability of mutual holding companies organized as bank holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to TEB MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if TEB MHC were permitted to waive the receipt of dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of TEB Bancorp, Inc. will have exclusive voting rights in TEB Bancorp, Inc. They will elect TEB Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of TEB Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If TEB Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

Liquidation. In the event of any liquidation, dissolution or winding up of The Equitable Bank, TEB Bancorp, Inc., as the holder of 100% of The Equitable Bank’s capital stock, would be entitled to receive all assets of The Equitable Bank available for distribution, after payment or provision for payment of all debts and liabilities of The Equitable Bank, including all deposit accounts and accrued interest thereon. In the event of liquidation, dissolution or winding up of TEB Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of TEB Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of TEB Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of TEB Bancorp, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. TEB Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Continental Stock Transfer & Trust Company, New York, New York, will act as the transfer agent and registrar for the common stock.

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LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for The Equitable Bank and TEB Bancorp, Inc. by the firm of Luse Gorman, PC, Washington, D.C. The Wisconsin state income tax consequences of the reorganization and offering have been passed upon for The Equitable Bank and TEB Bancorp, Inc. by Baker Tilly Virchow Krause, LLP, Milwaukee, Wisconsin. Luse Gorman, PC and Baker Tilly Virchow Krause, LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for FIG Partners, LLC by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The financial statements of The Equitable Bank as of June 30, 2018 and for the nine months ended June 30, 2018 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

The financial statements of The Equitable Bank as of September 30, 2017 and for the year ended September 30, 2017 have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to The Equitable Bank and TEB Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

CHANGE IN ACCOUNTANTS

Prior to the offering, the consolidated financial statements of The Equitable Bank for the years ended September 30, 2017 and 2016 were audited by Baker Tilly Virchow Krause, LLP, in accordance with standards of the American Institute of Certified Public Accountants. At the time Baker Tilly Virchow Krause, LLP performed audit services for The Equitable Bank, The Equitable Bank was not a public company and was not subject to Securities and Exchange Commission regulations.

In connection with the offering, on June 19, 2018, The Equitable Bank engaged Cherry Bekaert LLP to re-audit, in accordance with the standards of the Public Company Accounting Oversight Board, The Equitable Bank’s consolidated financial statements as of and for the year ended September 30, 2017. In addition, in connection with the offering, on July 25, 2018, The Equitable Bank engaged Baker Tilly Virchow Krause, LLP to audit The Equitable Bank’s consolidated financial statements as of and for the nine months ended June 30, 2018. Cherry Bekaert LLP’s engagement was completed effective July 24, 2018, which was the date of issuance of its audit report on The Equitable Bank’s consolidated financial statements. It is expected that Baker Tilly Virchow Krause, LLP will serve as TEB Bancorp, Inc.’s independent registered public accounting firm going forward.

The engagement of both Cherry Bekaert LLP and Baker Tilly Virchow Krause, LLP was approved by audit committee of the board of directors of The Equitable Bank.

During the period from Cherry Bekaert’s engagement through July 24, 2018, there were no disagreements with Cherry Bekaert LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions.

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The audit report of Cherry Bekaert LLP on the consolidated financial statements of The Equitable Bank as of and for the fiscal year ended September 30, 2017 indicated that there was substantial doubt about the ability of The Equitable Bank to continue as a going concern, but did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

As noted above, the consolidated financial statements of The Equitable Bank for the years ended September 30, 2017 and 2016 were audited by Baker Tilly Virchow Krause, LLP. During the fiscal years ended September 30, 2017 and 2016, and the subsequent interim period prior to the re-engagement of Baker Tilly Virchow Krause, LLP with respect to the audit conducted in connection with the offering, there were no disagreements with Baker Tilly Virchow Krause, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions. In addition, The Equitable Bank did not consult with Baker Tilly Virchow Krause, LLP on any matter that was the subject of a disagreement, as described above, or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions.

The audit report of Baker Tilly Virchow Krause, LLP on the consolidated financial statements of The Equitable Bank as of and for the fiscal year ended September 30, 2017 indicated that there was substantial doubt about the ability of The Equitable Bank to continue as a going concern, but did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

WHERE YOU CAN FIND MORE INFORMATION

TEB Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

The Equitable Bank has filed an application with the Wisconsin Department of Financial Institutions and a notice with the Federal Deposit Insurance Corporation with respect to the reorganization, and TEB Bancorp, Inc. and TEB MHC have filed an application with the Board of Governors of the Federal Reserve System with respect to their acquisition of The Equitable Bank. This prospectus omits certain information contained in the applications filed by The Equitable Bank, TEB Bancorp, Inc. and TEB MHC. The non-confidential portions of the application filed by The Equitable Bank with the Wisconsin Department of Financial Institutions may be inspected at 4822 Madison Yards Way, North Tower, Madison, Wisconsin  53705. The non-confidential sections of the notice filed by The Equitable Bank with the Federal Deposit Insurance Corporation may be inspected at 300 South Riverside Plaza, Suite 1700, Chicago, Illinois 60606. To obtain a copy of the application filed with the Board of Governors of the Federal Reserve System, you may contact Ms. Colette A. Fried, Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846. A copy of the plan of reorganization is available for your review at The Equitable Bank’s office.

A copy of the articles of incorporation and bylaws of TEB Bancorp, Inc. is available without charge from The Equitable Bank.

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REGISTRATION REQUIREMENTS

In connection with the offering, TEB Bancorp, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, TEB Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, TEB Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THE EQUITABLE BANK, S.S.B.

F-1

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2018 (Unaudited) and June 30, 2018

	September 30, 2018	June 30, 2018
	(Unaudited)
ASSETS
Cash and due from banks	$3,853,180	$4,698,851
Federal funds sold	1,234,841	1,435,295
Cash and cash equivalents	5,088,021	6,134,146

Interest bearing deposits in banks	148,051	157,459
Available for sale securities - stated at fair value	20,866,707	20,906,087
Loans, less allowance for loan losses of $1,301,810 and $1,324,159 at September 30, 2018 and June 30, 2018, respectively	262,741,874	263,998,800
Loans held for sale	2,888,290	6,416,385
Other real estate owned, net	4,212,105	3,957,133
Premises and equipment, net	8,244,891	8,252,426
Federal Home Loan Bank stock	2,065,500	2,070,000
Accrued interest receivable and other assets	1,867,827	1,531,606

TOTAL ASSETS	$308,123,266	$313,424,042

LIABILITIES AND EQUITY
LIABILITIES
Deposits
Demand	$67,428,933	$64,528,259
Savings and NOW	79,510,842	81,998,195
Certificates of Deposit	94,885,580	97,937,026
Total Deposits	241,825,355	244,463,480
Federal Home Loan Bank borrowings	44,900,000	46,000,000
Advance payments by borrowers for property taxes and insurance	5,175,932	3,677,434
Accrued interest payable and other liabilities	2,406,600	5,180,996
Total Liabilities	294,307,887	299,321,910

EQUITY
Retained earnings	16,169,011	16,309,708
Accumulated other comprehensive loss	(2,353,632)	(2,207,576)
Total Equity	13,815,379	14,102,132

TOTAL LIABILITIES AND EQUITY	$308,123,266	$313,424,042

See accompanying notes to condensed consolidated financial statements.

F-2

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended September 30, 2018 and 2017 (Unaudited)

	For the three months ended
	September 30, 2018	September 30, 2017
	(Unaudited)	(Unaudited)

INTEREST INCOME
Interest and fees on loans	$2,931,479	$2,829,233
Interest and dividends on investment securities	168,753	141,598
Interest on federal funds sold	5,106	2,919
Interest on deposits in banks	746	1,869
Total Interest Income	3,106,084	2,975,619

INTEREST EXPENSE
Interest on deposits	352,035	286,856
Interest on federal funds purchased	21	-
Interest on Federal Home Loan Bank borrowings	241,419	42,378
Total Interest Expense	593,475	329,234

Net interest income before provision for loan losses	2,512,609	2,646,385
Provision for loan losses	-	-
Net interest income after provision for loan losses	2,512,609	2,646,385

NON-INTEREST INCOME
Service fees on deposits	120,405	120,591
Service fees on loans	62,064	48,869
Gain on sales of mortgage loans	334,286	415,907
Income on sale of uninsured products	75,941	70,228
Gain on sale of other real estate owned	-	2,815
Other income	7,670	7,802
Total Non-Interest Income	600,366	666,212

NON-INTEREST EXPENSES
Compensation and benefits	1,819,863	1,810,185
Occupancy	476,940	451,042
Advertising	110,270	90,270
Data processing services	302,025	290,034
FDIC assessment	118,442	119,254
Net loss on and cost of operations of other real estate owned	70,612	53,529
Other expenses	355,520	262,433
Total Non-Interest Expenses	3,253,672	3,076,747

Income (loss) before income taxes	(140,697)	235,850
Income tax benefit	-	-

NET INCOME (LOSS)	$(140,697)	$235,850

See accompanying notes to condensed consolidated financial statements.

F-3

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Three Months Ended September 30, 2018 and 2017 (Unaudited)

	For the three months ended
	September 30, 2018	September 30, 2017
	(Unaudited)	(Unaudited)

Net income (loss)	$(140,697)	$235,850
Other comprehensive income (loss), net of tax
Unrealized gains/losses on securities
Net unrealized holding gains (losses) arising during period	(146,056)	(51,698)
Tax effect	-	-
Reclassification adjustment for gains included in net income	-	-
Change in pension obligation, net of tax	-	325,079
Other comprehensive income (loss), net of tax	(146,056)	273,381
COMPREHENSIVE INCOME (LOSS)	$(286,753)	$509,231

See accompanying notes to condensed consolidated financial statements.

F-4

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

For the Three Months Ended September 30, 2018 and 2017 (Unaudited)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Loss	Total

BALANCES - June 30, 2017 (unaudited)	$16,221,847	$(2,341,018)	$13,880,829

Comprehensive income
Net income	235,850		235,850
Change in unrealized gains/losses on securities available for sale (net of deferred income tax of $0)		(51,698)	(51,698)
Change in pension obligation (net of deferred income tax of $0)		325,079	325,079
Total Comprehensive Income			509,231

BALANCES - September 30, 2017 (audited)	16,457,697	(2,067,637)	14,390,060

BALANCES - June 30, 2018 (audited)	$16,309,708	$(2,207,576)	$14,102,132

Comprehensive loss
Net loss	(140,697)		(140,697)
Change in unrealized gains/losses on securities available for sale (net of deferred income tax of $0)		(146,056)	(146,056)
Change in pension obligation (net of deferred income tax of $0)		-	-
Total Comprehensive Loss			(286,753)

BALANCES - September 30, 2018 (unaudited)	$16,169,011	$(2,353,632)	$13,815,379

See accompanying notes to condensed consolidated financial statements.

F-5

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended September 30, 2018 and 2017 (Unaudited)

	September 30, 2018	September 30, 2017
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(140,697)	$235,850
Adjustments to reconcile net loss to net cash flows from operating activities
Provision for loan losses	-	-
Depreciation	136,545	129,490
Amortization and accretion	20,761	15,244
Origination of mortgage loans held for sale	(24,421,772)	(33,429,859)
Proceeds from sales of mortgage loans held for sale	28,284,153	33,866,034
Gain on sale of mortgage loans held for sale	(334,286)	(415,907)
Gain (loss) on sale of other real estate owned, net	(27)	12,849
Changes in assets and liabilities:
Accrued interest payable and other liabilities	(2,774,396)	650,529
Accrued interest receivable and other assets	(336,221)	38,941
Net cash flows from operating activities	434,060	1,103,171
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities or calls of securities available for sale	272,563	5,578
Purchase of securities available for sale	(400,000)	(250,000)
Change in loans	892,896	(2,940,747)
Remptions (Purchase) of FHLB Stock	4,500	(283,000)
Change in interest bearing deposits	9,408	74,422
Proceeds from sale of other real estate owned	109,085	470,206
Purchase of premises and equipment, net	(129,010)	(50,777)
Net cash flows from investing activities	759,442	(2,974,318)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(2,638,125)	(16,665,396)
FHLB advance proceeds	138,100,000	33,300,000
FHLB advance repayments	(139,200,000)	(17,100,000)
Change in advance payments by borrowers for property taxes and insurance	1,498,498	1,403,984
Net cash flows from financing activities	(2,239,627)	938,588
Net Change in Cash and Cash Equivalents	(1,046,125)	(932,559)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	6,134,146	6,550,622
CASH AND CASH EQUIVALENTS - END OF YEAR	$5,088,021	$5,618,063

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$343,059	$275,739
Loans transferred to other real estate owned	364,030	-

See accompanying notes to condensed consolidated financial statements.

F-6

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

NOTE 1 – Summary of Significant Accounting Policies

Basis of Presentation

The Equitable Bank, S.S.B. (the “Bank”) is a state chartered mutual savings bank providing a full range of financial services. Equitable grants commercial, residential and consumer loans, and accepts deposits from customers primarily in the Metropolitan Milwaukee area, which is in southeastern Wisconsin. Equitable is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory agencies.

The accompanying unaudited condensed consolidated financial statements of the Bank were prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Accordingly, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Bank as of and for the nine months ended June 30, 2018. Reference is made to the accounting policies of the Bank described in the Notes to the consolidated Financial Statements contained in the prospectus.

The interim condensed consolidated financial statements as of September 30, 2018, and for the three months ended September 30, 2018 and 2017 are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments are the only adjustments contained in the interim financial statements. The results of operations for the three months ended September 30, 2018, are not necessarily indicative of the results to be achieved for the year ending June 30, 2019 or any other period.

The Bank evaluates subsequent events through the date of filing with the Securities and Exchange Commission.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts and operations of the Bank and its wholly-owned subsidiaries, Equitable Investment Corp. and Savings Financial Corporation. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

In preparing the condensed consolidated financial statements in conformity with U.S. GAAP, management of the Bank is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the pension actuarial assumptions, and the valuation of deferred tax assets.

Reclassification

Certain June 30, 2018 amounts have been reclassified to conform to the September 30, 2018 presentation. The reclassifications had no effect on reported amounts of consolidated net income (loss) or equity.

F-7

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

Going Concern

On February 15, 2012, the Board of Directors of the Bank executed a Stipulation and Consent to the Issuance of an Amended Consent Order (“Consent Order”), jointly issued by the Federal Deposit Insurance Corporation (“FDIC”) and Wisconsin Department of Financial Institutions (“WDFI”). Pursuant to the Consent Order, the Bank has taken certain actions to address issues identified by the FDIC and WDFI. The Consent Order requires the Bank to, among other things, (i) retain qualified management; (ii) increase Board oversight; (iii) maintain minimum Tier 1 capital of 8% of average assets and minimum total risk-based capital of 12% of risk weighted assets; revise the capital plan submitted to the FDIC and WDFI (iv) revise the written plan to manage concentrations of credit; (v) revise the written plan to reduce the level of loan relationships and real estate owned greater than $500,000 and 90 days delinquent or classified substandard or doubtful; (vi) obtain monthly Board approval of the allowance for loan losses; (vii) revise the profit plan; and (viii) provide written status reports to the FDIC following each quarter end. The Consent Order will remain in effect until terminated, modified, or suspended in writing by the FDIC or WDFI. Management is required to submit an annual budget to the regulatory agencies in response to the amended consent order. The most recent budget submitted was as of January 1, 2018. The compliance with these items is monitored by management and the Board of Directors on a monthly basis.

The condensed consolidated financial statements had been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Non -compliance with the regulatory Consent Order due to low levels of capital raised a substantial doubt about the ability of the Bank to continue as a going concern. Management has a plan to pursue reorganization to a mutual holding company and sell a minority share of the stock to the public which will increase capital levels. The Bank believes it has corrected all outstanding issues other than the low capital levels. If the Bank is unable to achieve compliance with requirements of the Consent Order, the FDIC or WDFI could force a sale, liquidation, or federal conservatorship or receivership of the Bank. See Note 12 “Regulatory Capital Requirements” for additional information.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standards Updates (“ASU”s) to the FASB Accounting Standards Codification (“ASC”). This section provides a summary description of recent ASUs that management expects may have an impact on the consolidated financial statements issued in the near future. Pursuant to final approvals of reorganization, as discussed in Note 19, the Bank will be classified as an emerging growth company and will elect to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Effective dates reflect this election.

In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses which amends the implementation date for nonpublic entities’ annual financial statements to align with their interim financial statements and clarifies the scope of the guidance in ASU 2016-13. The update will allow management to delay implementation of ASU 2016-13 until fiscal years beginning after December 15, 2021, including interim periods within those fiscal years due to their status as an emerging growth company. Management is currently evaluating the impact of other aspects in the update on the Bank’s consolidated results of operations, financial position and cash flows.

In August 2018, the FASB issued ASU No. 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans, which amends the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments in this update removed disclosures that no longer are considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. The amendments in this update are effective for public business entities in fiscal years ending after December 15, 2020. The Bank is required to adopt the new standard for fiscal years ending after December 15, 2021. Early adoption is permitted. Management is currently evaluating the adoption of the new standard on the Bank’s consolidated results of operations, financial position and cash flows.

F-8

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which amends FASB ASC Topic 842, Leases, to (1) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (2) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. This guidance did not change management’s assessment of the impact of ASU No. 2016-02 on the Bank’s consolidated results of operations, financial position or cash flows.

In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842. Leases to address certain narrow aspects of the guidance issued in ASU No. 2016-02. This guidance did not change management’s assessment of the impact of ASU No. 2016-02 on the Bank’s consolidated results of operations, financial position or cash flows.

In May 2018, the FASB issued ASU No. 2018-06, Codification Improvements to Topic 942, Financial Services - Depository and Lending. This update superseded outdated guidance related to the Office of the Comptroller of the Currency’s Banking Circular 202, Accounting for Net Deferred Tax Charges. Management does not expect the new guidance to have a material impact on the Bank’s consolidated results of operations, financial position or cash flows.

NOTE 3 – Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer liabilities in an orderly transaction between market participants at the measurement date (exit price) and establishes a framework for measuring fair value.

To determine fair value the Bank utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Bank is able to classify fair value balances based on the observability of those inputs. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

>	Level 1 - Fair value is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as listed equities and U.S. Treasury securities.

>	Level 2 - Fair value is based upon quoted prices for similar, but not identical, assets and liabilities in active markets, and other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. This also includes quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data.

F-9

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

>	Level 3 - Fair value is based upon financial models using primarily unobservable inputs. Unobservable inputs reflect the Bank's own assumptions about the assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets

Available for sale securities Where quoted prices for securities are available in an active market, those securities are classified within Level 1 of the valuation hierarchy. If such quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of securities with similar characteristics, which would generally be classified within Level 2 of the valuation hierarchy, include certain AAA-rated U.S. government sponsored agency securities, municipal obligations, and mortgage-backed securities. A security using financial models based upon primarily unobservable inputs, such as commercial paper, would generally be classified within Level 3 of the valuation hierarchy.

Loans The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses may be established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the collateral exceeds the recorded investments in such loans and for which carrying amount will remain at amortized cost. Impaired loans where an allowance is established based on the fair value of collateral or expected cash flows require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, less selling costs, the Bank records the impaired loan as a non-recurring Level 3 valuation. At September 30, 2018 and June 30, 2018, substantially all of the impaired loans were evaluated based on the fair value of the collateral with adjustments to their appraised values ranging from 5-15% for selling costs.

Other real estate owned, net Assets on which the underlying collateral has been repossessed are initially recorded at the fair market value of the real estate acquired less estimated costs to sell.

Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, less selling costs, the Bank records the repossessed asset as a non-recurring Level 3 valuation. At September 30, 2018 and June 30, 2018 substantially all of the Other real estate owned was evaluated based on the fair value of the collateral with adjustments to their appraised values ranging from 5-15% for selling costs.

The following tables set forth, by level within the fair value hierarchy, the Bank's financial assets that were accounted for at fair value on a recurring and non-recurring basis as of September 30, 2018 and June 30, 2018, respectively. According to fair value guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Bank's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

F-10

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The following table presents assets measured at fair value on a recurring basis:

	Fair Value as of September 30, 2018
	Level 1	Level 2	Level 3	Total

Securities classified as available for sale:
Obligations of states and political subdivisions	$-	$19,422,422	$-	$19,422,422
Mortgage backed securities	-	1,122,309	-	1,122,309
Certificates of deposit	-	321,976	-	321,976
Total	$-	$20,866,707	$-	$20,866,707

	Fair Value as of June 30, 2018
	Level 1	Level 2	Level 3	Total

Securities classified as available for sale:
Obligations of states and political subdivisions	$-	$19,426,437	$-	$19,426,437
Mortgage backed securities	-	1,157,941	-	1,157,941
Certificates of deposit	-	321,709	-	321,709
Total	$-	$20,906,087	$-	$20,906,087

Fair value of Level 3 assets measured on a recurring basis is determined based upon financial models using primarily unobservable inputs. The Bank had no Level 3 assets measured at fair value on a recurring basis as of September 30, 2018 or June 30, 2018.

Assets measured at fair value on non-recurring basis:

	Fair Value as of September 30, 2018
	Level 1	Level 2	Level 3	Total

Loans, net	$-	$-	$140,810	$140,810
Other real estate owned, net	-	-	4,212,105	4,212,105
Total	$-	$-	$4,352,915	$4,352,915

	Fair Value as of June 30, 2018
	Level 1	Level 2	Level 3	Total

Loans, net	$-	$-	$140,765	$140,765
Other real estate owned, net	-	-	3,957,133	3,957,133
Total	$-	$-	$4,097,898	$4,097,898

Financial Disclosures about Fair Value of Financial Instruments

Accounting guidance requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all non-financial instruments are excluded from the scope of the guidance. Accordingly, the fair value disclosures required by the guidance are only indicative of the value of individual financial instruments, as of the dates indicated and should not be considered an indication of the fair value of Bank.

F-11

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The estimated fair values of financial instruments are as follows:

	September 30, 2018		June 30, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value

FINANCIAL ASSETS
Cash and cash equivalents	$5,088,021	$5,088,021	$6,134,146	$6,134,146
Interest bearing deposits in banks	$148,051	$148,051	$157,459	$157,459
Available for sale securities	$20,866,707	$20,866,707	$20,906,087	$20,906,087
Loans	$262,741,874	$253,330,474	$263,998,800	$256,952,400
Loans held for sale	$2,888,290	$2,888,290	$6,416,385	$6,416,385
Federal Home Loan Bank stock	$2,065,500	$2,065,500	$2,070,000	$2,070,000
Accrued interest receivable	$1,066,569	$1,066,569	$879,292	$879,292
FINANCIAL LIABILITIES
Deposits	$241,825,355	$215,945,100	$244,463,480	$220,870,600
Federal Home Loan Bank borrowings	$44,900,000	$44,900,000	$46,000,000	$46,000,000
Accrued interest payable	$105,029	$105,029	$93,053	$93,053

The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring and non-recurring basis have been previously disclosed. The following methods and assumptions were used to estimate the fair value of other financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents – Due to their short term nature, the carrying amount of cash equivalents approximates fair value and is categorized in level 1 of the fair value hierarchy.

Interest bearing deposits in banks – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Available for sale securities – The fair value is estimated using quoted market prices or by using pricing models and is categorized in level 2 of the fair value hierarchy.

Federal Home Loan Bank stock – No secondary market exists for FHLB stock. The stock is bought and sold at par by the FHLB and management believes the carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Loans– The fair value of variable rate loans that reprice frequently are based on carrying values. The fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and is categorized in level 3 of the fair value hierarchy.

Loans held for sale – Fair value is based on commitments on hand from investors or prevailing market prices and is categorized in level 2 of the fair value hierarchy.

Accrued interest receivable – The carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

Deposits – Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently offered on similar time deposits. Deposits are categorized in level 3 of the fair value hierarchy.

F-12

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

Federal Home Loan Bank borrowings – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Accrued interest payable – The carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

The estimated fair value of fee income on letters of credit at September 30, 2018 and June 30, 2018 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at September 30, 2018 and June 30, 2018.

NOTE 4 – Cash and Due From Banks

The Bank is required to maintain vault cash and reserve balances with Federal Reserve Bank is based upon a percentage of deposits. These requirements approximated $1,558,000 at September 30, 2018 and $1,439,000 at June 30, 2018.

NOTE 5 – Available for Sale Securities

Amortized costs and fair values of available for sale securities are summarized as follows:

	September 30, 2018
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Obligations of states and political subdivisions	$19,977,469	$520	$555,567	$19,422,422
Mortgage-backed securities	1,138,333	-	16,024	1,122,309
Certificates of deposit	330,000	-	8,024	321,976
	$21,445,802	$520	$579,615	$20,866,707

	June 30, 2018
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Obligations of states and political subdivisions	$19,846,714	$3,291	$423,568	$19,426,437
Mortgage-backed securities	1,162,412	-	4,471	1,157,941
Certificates of deposit	330,000	-	8,291	321,709
	$21,339,126	$3,291	$436,330	$20,906,087

F-13

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The following tables present the portion of the Bank's available for sale securities portfolio which has gross unrealized losses, reflecting the length of time that individual securities have been in a continuous unrealized loss position:

	September 30, 2018 (Unaudited)
	Continuous Unrealized		Continuous Unrealized
	Losses Existing for Less		Losses Existing for 12 Months
	Than 12 Months		or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of states and political subdivisions	$11,966,457	$240,142	$7,130,445	$315,425	$19,096,902	$555,567
Mortgage backed	1,122,310	16,024	-	-	1,122,310	16,024
Certificates of deposit	321,976	8,024	-	-	321,976	8,024
	$13,410,743	$264,190	$7,130,445	$315,425	$20,541,188	$579,615

Management does not believe any individual unrealized loss as of September 30, 2018 represents other than temporary impairment. The Bank holds $7,130,445, comprised of 32 securities, in obligations of states and political subdivisions at September 30, 2018 that have an unrealized loss existing for 12 months or greater. Management believes the temporary impairment in fair value was caused by market fluctuations in interest rates. Although these securities are classified as available for sale, management does not have the intent to sell the security and it is more likely than not it will be able to hold the security through a recovery period or until maturity.

	June 30, 2018
	Continuous Unrealized		Continuous Unrealized
	Losses Existing for Less		Losses Existing for 12 Months
	Than 12 Months		or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of states and political subdivisions	$15,856,505	$282,562	$2,045,230	$141,005	$17,901,735	$423,567
Mortgage backed	1,157,940	4,472	-	-	1,157,940	4,472
Certificates of deposit	321,709	8,291	-	-	321,709	8,291
	$17,336,154	$295,325	$2,045,230	$141,005	$19,381,384	$436,330

Management does not believe any individual unrealized loss as of June 30, 2018 represents other than temporary impairment. The Bank holds $2,045,230, comprised of 9 securities, in obligations of states and political subdivisions at June 30, 2018 that have an unrealized loss existing for 12 months or greater. Management believes the temporary impairment in fair value was caused by market fluctuations in interest rates. Although these securities are classified as available for sale, management does not have the intent to sell the security and it is more likely than not it will be able to hold the security through a recovery period or until maturity.

F-14

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The amortized cost and fair value of available for sale securities as of September 30, 2018 are shown below by contractual maturity. Expected maturities of mortgage-backed securities will differ from contractual maturities since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary:

	Amortized
	Cost	Fair Value

Due in one year or less	$1,450,406	$1,444,339
Due after one year through 5 years	7,018,212	6,884,935
Due after 5 years through 10 years	11,183,851	10,783,814
Due after 10 years	655,000	631,310
Totals	$20,307,469	$19,744,398

During the three months ended September 30, 2018 and 2017, the Bank did not sell any available for sale securities. The Bank pledged $7,160,000 and $7,410,000 of available for sale securities at September 30, 2018 and June 30, 2018, respectively, as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 6 – Loans and Allowance for Loan Losses

Major classifications of loans are as follows:

	September 30, 2018	June 30, 2018
Construction, Land, Development	$4,957,594	$4,845,372
1-4 family owner occupied	123,548,756	122,598,962
1-4 family non-owner occupied	22,936,292	23,836,875
Multifamily	71,120,014	71,100,731
Commercial owner occupied	7,452,235	7,351,591
Commercial non-owner occupied	22,708,924	24,211,269
Consumer & Installment Loans	11,319,869	11,378,159

Total Loans	264,043,684	265,322,959
Less:
Allowance for loan losses	(1,301,810)	(1,324,159)

Loans, net	$262,741,874	$263,998,800

Non-performing loans are as follows:

	September 30, 2018	June 30, 2018
	(unaudited)
Nonaccrual Loans	$827,240	$1,444,404
Total non-performing loans	$827,240	$1,444,404

Restructured loans, accruing	$-	$-
Total Impaired Loans	$827,240	$1,444,404

F-15

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

Impaired loans are as follows as of:

September 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
With related allowance recorded
Recorded investment	$-	$-	$-	$-	$196,535	$-	$133,832	$330,367
Unpaid principal balance	-	-	-	-	196,535	-	133,832	330,367
Related allowance	-	-	-	-	116,602	-	72,955	189,557

With no related allowance recorded
Recorded investment	$-	$496,873	$-	$-	$-	$-	$-	$496,873
Unpaid principal balance	-	496,873	-	-	-	-	-	496,873
Related allowance	-	-	-	-	-	-	-	-

Total
Recorded investment	$-	$496,873	$-	$-	$196,535	$-	$133,832	$827,240
Unpaid principal balance	-	496,873	-	-	196,535	-	133,832	827,240
Related allowance	-	-	-	-	116,602	-	72,955	189,557

Average recorded balance	$43,686	$710,504	$47,607	$-	$197,682	$-	$136,343	$1,135,822

Interest income recognized while impaired	$-	$-	$-	$-	$-	$-	$-	$-
Interest income recognized on a cash basis while impaired	3,531	13,116	-	-	2,085	-	174	18,906
Total interest on impaired loans	$3,531	$13,116	$-	$-	$2,085	$-	$174	$18,906

Impaired loans are as follows as of:

June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
With related allowance recorded
Recorded investment	$-	$-	$95,214	$-	$198,829	$-	$62,687	$356,730
Unpaid principal balance	-	-	95,214	-	198,829	-	62,687	356,730
Related allowance	-	-	35,678	-	117,600	-	62,687	215,965

With no related allowance recorded
Recorded investment	$87,371	$924,135	$-	$-	$-	$-	$76,168	$1,087,674
Unpaid principal balance	87,371	924,135	-	-	-	-	76,168	1,087,674
Related allowance	-	-	-	-	-	-	-	-

Total
Recorded investment	$87,371	$924,135	$95,214	$-	$198,829	$-	$138,855	$1,444,404
Unpaid principal balance	87,371	924,135	95,214	-	198,829	-	138,855	1,444,404
Related allowance	-	-	35,678	-	117,600	-	62,687	215,965

Average recorded balance	$43,686	$893,915	$95,214	$-	$201,399	$234,590	$117,420	$1,586,224

Interest income recognized while impaired	$-	$-	$-	$-	$-	$14,924	$-	$14,924
Interest income recognized on a cash basis while impaired	-	14,037	-	-	8,346	-	1,287	23,670
Total interest on impaired loans	$-	$14,037	$-	$-	$8,346	$14,924	$1,287	$38,594

F-16

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

Impaired loans are as follows as of:

September 30, 2017
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
With related allowance recorded
Recorded investment	$-	$48,615	$95,214	$-	$203,067	$-	$74,183	$421,079
Unpaid principal balance	-	48,615	95,214	-	203,067	-	74,183	421,079
Related allowance	-	16,857	35,536	-	135,799	-	71,241	259,433

With no related allowance recorded
Recorded investment	$-	$1,176,128	$-	$-	$-	$1,407,541	$167,956	$2,751,625
Unpaid principal balance	-	1,176,128	-	-	-	1,407,541	167,956	2,751,625
Related allowance	-	-	-	-	-	-	-	-

Total
Recorded investment	$-	$1,224,743	$95,214	$-	$203,067	$1,407,541	$242,139	$3,172,704
Unpaid principal balance	-	1,224,743	95,214	-	203,067	1,407,541	242,139	3,172,704
Related allowance	-	16,857	35,536	-	135,799	-	71,241	259,433

Average recorded balance	$-	$1,102,687	$95,214	$-	$203,066	$1,411,907	$161,624	$2,974,498

Interest income recognized while impaired	$-	$-	$-	$-	$-	$15,017	$-	$15,017
Interest income recognized on a cash basis while impaired	-	5,529	-	-	27	-	61	5,617
Total interest on impaired loans	$-	$5,529	$-	$-	$27	$15,017	$61	$20,634

Loans are individually evaluated for impairment once a weakness or adverse trend is identified that may jeopardize the repayment of the loan in accordance with the terms of the loan.

The following are the Bank’s risk rating definitions:

Pass: Loans in this category are to persons or entities that span from having financial characteristics of unquestioned strength to entities that have potential risks that if left uncorrected could at some point result in deterioration of the Bank’s credit position. Loans in this category are rated “1” through “4” with the lower risk being identified with a lower numerical rating. General characteristics that are monitored include borrower net worth, liquidity and entity profitability.

Special Mention: Loans in this category contain some weakness or potential weakness that if left uncorrected may result in the deterioration of the repayment capacity. Loans in this category are rated as a “5”.

Substandard: Loans in this category exhibit the same characteristics as “5” rated credits and are inadequately protected by the current net worth and paying capacity of the obligor and/or of the collateral pledged as security for the asset. Loans in this category are rated as a “6”.

Real Estate in Judgement: Loans in this category have been placed in non-accrual and the Bank has taken legal action to preserve its position. Loans in this category are rated as a “7”.

F-17

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The following is a summary of loans by risk rating:

September 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
Pass	$4,957,594	$123,051,883	$22,311,414	$70,777,669	$7,022,100	$12,842,293	$11,186,037	$252,148,990
Special Mention	-	-	624,878	342,345	233,600	9,866,631	-	11,067,454
Substandard	-	430,161	-	-	196,535	-	133,832	760,528
REJ	-	66,712	-	-	-	-	-	66,712
Total	$4,957,594	$123,548,756	$22,936,292	$71,120,014	$7,452,235	$22,708,924	$11,319,869	$264,043,684

June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
Pass	$4,758,001	$121,674,827	$23,001,683	$70,755,990	$7,152,762	$13,952,614	$11,239,304	$252,535,181
Special Mention	-	-	739,978	344,741	-	10,258,655	-	11,343,374
Substandard	87,371	446,352	-	-	198,829	-	138,855	871,407
REJ	-	477,783	95,214	-	-	-	-	572,997
Total	$4,845,372	$122,598,962	$23,836,875	$71,100,731	$7,351,591	$24,211,269	$11,378,159	$265,322,959

The following is a summary of past due loans:

September 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
30-59 days, accruing	$-	$1,112,043	$85,618	$-	$-	$-	$-	$1,197,661
60-89 days, accruing	188,887	352,091	-	-	-	-	-	540,978
90 days & over or nonaccrual	-	496,873	-	-	196,535	-	133,832	827,240
Total	$188,887	$1,961,007	$85,618	$-	$196,535	$-	$133,832	$2,565,879

June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
30-59 days, accruing	$75,058	$2,074,976	$-	$-	$-	$-	$91,075	$2,241,109
60-89 days, accruing	-	-	-	-	-	-	-	-
90 days & over or nonaccrual	87,371	924,135	95,214	-	198,829	-	138,855	1,444,404
Total	$162,429	$2,999,111	$95,214	$-	$198,829	$-	$229,930	$3,685,513

Certain directors and executive officers of the Bank, and their related interests, had loans outstanding in the aggregate amounts of $1,070,894 and $1,080,125 at September 30, 2018 and June 30, 2018, respectively.

F-18

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

Troubled Debt Restructurings (“TDRs”) involve the granting of some concession to a distressed borrower resulting in a loan modification such as; payment schedule changes, interest rate reductions, or principal charge-offs. There were no new TDRs during the three months ending September 30, 2018. There were also no TDRs that defaulted during the period that were modified within the previous 3 months as of September 30, 2018. There were no TDRs as of September 30, 2018.

The following is a summary of TDRs as of June 30, 2018:

	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
Accruing
Beginning balance	$-	$-	$-	$-	$-	$1,407,541	$-	$1,407,541
Transfer to other loan category	-	-	-	-	-	-	-	-
Principal payments	-	-	-	-	-	-	-	-
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
New restructureds	-	-	-	-	-	-	-	-
Transfers out of TDR status	-	-	-	-	-	(1,407,541)	-	(1,407,541)
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers to nonaccrual	-	-	-	-	-	-	-	-
Transfers out of nonaccrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Nonaccrual
Beginning balance	$-	$-	$-	$-	$-	$-	$-	$-
Principal payments	-	-	-	-	-	-	-	-
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers from accrual	-	-	-	-	-	-	-	-
Transfers to accrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Totals
Beginning balance	$-	$-	$-	$-	$-	$1,407,541	$-	$1,407,541
Transfer to other loan category	-	-	-	-	-	-	-	-
Principal payments	-	-	-	-	-	-	-	-
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
New restructureds	-	-	-	-	-	-	-	-
Transfers out of TDR status	-	-	-	-	-	(1,407,541)	-	(1,407,541)
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers to nonaccrual	-	-	-	-	-	-	-	-
Transfers from accrual	-	-	-	-	-	-	-	-
Transfers out of nonaccrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Loans that have previously been restructured in a troubled debt restructuring and are no longer impaired based on the terms specified in their restructuring agreement and are now at a rate equal to or greater than a rate the Bank is willing to accept for a loan with comparable risk are transferred out of TDR status.  All loans transferred out of TDR status during 2018 have met the above criteria.

F-19

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The allowance for loan losses reflected in the accompanying consolidated financial statements represents the allowance available to absorb probable and inherent loan losses in the loan portfolio. An analysis of changes in the allowance is presented in the following tabulation:

	September 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner- Occupied	Commercial Non-Owner Occupied	Consumer	Not Specifically Allocated	Total
Allowance
Balance at 7/1/18	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159
Charge-offs	-	-	(30,492)	-	-	-	(2,208)	-	(32,700)
Recoveries	-	10,040	-	-	-	-	311	-	10,351
Provision	200	(11,189)	(16,019)	19	(793)	(19,950)	15,124	32,608	-
Balance at 9/30/18	$4,958	$6,151	$24,542	$71,120	$131,113	$905,405	$111,323	$47,198	$1,301,810

Allowance
Ending balance individually evaluated for impairment	$-	$-	$-	$-	$116,602	$-	$72,955	$-	$189,557
Ending balance collectively evaluated for impairment	4,958	6,151	24,542	71,120	14,511	905,405	38,368	47,198	1,112,253
Ending balance	$4,958	$6,151	$24,542	$71,120	$131,113	$905,405	$111,323	$47,198	$1,301,810
Loans
Ending balance individually evaluated for impairment	$-	$496,873	$-	$-	$196,535	$-	$133,832	$-	$827,240
Ending balance collectively evaluated for impairment	4,957,594	123,051,883	22,936,292	71,120,014	7,255,700	22,708,924	11,186,037	-	263,216,444
Total loans	$4,957,594	$123,548,756	$22,936,292	$71,120,014	$7,452,235	$22,708,924	$11,319,869	$-	$264,043,684
Less allowance	$4,958	$6,151	$24,542	$71,120	$131,113	$905,405	$111,323	$47,198	$1,301,810
Total	$4,952,636	$123,542,605	$22,911,750	$71,048,894	$7,321,122	$21,803,519	$11,208,546	$(47,198)	$262,741,874

	June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner- Occupied	Commercial Non-Owner Occupied	Consumer	Not Specifically Allocated	Total
Allowance
Balance at 10/1/17	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Charge-offs	-	(54,345)	-	-	-	(979,468)	(1,363)	-	(1,035,176)
Recoveries	30,064	18,007	1,400	-	-	4,000	1,560	-	55,031
Provision	(109,261)	(9,992)	(51,621)	10,218	(29,913)	1,101,191	(66,541)	(419,081)	425,000
Balance at 6/30/18	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159

Allowance
Ending balance individually evaluated for impairment	$-	$-	$35,678	$-	$117,600	$-	$62,687	$-	$215,965
Ending balance collectively evaluated for impairment	4,758	7,300	35,375	71,101	14,306	925,355	35,409	14,590	1,108,194
Ending balance	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159
Loans
Ending balance individually evaluated for impairment	$87,371	$924,135	$95,214	$-	$198,829	$-	$138,855	$-	$1,444,404
Ending balance collectively evaluated for impairment	4,758,001	121,674,827	23,741,661	71,100,731	7,152,762	24,211,269	11,239,304	-	263,878,555
Total loans	$4,845,372	$122,598,962	$23,836,875	$71,100,731	$7,351,591	$24,211,269	$11,378,159	$-	$265,322,959
Less allowance	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159
Total	$4,840,614	$122,591,662	$23,765,822	$71,029,630	$7,219,685	$23,285,914	$11,280,063	$(14,590)	$263,998,800

F-20

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

	September 30, 2017
Allowance	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non- Owner Occupied	Multifamily	Commercial Owner- Occupied	Commercial Non-Owner Occupied	Consumer	Not Specifically Allocated	Total
Balance at 7/1/17	$61,537	$139,254	$243,835	$59,465	$160,772	$749,586	$136,407	$350,356	$1,901,212
Charge-offs	-	(7,945)	-	-	-	(28,500)	(1,438)	-	(37,883)
Recoveries	3,000	9,130	-	-	-	3,000	845	-	15,975
Provision	19,418	(86,809)	(122,561)	1,418	1,047	75,546	28,626	83,315	-
Balance at 9/30/17	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Allowance
Ending balance individually evaluated for impairment	$-	$16,857	$35,536	$-	$135,799	$-	$71,241	$-	$259,433
Ending balance collectively evaluated for impairment	83,955	36,773	85,738	60,883	26,020	799,632	93,199	433,671	1,619,871
Ending balance	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Loans
Ending balance individually evaluated for impairment	$-	$1,224,743	$95,214	$-	$203,067	$1,407,541	$242,139	$-	$3,172,704
Ending balance collectively evaluated for impairment	3,454,935	118,622,501	22,742,232	60,882,719	13,009,751	29,387,445	12,680,113	-	260,779,696
Total loans	$3,454,935	$119,847,244	$22,837,446	$60,882,719	$13,212,818	$30,794,986	$12,922,252	$-	$263,952,400
Less allowance	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Total	$3,370,980	$119,793,614	$22,716,172	$60,821,836	$13,050,999	$29,995,354	$12,757,812	$(433,671)	$262,073,096

NOTE 7 – Loan Servicing

The unpaid principal balance of loans serviced for others, which is not included in the consolidated financial statements, was $1,835,464 and $1,863,097 at September 30, 2018 and June 30, 2018, respectively. The Bank maintained custodial balances in the amount of $3,609 and $6,471 at September 30,2018 and June 30, 2018, respectively, in connection with the foregoing loan servicing.

NOTE 8 – Borrowings

Borrowings consist of the following:

	September 30, 2018	June 30, 2018
	(unaudited)
FHLB variable rate advance (2.01% as of June 30, 2018)	$-	$4,100,000
FHLB fixed rate advance (1.73-2.04%, matures July 2018)	-	17,900,000
FHLB fixed rate advance (2.07-2.09%, matures August 2018)	-	5,000,000
FHLB fixed rate advance (2.12%, matures September 2018)	-	9,000,000
FHLB fixed rate advance (2.15-2.31%, matures October 2018)	25,600,000	5,000,000
FHLB fixed rate advance (2.22%, matures November 2018)	5,000,000	5,000,000
FHLB fixed rate advance (2.28-2.34%, matures January 2019)	14,300,000
	$44,900,000	$46,000,000

The Bank has a master contract agreement with the Federal Home Loan Bank (“FHLB”), which provides for borrowing up to the maximum $84,860,990 at September 30, 2018. The FHLB provides both fixed and floating rate advances. The Bank has an open line of credit with the FHLB with a variable interest rate. There were $0 and $4.1 million outstanding advances on the open line of credit as of September 30, 2018 and June 30, 2018, respectively.

F-21

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

Additionally, the Bank had $44,900,000 and $41,900,000 outstanding in term advances at September 30, 2018 and June 30, 2018, respectively. The advances are collateralized by a security agreement pledging a portion of the Bank's real estate mortgages.

The Bank has an agreement with U.S. Bank, which provides for borrowing up to the maximum of $5,000,000, at September 30, 2018 and June 30, 2018. There were no amounts outstanding as of September 30, 2018 and June 30, 2018.

NOTE 9 – Income Taxes

The Bank recognized income tax expense of $0 for the three months ended September 30, 2018.  Comparatively, this is the first interim financial statement prepared for the Bank in current form, so management is unable to estimate the tax expense attributed to the three month period ended September 30, 2017.  However, a tax benefit of $425,000 was recognized for the fiscal year ending June 30, 2018 primarily as a result of changes in the adoption of the Tax Cut and Jobs Act of 2017 allowing Alternative Minimum Tax credits to be refundable and a true up of prior period tax payable balances.  At the end of each interim period, we estimate the effective tax rate we expect to be applicable for the full fiscal year and this rate is applied to the results for the year to date period, and adjusted for any items that are considered discrete in accordance with ASC 740-270.  The primary difference between the statutory tax rate and the effective rate for the period ending September 30, 2018 would be the anticipated change in valuation allowance.  Management records a valuation allowance for deferred tax assets that are more likely than not to not be realized.  All applicable impacts of the Tax Cut and Jobs Act have been reflected in the adopted period of fiscal year ending June 30, 2018.

NOTE 10 – Defined Benefit Pension Plan

The Bank’s Defined Benefit Pension Plan (the “Plan”) covers substantially all employees hired prior to March 31, 2012. The benefits are based on years of service and the employee's average monthly pay received during the five highest consecutive calendar years in the last 10 years of employment under the Plan. Management contributes annually the amounts necessary to provide for defined benefit payments upon retirement or death as determined by the Plan's actuary. The defined benefit pension plan was frozen effective March 31, 2012 for all employees. No additional benefits are being accrued for active participants after this date, and no new participants will be entered into the Plan.

In accordance with accounting guidance for defined benefit plans, the Bank recognizes the funded status of defined benefit pension and other post-retirement plans as a net asset or liability on its consolidated balance sheet.

Comparatively, this is the first interim financial statement prepared for the Bank in current form, so management is unable to estimate the pension expense attributed to the three month period ended September 30, 2017.  The Bank recognized pension income of $38,133 for the three months ended September 30, 2018.

NOTE 11 – Commitments and Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

F-22

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

A summary of the contract or notional amount of the Bank's exposure to off-balance-sheet risk is as follows:

	September 30, 2018	June 30, 2018
	(unaudited)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit to borrowers	$17,849,167	$18,708,308
Sold loan commitments	11,411,679	17,437,885
Credit card commitments	639,284	639,878

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

As of September 30, 2018 and June 30, 2018, the Bank does not engage in the use of interest rate swaps, futures or option contracts.

NOTE 12 – Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. The final rules implementing BASEL Committee on Banking Supervisor’s Capital Guidance for U.S. banks (“BASEL III rules”) became effective for the Bank on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019.

Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), Tier 1 Common Equity (as defined), and Tier 1 capital (as defined) to average assets (as defined).

F-23

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

As of September 30, 2018 and June 30, 2018, the Bank was categorized as adequately capitalized. To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, Tier I common equity, and Tier 1 leverage ratios as set forth in the following table. As of September 30, 2018 and June 30, 2018, the Bank did not meet all capital adequacy requirements to which they are subject under the Consent Order and was categorized as adequately capitalized. Management submits a capital plan and annual budget to the regulatory agency in response to the capital levels of the Bank. The most recent budget submitted was as of January 1, 2018.

On September 6, 2018, the Board of Directors of the Bank adopted a plan to pursue reorganization to a mutual holding company and sell a minority share of the stock to the public in order to increase capital levels.

Listed below is a comparison of the Bank's actual capital amounts with the minimum requirements for adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules, and the requirements of the Consent Order, as of September 30, 2018 and June 30, 2018. Under Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.625% beginning January 1, 2016 to 2.50% by 2019. Failure to maintain the full amount of the buffer will result in restrictions on the Bank’s ability to make discretionary payments.

					To be Capitalized
			For Capital Adequacy		In Accordance with
	Actual		Purposes		the Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of September 30, 2018 (unaudited)
Total capital (to risk weighted assets)	$17,470,822	9.01%	$15,511,546	8.00%	$23,267,319	12.00%
Tier 1 capital (to risk weighted assets)	16,169,011	8.34%	11,633,659	6.00%	15,511,546	8.00%
Common Equity Tier 1 (to risk weighted assets)	16,169,011	8.34%	8,725,244	4.50%	15,511,546	8.00%
Tier 1 capital (to average assets)	16,169,011	5.30%	12,208,299	4.00%	24,416,598	8.00%

As of June 30, 2018
Total capital (to risk weighted assets)	$17,633,868	8.90%	$15,858,418	8.00%	$23,787,627	12.00%
Tier 1 capital (to risk weighted assets)	16,309,708	8.23%	11,893,813	6.00%	15,858,418	8.00%
Common Equity Tier 1 (to risk weighted assets)	16,309,708	8.23%	8,920,360	4.50%	15,858,418	8.00%
Tier 1 capital (to average assets)	16,309,708	5.46%	11,940,144	4.00%	23,880,287	8.00%

A Wisconsin state-chartered savings bank is required by state law to maintain minimum net worth in an amount equal to at least 6.0% of its total assets. At September 30, 2018 and June 30, 2018, the Bank’s net worth was approximately $13,815,379 and $14,102,132 or 4.5% and 4.5% of total assets, respectively, which falls below the state of Wisconsin’s minimum net worth requirements.

NOTE 13 – Plan of Conversion and Change in Corporate Form

On September 6, 2018, the Board of Directors of the Bank adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (the “Reorganization”). The Reorganization is subject to the approval of the Board of Governors of the Federal Reserve System, the WDFI and the FDIC and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. Pursuant to the Reorganization, the Bank proposes to reorganize into a mutual holding company form of ownership. The Bank will convert to a stock savings bank and issue all of its outstanding stock to a new holding company, which will be named TEB Bancorp, Inc. Pursuant to the Reorganization, the new holding company will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. TEB Bancorp, Inc. will be organized as a Maryland corporation and will offer 49.9% of its common stock to be outstanding to the Bank’s eligible members and certain other persons. TEB MHC will be organized as a Wisconsin mutual holding company and will own 50.1% of the common stock of TEB Bancorp, Inc. to be outstanding upon completion of the reorganization and stock offering.

F-24

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2018 (Unaudited) and June 30, 2018 and For The Three Months Ended September 30, 2018 and 2017 (Unaudited)

As part of the reorganization, the Bank changed the fiscal year end from September 30 to June 30.

The costs of the reorganization and the issuing of the common stock will be deferred and deducted from the sales proceeds of the offering. If the reorganization is unsuccessful, all deferred costs will be charged to operations. As of September 30,2018, $252,347 of reorganization costs had been incurred.

F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Equitable Bank, S.S.B and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Equitable Bank, S.S.B and Subsidiaries (the "Bank") as of June 30, 2018, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the nine months ended June 30, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Bank as of June 30, 2018, and the results of its operations and its cash flows for the nine month period ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

These consolidated financial statements have been prepared assuming that the Bank will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Bank continues to operate under a consent order from its primary regulators due in large part to continued low levels of regulatory capital. As a result, there is substantial doubt about the Bank’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans with regard to compliance with the consent order are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on the Bank's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Milwaukee, Wisconsin

September 10, 2018

We have served as the Bank's auditor since 2018.

F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Equitable Bank, S.S.B and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Equitable Bank, S.S.B and Subsidiaries (the “Bank”) as of September 30, 2017, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of September 30, 2017, and the results of its operations and its cash flows for the year ended September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

These financial statements have been prepared assuming that the Bank will continue as a going concern. As discussed in Note 1 to the financial statements, the Bank is under a regulatory Stipulation and Consent to the Issuance of an Amended Consent Order due to low levels of capital as a result of prior significant impairment charges to the loan portfolio. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans concerning these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Prior Period Financial Statements

The financial statements of the Bank as of September 30, 2016, were audited by other auditors whose report dated December 16, 2016, on those statements included an emphasis-of-matter paragraph that described the substantial doubt about the ability of the Bank to continue as a going concern due to low levels of capital and a history or significant operating losses discussed in Note 1 to the financial statements.

We have served as the Company’s auditor since 2018.

Raleigh, North Carolina

July 24, 2018

F-27

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2018 and September 30, 2017

	June 30, 2018	September 30, 2017

ASSETS
Cash and due from banks	$4,698,851	$4,111,082
Federal funds sold	1,435,295	1,506,981
Cash and cash equivalents	6,134,146	5,618,063

Interest bearing deposits in banks	157,459	91,800
Available for sale securities - stated at fair value	20,906,087	20,650,134
Loans, less allowance for loan losses of $1,324,159 and $1,879,304 at June 30, 2018 and September 30 2017, respectively	263,998,800	262,073,096
Loans held for sale	6,416,385	4,062,091
Other real estate owned, net	3,957,133	4,370,981
Premises and equipment, net	8,252,426	8,328,001
Federal Home Loan Bank stock	2,070,000	1,140,500
Accrued interest receivable and other assets	1,531,606	1,505,819

TOTAL ASSETS	$313,424,042	$307,840,485

LIABILITIES AND EQUITY
LIABILITIES
Deposits
Demand	$64,528,259	$63,557,879
Savings and NOW	81,998,195	85,315,092
Certificates of Deposit	97,937,026	111,638,142
Total Deposits	244,463,480	260,511,113
Federal Home Loan Bank borrowings	46,000,000	22,700,000
Advance payments by borrowers for property taxes and insurance	3,677,434	4,903,864
Accrued interest payable and other liabilities	5,180,996	5,335,448
Total Liabilities	299,321,910	293,450,425

EQUITY
Retained earnings	16,309,708	16,457,697
Accumulated other comprehensive loss	(2,207,576)	(2,067,637)
Total Equity	14,102,132	14,390,060

TOTAL LIABILITIES AND EQUITY	$313,424,042	$307,840,485

See accompanying notes to consolidated financial statements.

F-28

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017 (Unaudited)
and for the Year Ended September 30, 2017

	For the nine months ended June 30,	For the nine months ended June 30,	For the year ended September 30,
	2018	2017	2017
	unaudited
INTEREST INCOME
Interest and fees on loans	$8,346,477	$8,307,036	$11,136,269
Interest and dividends on investment securities	462,060	442,466	584,064
Interest on federal funds sold	11,447	7,883	10,802
Interest on deposits in banks	2,147	3,044	4,913
Total Interest Income	8,822,131	8,760,429	11,736,048

INTEREST EXPENSE
Interest on deposits	897,885	924,594	1,211,450
Interest on federal funds purchased	9	24	24
Interest on Federal Home Loan Bank borrowings	358,208	11,305	53,683
Total Interest Expense	1,256,102	935,923	1,265,157

Net interest income before provision for loan losses	7,566,029	7,824,506	10,470,891
Provision for loan losses	425,000	-	-
Net interest income after provision for loan losses	7,141,029	7,824,506	10,470,891

NON-INTEREST INCOME
Service fees on deposits	335,237	342,374	462,965
Service fees on loans	143,599	183,366	232,235
Gain on sales of mortgage loans	982,318	1,163,459	1,579,366
Income on sale of uninsured products	260,053	195,597	265,825
Gain on sale of other real estate owned	145,439	31,644	34,459
Other income	27,604	29,507	37,309
Total Non-Interest Income	1,894,250	1,945,947	2,612,159

NON-INTEREST EXPENSES
Compensation and benefits	5,735,563	6,009,356	7,819,541
Occupancy	1,414,888	1,370,248	1,821,290
Advertising	172,810	273,240	363,510
Data processing services	894,160	867,159	1,157,193
FDIC assessment	345,092	305,525	424,779
Net loss on and cost of operations of other real estate owned	482,577	62,071	115,600
Other expenses	1,017,923	906,901	1,169,334
Total Non-Interest Expenses	10,063,013	9,794,500	12,871,247

Income (loss) before income taxes	(1,027,734)	(24,047)	211,803
Income tax benefit	(425,422)	-	-

NET INCOME (LOSS)	$(602,312)	$(24,047)	$211,803

See accompanying notes to consolidated financial statements.

F-29

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017 (Unaudited)
and for the Year Ended September 30, 2017

	For the nine months ended June 30,	For the nine months ended June 30,	For the year ended September 30,
	2018	2017	2017
	unaudited
Net income (loss)	$(602,312)	$(24,047)	$211,803
Other comprehensive income (loss), net of tax
Unrealized gains/losses on securities
Net unrealized holding gains (losses) arising during period	(454,903)	(473,919)	(525,617)
Tax effect	-	-	-
Reclassification adjustment for gains included in net income	-	-	-
Change in pension obligation, net of tax	769,287	980,000	1,305,079
Other comprehensive income (loss), net of tax	314,384	506,081	779,462
COMPREHENSIVE INCOME (LOSS)	$(287,928)	$482,034	$991,265

See accompanying notes to consolidated financial statements.

F-30

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Nine Months Ended June 30, 2018 and for the Year Ended September 30, 2017

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Loss	Total

BALANCES - October 1, 2016	$16,245,894	$(2,847,099)	$13,398,795

Comprehensive income
Net income	211,803		211,803
Change in unrealized gains/losses on securities available for sale (net of deferred income tax of $0)		(525,617)	(525,617)
Change in pension obligation (net of deferred income tax of $0)		1,305,079	1,305,079
Total Comprehensive Income			991,265

BALANCES - September 30, 2017	16,457,697	(2,067,637)	14,390,060

Comprehensive loss
Net loss	(602,312)		(602,312)
Change in unrealized gains/losses on securities available for sale (net of deferred income tax of $0)		(454,903)	(454,903)
Change in pension obligation (net of deferred income tax of $0)		769,287	769,287
Total Comprehensive Loss			(287,928)
Reclassification due to the adoption of ASU No 2018-02	454,323	(454,323)	-

BALANCES - June 30, 2018	$16,309,708	$(2,207,576)	$14,102,132

See accompanying notes to consolidated financial statements.

F-31

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended June 30, 2018 and for the Year Ended September 30, 2017

	June 30, 2018	September 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(602,312)	$211,803
Adjustments to reconcile net loss to net cash flows from operating activities
Provision for loan losses	425,000	-
Depreciation	385,352	519,420
Amortization and accretion	34,146	76,575
(Gain) loss on disposal of premises and equipment	-	4,502
Origination of mortgage loans held for sale	(81,064,414)	(126,623,387)
Proceeds from sales of mortgage loans held for sale	79,692,438	134,036,979
Gain on sale of mortgage loans held for sale	(982,318)	(1,579,366)
Gain on sale of other real estate owned, net	172,531	(70,163)
Deferred income tax expense	4,206,721	109,362
Income tax valuation allowance	(4,267,899)	(109,362)
Changes in assets and liabilities:
Accrued interest payable and other liabilities	614,835	(2,007,446)
Accrued interest receivable and other assets	35,391	25,746
Net cash flows from operating activities	(1,350,529)	4,594,663
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities or calls of securities available for sale	1,136,730	3,571,413
Purchase of securities available for sale	(1,881,732)	(1,250,000)
Change in loans	(2,700,686)	(12,189,704)
Purchase of FHLB Stock	(929,500)	(300,100)
Change in interest bearing deposits	(65,659)	1,580
Proceeds from sale of other real estate owned	591,299	1,114,555
Purchase of premises and equipment, net	(309,777)	(298,001)
Net cash flows from investing activities	(4,159,325)	(9,350,257)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(16,047,633)	(17,361,028)
FHLB advance proceeds	392,850,000	64,500,000
FHLB advance repayments	(369,550,000)	(42,300,000)
Change in advance payments by borrowers for property taxes and insurance	(1,226,430)	709,995
Net cash flows from financing activities	6,025,937	5,548,967
Net Change in Cash and Cash Equivalents	516,083	793,373

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	5,618,063	4,824,690
CASH AND CASH EQUIVALENTS - END OF YEAR	$6,134,146	$5,618,063

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$859,242	$1,204,230
Loans transferred to other real estate owned	349,982	3,418,464

See accompanying notes to consolidated financial statements.

F-32

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017

(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies

Nature of Banking Activities

The Equitable Bank, S.S.B. (the "Equitable") is a state chartered mutual savings bank providing a full range of financial services. Equitable grants commercial, residential and consumer loans, and accepts deposits from customers primarily in the Metropolitan Milwaukee area, which is in southeastern Wisconsin. Equitable is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory agencies.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts and operations of Equitable and its wholly-owned subsidiaries, Equitable Investment Corp. and Savings Financial Corporation (collectively, the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management of the Bank is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the pension actuarial assumptions, and the valuation of deferred tax assets.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days. The Bank maintains amounts due from banks, which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Interest Bearing Deposits in Banks

Interest bearing deposits in banks mature within one year and are carried at cost, which approximates fair value.

Securities

Available-for-sale securities are stated at fair value and unrealized holding gains and losses on available-for-sale securities are reported as accumulated other comprehensive income (loss), net of applicable deferred income tax and adjusted for any applicable valuation allowance, a separate component of equity. Available-for-sale securities are written down to market value through operations if an impairment of value is deemed other than temporary due to credit issues. Gains or losses on the sale of securities, if any, are determined on the specific identification method. Securities transactions are recorded on the trade date.

F-33

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Loans

Loans are carried at the unpaid principal balance less net deferred loan fees. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amounts amortized as an adjustment of the related loan’s yield over the contractual life of the related loan.

Interest on loans is accrued on the unpaid principal balances as earned. Loans are normally placed on nonaccrual status when contractually past due 90 days or more as to interest or principal payments. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collectability of principal or interest on a loan, it is management’s practice to place such loan on nonaccrual status immediately, rather than delaying such action until the loan becomes 90 days past due. When a loan is placed on nonaccrual, previously accrued and uncollected interest on such loan is reversed, amortization of related loan fees is suspended, and income is recorded only to the extent that loan payments are subsequently received in cash and a determination has been made that the principal balance of the loan is collectible. If collectability of the principal is in doubt, payments received are applied to loan principal.

A troubled debt restructuring (“TDR”) includes a loan modification where a borrower is experiencing financial difficulty and a concession is granted to that borrower that would not otherwise have been considered except for the borrower’s financial difficulties. All TDRs are classified as impaired loans. TDRs may be on accrual or nonaccrual status based upon the performance of the borrower and management’s assessment of collectability. Loans deemed nonaccrual may return to accrued status based on performance in accordance with terms of the restructuring, generally six months.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payment when due.

The Bank also services certain loans that have been sold to third parties. Such loans are not included in the accompanying consolidated balance sheets.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to operations. All sales are made without recourse.

F-34

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Allowance for Loan Losses

The allowance for loan losses (“ALL”) is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the ALL. The ALL consists of specific reserves on certain impaired loans from analyses developed through specific credit allocations for individual loans. The specific reserve relates to all loans for which the ALL is estimated on a loan by loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The general reserve is based on the Bank’s historical loss experience along with consideration of certain qualitative factors such as (i) changes in the nature, volume and terms of loans, (ii) changes in lending personnel, (iii) changes in the quality of the loan review function, (iv) changes in nature and volume of past-due, non-accrual and/or classified loans, (v) changes in concentration of credit risk, (vi) changes in economic and industry conditions, (vii) changes in legal and regulatory requirements, (viii) unemployment and inflation statistics, and (ix) changes in underlying collateral values.

There are many factors affecting the ALL, some are quantitative while others require qualitative judgment. The ALL reflects management’s best estimate of the probable and inherent losses on loans. The adequacy of the ALL is reviewed and approved by the Bank’s Board of Directors. Allocations of the ALL may be made for specific loans, but the entire ALL is available for any loan that, in management’s judgment, should be charged-off.

As an integral part of their examination process, various regulatory agencies review the ALL as well. Such agencies may require that changes in the ALL be recognized when such regulatory credit evaluations differ from those of management based on information available to the regulators at the time of their examinations.

Premises and Equipment

Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization expense is provided on the straight-line method over the estimated useful life of the asset for financial reporting purposes, and the straight-line and accelerated methods for income tax purposes. Amortization of leasehold improvements is provided on the straight-line method over the lesser of the term of the respective lease or the estimated economic life of the improvements.

F-35

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Other Real Estate Owned, Net

Other real estate owned is initially recorded at the fair market of the real estate acquired less the estimated costs to sell the real estate at the date title is received, establishing a new cost basis, with any write-down charged to the allowance for loan losses. Costs relating to development or improvement of property are capitalized up to the fair value of the property. Valuations are periodically performed by management and independent third parties and a valuation allowance is established by a charge to expense if the carrying value of a property exceeds its fair value less estimated costs to sell. Income and expense related to the operations of other real estate owned is recorded net in Net loss on and cost of operations of other real estate owned as a component of non-interest expenses on the Consolidated Statements of Operations. Gains and losses on the sale of other real estate owned is recorded net in Gain on sale of other real estate owned as a component of non-interest income in the Consolidated Statements of Operations.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system. Members are required to own a certain amount of FHLB stock based on the Bank’s level of borrowings from the FHLB and other factors, and may invest in additional amounts of FHLB stock. The Bank’s investment in FHLB of Chicago stock meets the minimum amount required by current regulations and is carried at cost, which approximates fair value. Both cash and stock dividends are reported as income.

Defined Benefit Pension Plan

The Bank has a defined benefit pension plan (the “Plan”) covering substantially all of its employees hired prior to March 31, 2012. The benefits are based on years of service and the employee's average monthly pay received during the five highest consecutive calendar years in the last 10 years of employment under the Plan. Management contributes annually the amounts necessary to provide for defined benefit payments upon retirement or death as determined by the Plan's actuary. The Plan was frozen effective March 31, 2012 for all employees. No additional benefits are being accrued for active participants after that date and no new participants will be entered into the plan.

The Bank records annual amounts relating to the Plan based on calculations that incorporate various actuarial and other assumptions including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. The Bank reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends where appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income (loss) and amortized to net periodic pension cost over future periods. The Bank believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

F-36

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

The Bank recognizes the tax effects from an uncertain tax position in the consolidated financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Bank recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized, upon ultimate settlement with the relevant tax authority. The Bank recognizes interest and penalties accrued or released related to uncertain tax positions in current income tax expense or benefit.

Off-Balance Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Going Concern

On February 15, 2012, the Board of Directors of the Bank executed a Stipulation and Consent to the Issuance of an Amended Consent Order (“Consent Order”), jointly issued by the Federal Deposit Insurance Corporation (“FDIC”) and Wisconsin Department of Financial Institutions (“WDFI”). Pursuant to the Consent Order, the Bank has taken certain actions to address issues identified by the FDIC and WDFI. The Consent Order requires the Bank to, among other things, (i) retain qualified management; (ii) increase Board oversight; (iii) maintain minimum Tier 1 capital of 8% of average assets and minimum total risk-based capital of 12% of risk weighted assets; revise the capital plan submitted to the FDIC and WDFI (iv) revise the written plan to manage concentrations of credit; (v) revise the written plan to reduce the level of loan relationships and real estate owned greater than $500,000 and 90 days delinquent or classified substandard or doubtful; (vi) obtain monthly Board approval of the allowance for loan losses; (vii) revise the profit plan; and (viii) provide written status reports to the FDIC following each quarter end. The Consent Order will remain in effect until terminated, modified, or suspended in writing by the FDIC or WDFI. Management is required to submit an annual budget to the regulatory agencies in response to the amended consent order. The most recent budget submitted was as of January 1, 2018. The compliance with these items is monitored by management and the Board of Directors on a monthly basis.

The consolidated financial statements had been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Non -compliance with the regulatory Consent Order due to low levels of capital raised a substantial doubt about the ability of the Bank to continue as a going concern. Management has a plan to pursue reorganization to a mutual holding company and sell a minority share of the stock to the public which will increase capital levels. The Bank believes it has corrected all outstanding issues other than the low capital levels. If the Bank is unable to achieve compliance with requirements of the Consent Order, the FDIC or WDFI could force a sale, liquidation, or federal conservatorship or receivership of the Bank. See Note 18 “Regulatory Capital Requirements” for additional information.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-37

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standards Updates (“ASU”s) to the FASB Accounting Standards Codification (“ASC”). This section provides a summary description of recent ASUs that management expects may have an impact on the consolidated financial statements issued in the near future. Pursuant to final approvals of reorganization, as discussed in Note 19, the Bank will be classified as an emerging growth company and will elect to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Effective dates reflect this election.

In February 2018, the FASB issued Accounting Standards Update ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Income Tax Effects from Accumulated Other Comprehensive Income." ASU 2018-02 allows a reclassification from accumulated other comprehensive income (loss) ("AOCI”/”AOCL") to retained earnings for certain stranded tax effects resulting from the Tax Cuts and Jobs Act. For public entities, ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Bank’s adoption of ASU 2018-02 in the current period resulted in a reclassification of $454,323 from AOCL to retained earnings and had no effect on the Bank's consolidated results of operations, financial position or cash flows.

In March 2017, the FASB issued ASU 2017-08, Receivables — Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchases Callable Debt Securities. ASU 2017-08 amends guidance on the amortization period of premiums on certain purchases callable debt securities. The amendments shorten the amortization period of premiums on certain purchases callable debt securities to the earliest call date. ASU 2017-08 is effective for public business entities for annual periods beginning after December 15, 2019 with early adoption permitted. Management is currently evaluating the adoption of the new standard on the consolidated results of operations, financial position and cash flows of the Bank.

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. ASU 2017-07 applies to all entities that offer employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715, Compensation — Retirement Benefits. The amendments require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The amendments also allow only the service cost component to be eligible for capitalization when applicable (e.g., as a cost of internally manufactured inventory or a self-constructed asset). The amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted as of the beginning of an annual period for which financial statements (interim or annual) have not been issued or made available for issuance. The adoption of this guidance is not expected to have a material impact on the consolidated results of operations, financial position and cash flows of the Bank.

F-38

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) — Classification of Certain Cash Receipts and Cash Payments. This ASU adds or clarifies guidance on eight cash flow issues. The Update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Earlier application is permitted. Management is evaluating the provisions of ASU 2016-15, but believes that its adoption will not have a material impact on the Bank’s consolidated results of operations, financial position and cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments. This ASU replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses measured at amortized cost and certain other instruments, including loans, held-to-maturity debt securities, net investments in leases, and off-balance sheet credit exposures. The Update is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Management is assessing the potential impact on its consolidated results operations, financial position and cash flows; however, due to the significant differences in the revised guidance from existing U.S. GAAP, the implementation of this guidance may result in material changes in our accounting for credit losses on financial instruments.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606); Narrow-Scope Improvements and Practical Expedients.” ASU 2016-12 is intended to address certain specific issues identified by the FASB-IASB Joint Transition Resource Group for Revenue Recognition with respect to ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” For public entities, ASU 2016-12 and ASU 2014-09 are effective on a retrospective basis for the annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is not permitted. Based on our evaluation under the current guidance, we estimate that substantially all of our interest income and non-interest income will not be impacted by the adoption of these standards, because either the revenue from those contracts with customers is covered by other guidance in U.S. GAAP, or the anticipated revenue recognition outcomes with the adoption of these standards will likely be similar to our current revenue recognition practices. The Bank is continuing to evaluate its noninterest revenue streams, including deposit related fees, service charges, and income on the sale of uninsured products to determine the potential impact of the adoption on the Bank's consolidated financial statements. The Bank is expected to use the modified retrospective method for transition, in which the cumulative effect will be recognized at the date of adoption with no restatement of comparative periods presented. The Bank expects additional financial statement disclosures of non-interest income revenue streams and associated internal controls to be implemented along with the adoption of these standards. Management expects that the adoption of ASUs 2016-12 and 2014-09 will have no material effect on the Bank's consolidated results of operations, financial position or cash flows.

F-39

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 1 – Summary of Significant Accounting Policies (cont.)

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The amendments in this update increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For leases with a term of 12 months or less, the amendments permit lessee’s to make an accounting policy election by class of underlying assets not to recognize lease assets and lease liabilities. For finance leases, the amendments in this update require a lessee to 1) recognize a right-of use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet; 2) recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income; 3) classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, the amendments in this update require a lessee to 1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet; 2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis; 3) classify all cash payments within operating activities in the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. The Bank’s leases are operating leases and ASU 2016-02 will require us to add them to our consolidated balance sheet. The Bank’s operating leases are predominantly related to real estate. Management is currently evaluating other impacts this guidance will have on the consolidated results of operations, financial position and cash flows of the Bank.

In January 2016, the FASB issued ASU 2016-01, "Financial Instruments-overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-01 is intended to address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For public entities, ASU 2016-01 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is not permitted, except for certain provisions of ASU 2016-01, which are not applicable to the Bank. In February 2018, the FASB issued ASU 2018-03 which includes technical corrections and improvements to clarify the guidance in ASU 2016-01. Management expects the adoption of ASU 2016-01 and ASU 2018-03 to have no material effect on the Bank's consolidated results of operations, financial position or cash flows.

Reclassification

Certain September 30, 2017 amounts have been reclassified to conform to the June 30, 2018 presentation. The reclassifications had no effect on reported amounts of consolidated net income (loss) or equity.

NOTE 2 – Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer liabilities in an orderly transaction between market participants at the measurement date (exit price) and establishes a framework for measuring fair value.

To determine fair value the Bank utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Bank is able to classify fair value balances based on the observability of those inputs. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

F-40

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 2 – Fair Value of Financial Instruments (cont.)

>	Level 1 - Fair value is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as listed equities and U.S. Treasury securities.

>	Level 2 - Fair value is based upon quoted prices for similar, but not identical, assets and liabilities in active markets, and other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. This also includes quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data.

>	Level 3 - Fair value is based upon financial models using primarily unobservable inputs. Unobservable inputs reflect the Bank's own assumptions about the assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets

Available for sale securities Where quoted prices for securities are available in an active market, those securities are classified within Level 1 of the valuation hierarchy. If such quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of securities with similar characteristics, which would generally be classified within Level 2 of the valuation hierarchy, include certain AAA-rated U.S. government sponsored agency securities, municipal obligations, and mortgage-backed securities. A security using financial models based upon primarily unobservable inputs, such as commercial paper, would generally be classified within Level 3 of the valuation hierarchy.

Loans The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses may be established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the collateral exceeds the recorded investments in such loans and for which carrying amount will remain at amortized cost. Impaired loans where an allowance is established based on the fair value of collateral or expected cash flows require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, less selling costs, the Bank records the impaired loan as a non-recurring Level 3 valuation. At June 30, 2018 and September 30, 2017, substantially all of the impaired loans were evaluated based on the fair value of the collateral with adjustments to their appraised values ranging from 5-15% for selling costs.

F-41

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 2 – Fair Value of Financial Instruments (cont.)

Other real estate owned, net Assets on which the underlying collateral has been repossessed are initially recorded at the fair market value of the real estate acquired less estimated costs to sell.

Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, less selling costs, the Bank records the repossessed asset as a non-recurring Level 3 valuation. At June 30, 2018 and September 30, 2017 substantially all of the Other real estate owned was evaluated based on the fair value of the collateral with adjustments to their appraised values ranging from 5-15% for selling costs.

The following tables set forth, by level within the fair value hierarchy, the Bank's financial assets that were accounted for at fair value on a recurring and non-recurring basis as of June 30, 2018 and September 30, 2017, respectively. According to fair value guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Bank's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following table presents assets measured at fair value on a recurring basis:

	Fair Value as of June 30, 2018
	Level 1	Level 2	Level 3	Total

Securities classified as available for sale:
Obligations of states and political subdivisions	$-	$19,426,437	$-	$19,426,437
Mortgage backed securities	-	1,157,941	-	1,157,941
Certificates of deposit	-	321,709	-	321,709
Total	$-	$20,906,087	$-	$20,906,087

	Fair Value as of September 30, 2017
	Level 1	Level 2	Level 3	Total

Securities classified as available for sale:
Obligations of states and political subdivisions	$-	$20,643,316	$-	$20,643,316
Mortgage backed securities	-	6,818	-	6,818
Total	$-	$20,650,134	$-	$20,650,134

F-42

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 2 – Fair Value of Financial Instruments (cont.)

Fair value of level 3 assets measured on a recurring basis is determined based upon financial models using primarily unobservable inputs.

The following table presents additional information about Level 3 assets measured at fair value on a recurring basis:

	For the nine months ended June 30, 2018	For the year ended September 30,2017
Balance, beginning of period	$-	$1,995,337
Purchases	-	-
Maturities	-	(1,995,337)
Other comprehensive gain (loss)	-	-
Balance, end of period	$-	$-

Assets measured at fair value on non-recurring basis:

	Fair Value as of June 30, 2018
	Level 1	Level 2	Level 3	Total

Loans, net	$-	$-	$140,765	$140,765
Other real estate owned, net	-	-	3,957,133	3,957,133
Total	$-	$-	$4,097,898	$4,097,898

	Fair Value as of September 30, 2017
	Level 1	Level 2	Level 3	Total

Loans, net	$-	$-	$161,646	$161,646
Other real estate owned, net	-	-	4,370,981	4,370,981
Total	$-	$-	$4,532,627	$4,532,627

Financial Disclosures about Fair Value of Financial Instruments

Accounting guidance requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all non-financial instruments are excluded from the scope of the guidance. Accordingly, the fair value disclosures required by the guidance are only indicative of the value of individual financial instruments, as of the dates indicated and should not be considered an indication of the fair value of Bank.

F-43

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 2 – Fair Value of Financial Instruments (cont.)

The estimated fair values of financial instruments are as follows:

	June 30, 2018		September 30, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value

FINANCIAL ASSETS
Cash and cash equivalents	$6,134,146	$6,134,146	$5,618,063	$5,618,063
Interest bearing deposits in banks	$157,459	$157,459	$91,800	$91,800
Available for sale securities	$20,906,087	$20,906,087	$20,650,134	$20,650,134
Loans	$263,998,800	$256,952,400	$262,073,096	$263,358,796
Loans held for sale	$6,416,385	$6,416,385	$4,062,091	$4,062,091
Federal Home Loan Bank stock	$2,070,000	$2,070,000	$1,140,500	$1,140,500
Accrued interest receivable	$879,292	$879,292	$966,066	$966,066
FINANCIAL LIABILITIES
Deposits	$244,463,480	$220,870,600	$260,511,113	$242,792,800
Federal Home Loan Bank borrowings	$46,000,000	$46,000,000	$22,700,000	$22,700,000
Accrued interest payable	$93,053	$93,053	$57,478	$57,478

The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring and non-recurring basis have been previously disclosed. The following methods and assumptions were used to estimate the fair value of other financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents – Due to their short term nature, the carrying amount of cash equivalents approximates fair value and is categorized in level 1 of the fair value hierarchy.

Interest bearing deposits in banks – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Available for sale securities – The fair value is estimated using quoted market prices or by using pricing models and is categorized in level 2 of the fair value hierarchy.

Federal Home Loan Bank stock – No secondary market exists for FHLB stock. The stock is bought and sold at par by the FHLB and management believes the carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Loans– The fair value of variable rate loans that reprice frequently are based on carrying values. The fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and is categorized in level 3 of the fair value hierarchy.

Loans held for sale – Fair value is based on commitments on hand from investors or prevailing market prices and is categorized in level 2 of the fair value hierarchy.

F-44

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 2 – Fair Value of Financial Instruments (cont.)

Accrued interest receivable – The carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

Deposits – Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently offered on similar time deposits. Deposits are categorized in level 3 of the fair value hierarchy.

Federal Home Loan Bank borrowings – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Accrued interest payable – The carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

The estimated fair value of fee income on letters of credit at June 30, 2018 and September 30, 2017 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at June 30, 2018 and September 30, 2017.

NOTE 3 – Cash and Due From Banks

The Bank is required to maintain vault cash and reserve balances with Federal Reserve Bank is based upon a percentage of deposits. These requirements approximated $1,439,000 at June 30, 2018 and $1,451,000 at September 30 2017.

F-45

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 4 – Available for Sale Securities

Amortized costs and fair values of available for sale securities are summarized as follows:

	June 30, 2018
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Obligations of states and political subdivisions	$19,846,714	$3,291	$423,568	$19,426,437
Mortgage-backed securities	1,162,412	-	4,471	1,157,941
Certificates of deposit	330,000	-	8,291	321,709
	$21,339,126	$3,291	$436,330	$20,906,087

	September 30, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Obligations of states and political subdivisions	$20,621,470	$149,670	$127,824	$20,643,316
Mortgage-backed securities	6,800	18	-	6,818
	$20,628,270	$149,688	$127,824	$20,650,134

F-46

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 4 – Available for Sale Securities (cont.)

The following tables present the portion of the Bank's available for sale securities portfolio which has gross unrealized losses, reflecting the length of time that individual securities have been in a continuous unrealized loss position:

	June 30, 2018
	Continuous Unrealized		Continuous Unrealized
	Losses Existing for Less		Losses Existing for 12 Months
	Than 12 Months		or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of states and political subdivisions	$15,856,505	$282,562	$2,045,230	$141,005	$17,901,735	$423,567
Mortgage backed	1,157,940	4,472	-	-	1,157,940	4,472
Certificates of deposit	321,709	8,291	-	-	321,709	8,291
	$17,336,154	$295,325	$2,045,230	$141,005	$19,381,384	$436,330

Management does not believe any individual unrealized loss as of June 30, 2018 represents other than temporary impairment. The Bank holds $2,045,230, comprised of 9 securities, in obligations of states and political subdivisions at June 30, 2018 that have an unrealized loss existing for 12 months or greater. Management believes the temporary impairment in fair value was caused by market fluctuations in interest rates. Although these securities are classified as available for sale, management does not have the intent to sell the security and it is more likely than not it will be able to hold the security through a recovery period or until maturity.

September 30, 2017
	Continuous Unrealized Losses Existing for Less Than 12 Months		Continuous Unrealized Losses Existing for 12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of states and political subdivisions	$3,751,390	$14,080	$1,475,338	$113,744	$5,226,728	$127,824

Management does not believe any individual unrealized loss as of September 30, 2017 represents other than temporary impairment. The Bank holds $1,475,338, comprised of 5 securities, in obligations of states and political subdivisions at September 30, 2017 that have an unrealized loss existing for 12 months or greater. Management believes the temporary impairment in fair value was caused by market fluctuations in interest rates. Although these securities are classified as available for sale, management does not have the intent to sell the security and it is more likely than not it will be able to hold the security through a recovery period or until maturity.

F-47

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 4 – Available for Sale Securities (cont.)

The amortized cost and fair value of available for sale securities as of June 30, 2018 are shown below by contractual maturity. Expected maturities of mortgage-backed securities will differ from contractual maturities since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary:

	Amortized
	Cost	Fair Value

Due in one year or less	$1,700,606	$1,693,404
Due after one year through 5 years	6,929,573	6,829,893
Due after 5 years through 10 years	11,291,386	10,979,386
Due after 10 years	255,149	245,463
Totals	$20,176,714	$19,748,146

During the nine months ended June 30, 2018 and the year ended September 30, 2017, the Bank did not sell any available for sale securities. The Bank pledged $7,410,000 and $7,540,000 of available for sale securities at June 30, 2018 and September 30, 2017, respectively, as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 5 – Loans

Major classifications of loans are as follows:

	June 30, 2018	September 30, 2017
Construction, Land, Development	$4,845,372	$3,454,935
1-4 family owner occupied	122,598,962	119,847,244
1-4 family non-owner occupied	23,836,875	22,837,446
Multifamily	71,100,731	60,882,719
Commercial owner occupied	7,351,591	13,212,818
Commercial non-owner occupied	24,211,269	30,794,986
Consumer & Installment Loans	11,378,159	12,922,252

Total Loans	265,322,959	263,952,400
Less:
Allowance for loan losses	(1,324,159)	(1,879,304)

Loans, net	$263,998,800	$262,073,096

F-48

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

The Bank engages in a variety of lending activities, including commercial, residential real estate and consumer transactions. The Bank focuses its lending activities on individuals, professionals and small to medium sized businesses. Risks associated with lending activities include economic conditions and changes in interest rates, which can adversely impact both the ability of borrowers to repay their loans and the value of the associated collateral.

Commercial and industrial loans, commercial real estate loans, construction loans and residential real estate loans with a business purpose are generally perceived as having more risk of default than residential real estate loans with a personal purpose and consumer loans. These types of loans involve larger loan balances to a single borrower or groups of related borrowers and are more susceptible to a risk of loss during a downturn in the business cycle. Commercial real estate and residential real estate loans secured for a business purpose are originated primarily within the metropolitan Milwaukee market area at conservative loan-to-value ratios and often backed by the individual guarantees of the borrowers or owners. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. Commercial and industrial loans may involve greater risk because the availability of funds to repay these loans depends on the successful operation of the borrower’s business. The assets financed are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets, such as accounts receivable and inventory, to cash. Typical collateral for commercial and industrial loans includes the borrower’s accounts receivable, inventory and machinery and equipment.

The Bank originates fixed-rate and adjustable-rate real estate-residential mortgage loans for personal purposes that are secured by first liens on the underlying 1-4 family residential properties. Credit risk exposure in this area of lending is minimized by the evaluation of the credit worthiness of the borrower, including debt-to-income ratios, credit scores and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance.

The real estate-home equity portfolio primarily consists of variable-rate home equity lines of credit, and to a lesser extent, fixed-rate home equity loans. Risks associated with loans secured by residential properties are generally lower than commercial loans and include general economic risks, such as the strength of the job market, employment stability and the strength of the housing market. Since most loans are secured by a primary or secondary residence, the borrower’s continued employment is the greatest risk to repayment.

The Bank offers a variety of loans to individuals for personal and household purposes. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and is more likely to decrease in value than real estate. Credit risk in this portfolio is controlled by conservative underwriting standards that consider debt-to-income levels and the creditworthiness of the borrower and, if secured, collateral values.

F-49

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

Policies have been established that set standards for the maximum commercial real estate loan amount by type of property, loan terms, pricing structures, loan-to-value limits by property type, as well as policies and procedures for granting exceptions to established underwriting standards.

The Bank’s residential real estate lending policies require all loans to have viable repayment sources. Residential real estate loans are evaluated for the adequacy of these repayment sources at the time of approval using such factors as credit scores, debt-to-income ratios and collateral values. Home equity loans and lines of credit are generally governed by the same lending policies.

Origination activities for construction real estate loans are similar to those described above for commercial real estate and residential real estate lending.

Non-performing loans are as follows:

	Non-Performing Loans
	June 30, 2018	September 30, 2017
Nonaccrual Loans	$1,444,404	$1,765,163
Total non-performing loans	$1,444,404	$1,765,163

Restructured loans, accruing	$-	$1,407,541
Total Impaired Loans	$1,444,404	$3,172,704

Impaired loans are as follows as of:

June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
With related allowance recorded
Recorded investment	$-	$-	$95,214	$-	$198,829	$-	$62,687	$356,730
Unpaid principal balance	-	-	95,214	-	198,829	-	62,687	356,730
Related allowance	-	-	35,678	-	117,600	-	62,687	215,965

With no related allowance recorded
Recorded investment	$87,371	$924,135	$-	$-	$-	$-	$76,168	$1,087,674
Unpaid principal balance	87,371	924,135	-	-	-	-	76,168	1,087,674
Related allowance	-	-	-	-	-	-	-	-

Total
Recorded investment	$87,371	$924,135	$95,214	$-	$198,829	$-	$138,855	$1,444,404
Unpaid principal balance	87,371	924,135	95,214	-	198,829	-	138,855	1,444,404
Related allowance	-	-	35,678	-	117,600	-	62,687	215,965

Average recorded balance	$43,686	$893,915	$95,214	$-	$201,399	$234,590	$117,420	$1,586,224

Interest income recognized while impaired	$-	$-	$-	$-	$-	$14,924	$-	$14,924
Interest income recognized on a cash basis while impaired	-	14,037	-	-	8,346	-	1,287	23,670
Total interest on impaired loans	$-	$14,037	$-	$-	$8,346	$14,924	$1,287	$38,594

F-50

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

Impaired loans are as follows as of:

September 30, 2017
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
With related allowance recorded
Recorded investment	$-	$48,615	$95,214	$-	$203,067	$-	$74,183	$421,079
Unpaid principal balance	-	48,615	95,214	-	203,067	-	74,183	421,079
Related allowance	-	16,857	35,536	-	135,799	-	71,241	259,433

With no related allowance recorded
Recorded investment	$-	$1,176,128	$-	$-	$-	$1,407,541	$167,956	$2,751,625
Unpaid principal balance	-	1,176,128	-	-	-	1,407,541	167,956	2,751,625
Related allowance	-	-	-	-	-	-	-	-

Total
Recorded investment	$-	$1,224,743	$95,214	$-	$203,067	$1,407,541	$242,139	$3,172,704
Unpaid principal balance	-	1,224,743	95,214	-	203,067	1,407,541	242,139	3,172,704
Related allowance	-	16,857	35,536	-	135,799	-	71,241	259,433

Average recorded balance	$-	$1,086,998	$51,824	$-	$204,904	$4,642,162	$64,599	$6,050,487

Interest income recognized while impaired	$-	$-	$-	$-	$-	$66,950	$-	$66,950
Interest income recognized on a cash basis while impaired	-	11,420	-	-	9,434	-	61	20,915
Total interest on impaired loans	$-	$11,420	$-	$-	$9,434	$66,950	$61	$87,865

Loans are individually evaluated for impairment once a weakness or adverse trend is identified that may jeopardize the repayment of the loan in accordance with the terms of the loan.

The following are the Bank’s risk rating definitions:

Pass: Loans in this category are to persons or entities that span from having financial characteristics of unquestioned strength to entities that have potential risks that if left uncorrected could at some point result in deterioration of the Bank’s credit position. Loans in this category are rated “1” through “4” with the lower risk being identified with a lower numerical rating. General characteristics that are monitored include borrower net worth, liquidity and entity profitability.

Special Mention: Loans in this category contain some weakness or potential weakness that if left uncorrected may result in the deterioration of the repayment capacity. Loans in this category are rated as a “5”.

Substandard: Loans in this category exhibit the same characteristics as “5” rated credits and are inadequately protected by the current net worth and paying capacity of the obligor and/or of the collateral pledged as security for the asset. Loans in this category are rated as a “6”.

Real Estate in Judgement: Loans in this category have been placed in non-accrual and the Bank has taken legal action to preserve its position. Loans in this category are rated as a “7”.

F-51

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

The following is a summary of loans by risk rating:

June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
1 - 4	$4,758,001	$121,674,827	$23,001,683	$70,755,990	$7,152,762	$13,952,614	$11,239,304	$252,535,181
5	-	-	739,978	344,741	-	10,258,655	-	11,343,374
6	87,371	446,352	-	-	198,829	-	138,855	871,407
7	-	477,783	95,214	-	-	-	-	572,997
Total	$4,845,372	$122,598,962	$23,836,875	$71,100,731	$7,351,591	$24,211,269	$11,378,159	$265,322,959

September 30, 2017
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
1 - 4	$3,454,935	$118,622,501	$22,742,232	$60,882,719	$13,009,751	$21,018,009	$12,680,113	$252,410,260
5	-	-	-	-	-	8,369,436	-	8,369,436
6	-	1,114,816	95,214	-	-	1,407,541	185,919	2,803,490
7	-	109,927	-	-	203,067	-	56,220	369,214
Total	$3,454,935	$119,847,244	$22,837,446	$60,882,719	$13,212,818	$30,794,986	$12,922,252	$263,952,400

F-52

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017 (Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

The following is a summary of past due loans:

June 30, 2018
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
30-59 days, accruing	$75,058	$2,074,976	$-	$-	$-	$-	$91,075	$2,241,109
60-89 days, accruing	-	-	-	-	-	-	-	-
90 days & over or nonaccrual	87,371	924,135	95,214	-	198,829	-	138,855	1,444,404
Total	$162,429	$2,999,111	$95,214	$-	$198,829	$-	$229,930	$3,685,513

September 30, 2017
	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
30-59 days, accruing	$116,298	$1,346,048	$-	$-	$-	$157,616	$34,371	$1,654,333
60-89 days, accruing	-	38,459	-	-	-	-	-	38,459
90 days & over or nonaccrual	-	1,224,743	95,214	-	203,067	-	242,139	1,765,163
Total	$116,298	$2,609,250	$95,214	$-	$203,067	$157,616	$276,510	$3,457,955

Certain directors and executive officers of the Bank, and their related interests, had loans outstanding in the aggregate amounts of $1,080,125 and $1,152,859 at June 30, 2018 and September 30, 2017, respectively. During the nine months ended June 30, 2018, $0 in new loans were made and repayments totaled $72,734. During the year ended September 30, 2017, $5,800 in new loans were made and repayments totaled $764,237. Except for loans with a discounted interest rate made to executive officers pursuant to a program that is available to all Bank employees and that complies with applicable banking regulations, these loans were made on substantially the same terms, including collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risks of collectability or present other unfavorable features.

F-53

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

TDRs involve the granting of some concession to a distressed borrower resulting in a loan modification such as; payment schedule changes, interest rate reductions, or principal charge-offs. There were no new TDRs during the nine months ending June 30, 2018 and year ended September 30, 2017. There were also no TDRs that defaulted during the period that were modified within the previous 9 months as of June 30, 2018 or within the previous 12 months as of September 30, 2017.

The following is a summary of TDRs as of June 30, 2018:

	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
Accruing
Beginning balance	$-	$-	$-	$-	$-	$1,407,541	$-	$1,407,541
Transfer to other loan category	-	-	-	-	-	-	-	-
Principal payments	-	-	-	-	-	-	-	-
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
New restructureds	-	-	-	-	-	-	-	-
Transfers out of TDR status	-	-	-	-	-	(1,407,541)	-	(1,407,541)
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers to nonaccrual	-	-	-	-	-	-	-	-
Transfers out of nonaccrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Nonaccrual
Beginning balance	$-	$-	$-	$-	$-	$-	$-	$-
Principal payments	-	-	-	-	-	-	-	-
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers from accrual	-	-	-	-	-	-	-	-
Transfers to accrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Totals
Beginning balance	$-	$-	$-	$-	$-	$1,407,541	$-	$1,407,541
Transfer to other loan category	-	-	-	-	-	-	-	-
Principal payments	-	-	-	-	-	-	-	-
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
New restructureds	-	-	-	-	-	-	-	-
Transfers out of TDR status	-	-	-	-	-	(1,407,541)	-	(1,407,541)
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers to nonaccrual	-	-	-	-	-	-	-	-
Transfers from accrual	-	-	-	-	-	-	-	-
Transfers out of nonaccrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Loans that have previously been restructured in a troubled debt restructuring and are no longer impaired based on the terms specified in their restructuring agreement, as well as, are now at a rate equal to or greater than a rate the Bank is willing to accept for a loan with comparable risk are transferred out of TDR status.  All loans transferred out of TDR status during 2018 and 2017 have met the above criteria.

F-54

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 5 – Loans (cont.)

The following is a summary of TDRs as of September 30, 2017:

	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner Occupied	Commercial Non-Owner Occupied	Consumer & Installment	Total
Accruing
Beginning balance	$-	$-	$-	$-	$-	$2,591,816	$-	$2,591,816
Transfer to other loan category	-	-	-	-	-	-	-	-
Principal payments	-	-	-	-	-	(34,381)	-	(34,381)
Charge-offs	-	-	-	-	-	-	-	-
Sales	-	-	-	-	-	-	-	-
New restructureds	-	-	-	-	-	-	-	-
Transfers out of TDR status	-	-	-	-	-	(1,149,894)	-	(1,149,894)
Transfers to foreclosed properties	-	-	-	-	-	-	-	-
Transfers to nonaccrual	-	-	-	-	-	-	-	-
Transfers out of nonaccrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$1,407,541	$-	$1,407,541

Nonaccrual
Beginning balance	$-	$146,904	$-	$-	$-	$6,253,421	$-	$6,400,325
Principal payments	-	-	-	-	-	(683,032)	-	(683,032)
Charge-offs	-	-	-	-	-	(2,610,344)	-	(2,610,344)
Sales	-	-	-	-	-	-	-	-
Transfers to foreclosed properties	-	(146,904)	-	-	-	(2,960,045)	-	(3,106,949)
Transfers from accrual	-	-	-	-	-	-	-	-
Transfers to accrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$-	$-	$-

Totals
Beginning balance	$-	$146,904	$-	$-	$-	$8,845,237	$-	$8,992,141
Transfer to other loan category	-	-	-	-	-	-	-	-
Principal payments	-	-	-	-	-	(717,413)	-	(717,413)
Charge-offs	-	-	-	-	-	(2,610,344)	-	(2,610,344)
Sales	-	-	-	-	-	-	-	-
New restructureds	-	-	-	-	-	-	-	-
Transfers out of TDR status	-	-	-	-	-	(1,149,894)	-	(1,149,894)
Transfers to foreclosed properties	-	(146,904)	-	-	-	(2,960,045)	-	(3,106,949)
Transfers to nonaccrual	-	-	-	-	-	-	-	-
Transfers from accrual	-	-	-	-	-	-	-	-
Transfers out of nonaccrual	-	-	-	-	-	-	-	-
Ending balance	$-	$-	$-	$-	$-	$1,407,541	$-	$1,407,541

F-55

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017 (Unaudited) and for the Year Ended September 30, 2017

NOTE 6 – Allowance for Loan Losses

The allowance for loan losses reflected in the accompanying consolidated financial statements represents the allowance available to absorb probable and inherent loan losses in the loan portfolio. An analysis of changes in the allowance is presented in the following tabulation:

	June 30, 2018
Allowance	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner- Occupied	Commercial Non-Owner Occupied	Consumer	Not Specifically Allocated	Total
Balance at 10/1/17	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Charge-offs	-	(54,345)	-	-	-	(979,468)	(1,363)	-	(1,035,176)
Recoveries	30,064	18,007	1,400	-	-	4,000	1,560	-	55,031
Provision	(109,261)	(9,992)	(51,621)	10,218	(29,913)	1,101,191	(66,541)	(419,081)	425,000
Balance at 6/30/18	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159
Allowance
Ending balance individually evaluated for impairment	$-	$-	$35,678	$-	$117,600	$-	$62,687	$-	$215,965
Ending balance collectively evaluated for impairment	4,758	7,300	35,375	71,101	14,306	925,355	35,409	14,590	1,108,194
Ending balance	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159
Loans
Ending balance individually evaluated for impairment	$87,371	$924,135	$95,214	$-	$198,829	$-	$138,855	$-	$1,444,404
Ending balance collectively evaluated for impairment	4,758,001	121,674,827	23,741,661	71,100,731	7,152,762	24,211,269	11,239,304	-	263,878,555
Total loans	$4,845,372	$122,598,962	$23,836,875	$71,100,731	$7,351,591	$24,211,269	$11,378,159	$-	$265,322,959
Less allowance	$4,758	$7,300	$71,053	$71,101	$131,906	$925,355	$98,096	$14,590	$1,324,159
Total	$4,840,614	$122,591,662	$23,765,822	$71,029,630	$7,219,685	$23,285,914	$11,280,063	$(14,590)	$263,998,800

	September 30, 2017
Allowance	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner- Occupied	Commercial Non-Owner Occupied	Consumer	Not Specifically Allocated	Total
Balance at 10/1/16	$93,082	$228,287	$399,025	$73,750	$130,371	$3,356,400	$138,474	$62,226	$4,481,615
Charge-offs	-	(13,622)	(17,500)	-	-	(2,638,844)	(3,739)	-	(2,673,705)
Recoveries	12,000	33,505	8,902	688	-	11,000	5,299	-	71,394
Provision	(21,127)	(194,540)	(269,153)	(13,555)	31,448	71,076	24,406	371,445	-
Balance at 9/30/17	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Allowance
Ending balance individually evaluated for impairment	$-	$16,857	$35,536	$-	$135,799	$-	$71,241	$-	$259,433
Ending balance collectively evaluated for impairment	83,955	36,773	85,738	60,883	26,020	799,632	93,199	433,671	1,619,871
Ending balance	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Loans
Ending balance individually evaluated for impairment	$-	$1,224,743	$95,214	$-	$203,067	$1,407,541	$242,139	$-	$3,172,704
Ending balance collectively evaluated for impairment	3,454,935	118,622,501	22,742,232	60,882,719	13,009,751	29,387,445	12,680,113	-	260,779,696
Total loans	$3,454,935	$119,847,244	$22,837,446	$60,882,719	$13,212,818	$30,794,986	$12,922,252	$-	$263,952,400
Less allowance	$83,955	$53,630	$121,274	$60,883	$161,819	$799,632	$164,440	$433,671	$1,879,304
Total	$3,370,980	$119,793,614	$22,716,172	$60,821,836	$13,050,999	$29,995,354	$12,757,812	$(433,671)	$262,073,096

F-56

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 6 – Allowance for Loan Losses (cont.)

	June 30, 2017 (Unaudited)
Allowance	Construction, Land, Development	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial Owner- Occupied	Commercial Non-Owner Occupied	Consumer	Not Specifically Allocated	Total
Balance at 10/1/16	$93,082	$228,287	$399,025	$73,750	$130,371	$3,356,400	$138,474	$62,226	$4,481,615
Charge-offs	-	(8,040)	(17,500)	-	-	(2,610,344)	(2,301)	-	(2,638,185)
Recoveries	9,000	26,738	8,902	688	-	8,000	4,454	-	57,782
Provision	(40,545)	(107,731)	(146,592)	(14,973)	30,401	(4,470)	(4,220)	288,130	-
Balance at 6/30/17	$61,537	$139,254	$243,835	$59,465	$160,772	$749,586	$136,407	$350,356	$1,901,212
Allowance
Ending balance individually evaluated for impairment	$-	$21,552	$35,091	$-	$134,400	$-	$17,675	$-	$208,718
Ending balance collectively evaluated for impairment	61,537	117,702	208,744	59,465	26,372	749,586	118,732	350,356	1,692,494
Ending balance	$61,537	$139,254	$243,835	$59,465	$160,772	$749,586	$136,407	$350,356	$1,901,212
Loans
Ending balance individually evaluated for impairment	$-	$1,079,511	$95,214	$-	$203,067	$1,416,273	$81,108	$-	$2,875,173
Ending balance collectively evaluated for impairment	3,152,517	117,701,713	22,112,751	59,465,109	13,186,175	29,303,608	13,236,516	-	258,158,389
Total loans	$3,152,517	$118,781,224	$22,207,965	$59,465,109	$13,389,242	$30,719,881	$13,317,624	$-	$261,033,562
Less allowance	$61,537	$139,254	$243,835	$59,465	$160,772	$749,586	$136,407	$350,356	$1,901,212
Total	$3,090,980	$118,641,970	$21,964,130	$59,405,644	$13,228,470	$29,970,295	$13,181,217	$(350,356)	$259,132,350

NOTE 7 – Loan Servicing

The unpaid principal balance of loans serviced for others, which is not included in the consolidated financial statements, was $1,863,097 and $7,843,419 at June 30, 2018 and September 30, 2017, respectively. The Bank maintained custodial balances in the amount of $6,471 and $124,418 at June 30, 2018 and September 30, 2017, respectively, in connection with the foregoing loan servicing.

F-57

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 8 – Other Real Estate Owned, Net

Other real estate owned properties are summarized as follows:

	June 30, 2018	September 30, 2017

Beginning balance	$4,370,981	$1,996,909
Charge offs and capital expenditures, net	(317,970)	35,704
Transfer from loans	349,982	3,418,464
Sale proceeds	(591,299)	(1,114,555)
Net gain on sale of other real estate owned	145,439	34,459
Total other real estate owned	3,957,133	4,370,981
Valuation allowance	-	-
Other real estate owned, net	$3,957,133	$4,370,981

The recorded investment in 1-4 family owner occupied that were in process of foreclosure was $477,783 at June 30, 2018 and $109,927 at September 30, 2017. At both June 30, 2018 and September 30, 2017, legal title for all residential real estate property collateralizing 1-4 family owner occupied properties held in other real estate owned has been transferred to the Bank.

NOTE 9 – Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation are summarized as follows:

	June 30, 2018	September 30, 2017

Land	$2,319,381	$2,319,381
Office buildings and improvements	10,564,184	10,505,506
Leasehold improvements	470,951	470,951
Furniture and fixtures	5,980,879	5,729,780
	19,335,395	19,025,618
Less: Accumulated depreciation	(11,082,969)	(10,697,617)

Net premises and equipment	$8,252,426	$8,328,001

Depreciation expense amounted to $385,352, $519,420, and $389,931 for the nine months ended June 30, 2018, the year ended September 30, 2017, and the nine months ended June 30, 2017, respectively.

F-58

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 10 – Accrued Interest Receivable and Other Assets

A summary of accrued interest receivable and other assets is as follows:

	June 30, 2018	September 30, 2017

Accrued interest receivable	$879,292	$966,066
Prepaid expenses and other assets	652,314	539,753
Totals	$1,531,606	$1,505,819

NOTE 11 – Deposits

The aggregate amount of certificates of deposit, each with a minimum denomination of $250,000, was approximately $9,576,416 at June 30, 2018 and $10,939,607 at September 30, 2017.

At June 30, 2018, the scheduled maturities of certificates of deposit are as follows:

2019	$53,772,362
2020	22,507,035
2021	2,651,289
2022	10,229,621
2023	8,752,459
Thereafter	24,260
$97,937,026

The aggregate amount of overdrafts reclassified into loans was $27,532 at June 30, 2018 and $43,510 at September 30, 2017.

Deposits from directors and executive officers of the Bank, and their related interests, totaled $1,166,451 and $1,044,343 at June 30, 2018 and September 30, 2017, respectively.

F-59

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 12– Borrowings

Borrowings consist of the following:

	June 30, 2018	September 30, 2017

FHLB variable rate advance (2.01% as of 2018, 1.21% as of 2017)	$4,100,000	$200,000
FHLB fixed rate advance (1.18%, matures 10/3/17)	-	5,000,000
FHLB fixed rate advance (1.20%, matures 10/2/17)	-	2,500,000
FHLB fixed rate advance (1.20%, matures 10/3/17)	-	2,000,000
FHLB fixed rate advance (1.20%, matures 10/6/17)	-	3,000,000
FHLB fixed rate advance (1.33%, matures 3/26/18)	-	5,000,000
FHLB fixed rate advance (1.39%, matures 6/25/18)	-	5,000,000
FHLB fixed rate advance (2.04%, matures 7/2/18)	2,000,000	-
FHLB fixed rate advance (2.03%, matures 7/3/18)	1,000,000	-
FHLB fixed rate advance (2.03%, matures 7/5/18)	1,400,000	-
FHLB fixed rate advance (1.92%, matrues 7/10/18)	6,000,000	-
FHLB fixed rate advance (1.73%, matrues 7/11/18)	4,000,000	-
FHLB fixed rate advance (1.78%, matures 7/23/18)	1,000,000	-
FHLB fixed rate advance (1.80%, matures 7/30/18)	2,500,000	-
FHLB fixed rate advance (2.07%, matures 8/9/18)	3,300,000	-
FHLB fixed rate advance (2.09%, matures 8/13/18)	1,700,000	-
FHLB fixed rate advance (2.12%, matures 9/17/18)	5,000,000	-
FHLB fixed rate advance (2.12%, matures 9/19/18)	4,000,000	-
FHLB fixed rate advance (2.15%, matures 10/15/18)	5,000,000	-
FHLB fixed rate advance (2.22%, matures 11/13/18)	2,300,000	-
FHLB fixed rate advance (2.22%, matures 11/14/18)	2,700,000	-
	$46,000,000	$22,700,000

The Bank has a master contract agreement with the Federal Home Loan Bank (“FHLB”), which provides for borrowing up to the maximum $86,261,450 at June 30, 2018. The FHLB provides both fixed and floating rate advances. Fixed rate advances are priced in reference to market rates of interest at the time of the advance, namely the rates that FHLB pays to borrowers at various maturities. Variable rate advances are adjusted at the end of each business day based on the actual Federal Funds rate earned by the FHLB that day. The Bank has an open line of credit with the FHLB with a variable interest rate. The open line of credit matures daily, automatically renewing. The Bank had $4,100,000 and $200,000 outstanding on the open line of credit at June 30, 2018 and September 30, 2017, respectively. Additionally, the Bank had $41,900,000 and $22,500,000 outstanding in term advances at June 30, 2018 and September 30, 2017, respectively. FHLB 30 day advances are pre-payable with a two day notice by the Bank. The advances are collateralized by a security agreement pledging a portion of the Bank's real estate mortgages with a carrying value of approximately $136,963,840 and $96,806,313 at June 30, 2018 and September 30, 2017, respectively.

The Bank has an agreement with U.S. Bank, which provides for borrowing up to the maximum of $5,000,000, at June 30, 2018 and September 30, 2017. There were no amounts outstanding as of June 30, 2018 and September 30, 2017. U.S. Bank provides overnight fixed rate advances which are collateralized by a security agreement pledging a portion of the Bank’s securities with a par value of approximately $7,410,000 and $7,790,000 as of June 30, 2018 and September 30, 2017, respectively.

F-60

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 13 – Income Taxes

The provision for income taxes included in the accompanying consolidated financial statements consists of the following components:

	June 30, 2018	September 30, 2017

Current tax expense (benefit):
Federal	$(259,421)	$-
State	(104,823)	-
	(364,244)	-

Deferred tax benefit:
Federal	(61,178)	-
State	-	-
	(61,178)	-

Total income tax expense (benefit)	$(425,422)	$-

	June 30, 2018	September 30, 2017
Deferred tax assets
Federal net operating loss	$6,618,021	$10,298,154
Other real estate owned	819,818	1,031,082
State loss and contribution	2,978,855	2,425,591
Pension	-	235,570
Unrealized loss on available for sale securities	118,031	-
Bad debt reserve	360,714	736,950
Other assets	111,107	131,860
Total deferred tax assets	11,006,546	14,859,207
Deferred tax liabilities
Pension	(64,891)	-
Deferred loan fees	(131,132)	(193,788)
Depreciation	(108,766)	(132,069)
FHLB dividends	(62,985)	(90,668)
Unrealized gain on available for sale securities	-	(8,481)
Other liabilities	(74,349)	(81,023)
Total deferred tax liabilities	(442,123)	(506,029)
Valuation allowance	(10,503,245)	(14,353,178)
Net deferred tax asset	$61,178	$-

F-61

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 13 – Income Taxes (cont.)

	June 30, 2018		September 30, 2017
		Percent of		Percent of
		Pretax		Pretax
	Amount	Income	Amount	Income
Reconciliation of statutory to effective rates
Federal income taxes at statutory rate	$(260,849)	25.38%	$72,010	34.00%
Adjustments for
True up of payable	(259,421)	25.24%	-	0.00%
Refundable AMT tax credit	(61,178)	5.95%	-	0.00%
State income taxes, net of valuation allowance	(104,823)	10.20%	-	0.00%
Federal valuation allowance	245,698	-23.91%	(95,624)	-45.15%
Other - Net	15,151	-1.47%	23,614	11.15%

Effective income taxes - operations	$(425,422)	41.39%	$-	-

Deferred tax assets primarily relate to the difference in the allowance for loan losses (and other real estate owned) for book and tax purposes and net operating losses. The Bank has federal net operating loss carryforwards of approximately $31.5 million and $30.3 million as of June 30, 2018 and September 30, 2017. The Bank has state net operating loss carryforwards of approximately $47.7 million and $46.5 million as of June 30, 2018 and September 30, 2017. The federal losses begin to expire as of September 30, 2029 and the state losses begin to expire as of September 30, 2025. Deferred tax liabilities primarily relate to the difference in loan fees, depreciation on premises and equipment, FHLB stock basis, and prepaid pension costs.

Under U.S. GAAP, a valuation allowance is required to be recognized if it is “more likely than not” that a deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent on judgment concerning management’s evaluation of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions. Management considered both positive and negative evidence regarding the ultimate realizability of the Bank’s deferred tax assets. Positive evidence includes the existence of taxes paid in available carryback years as well as the probability that taxable income will be generated in future periods while negative evidence includes significant losses in the current year or cumulative losses in the current and prior two years as well as general business and economic trends. At June 30, 2018 and September 30, 2017, management determined that a valuation allowance relating to the Bank’s deferred tax asset was necessary. This determination was based largely on the negative evidence represented by cumulative losses in recent years caused by the significant loan loss provisions recorded during recent years associated with our loan portfolio. In addition, general uncertainty surrounding future economic and business conditions have increased the potential volatility and uncertainty of our projected earnings. Therefore, a valuation allowance of $10 million and $14.4 million was recorded as of June 30, 2018 and September 30, 2017.

F-62

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 13 – Income Taxes (cont.)

The Bank’s policy is to recognize interest and penalties related to uncertain tax positions as components of interest expense and miscellaneous expense, respectively. The Bank recognized $0 of interest and penalties related to uncertain tax positions in its Consolidated Statement of Operations during the nine months ended June 30, 2018 and year ended September 30, 2017. The Bank had $0 accrued for the payment of interest and penalties related to income tax issues as of June 30, 2018 and September 30, 2017.

The Bank is no longer subject to U.S. federal income tax examinations by the Internal Revenue Service for years before September 30, 2015. The Bank is no longer subject to Wisconsin income tax examinations by the Wisconsin Department of Revenue for the years before September 30, 2013. The Bank is not currently under examination by any taxing jurisdiction.

The Bank early adopted ASU 2018-02, “Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”), which was issued by FASB in February 2018.  ASU 2018-02 provides for the reclassification of the effect of re-measuring deferred tax balances related to items within AOCI to retained earnings resulting from the Tax Cuts and Jobs Act of 2017. As a result, the Bank reclassified $454,323 from AOCI to retained earnings as of and for the nine months ended June 30, 2018.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law making significant changes to the Internal Revenue Code. The Act amends the Internal Revenue Code to reduce corporate tax rates and modify various tax policies, credits, and deductions. The Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate, which is effective beginning January 1, 2018. The Bank has calculated the impact of the Act in its year end income tax provision and as a result has recorded a reduction of $4.5 million to its deferred tax asset before applying a valuation allowance.

As a result in the change in tax rates, the Bank is required to use a blended rate of 25.38% for the year ended June 30, 2018. This is calculated by using the weighted average tax rate based on the ratio of days in the fiscal year prior to and after the enactment.

Under the Internal Revenue Code and Wisconsin Statutes, the Bank is permitted to deduct, for tax years beginning before 1996, an annual addition to a reserve for bad debts. This amount differs from the provision for loan losses recorded for financial accounting purposes. Under prior law, bad debt deductions for income tax purposes were included in taxable income of later years only if the bad debt reserves were used for purposes other than to absorb bad debt losses. Because the Bank did not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes were provided. Retained earnings at June 30, 2018 and September 30, 2017, respectively, includes approximately $7,800,000 for which no deferred Federal or state income taxes were provided.

F-63

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 14 – Defined Benefit Pension Plan

The Bank’s Plan covers substantially all employees hired prior to March 31, 2012. The benefits are based on years of service and the employee's average monthly pay received during the five highest consecutive calendar years in the last 10 years of employment under the Plan. Management contributes annually the amounts necessary to provide for defined benefit payments upon retirement or death as determined by the Plan's actuary. The defined benefit pension plan was frozen effective March 31, 2012 for all employees. No additional benefits are being accrued for active participants after this date, and no new participants will be entered into the Plan.

In accordance with accounting guidance for defined benefit plans, the Bank recognizes the funded status of defined benefit pension and other post-retirement plans as a net asset or liability on its consolidated balance sheet.

The following table sets forth the Plan's funded status and amounts recognized in the Bank's consolidated balance sheets:

	June 30, 2018	September 30, 2017
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$9,732,735	$10,462,057
Interest cost	287,227	387,654
Benefits paid	(93,032)	(101,121)
Actuarial (gain) loss	(473,608)	(219,238)
Settlement	-	(796,617)
Projected benefit obligation at end of year	9,453,322	9,732,735

Change in plan assets
Fair value of plan assets at beginning of year	9,131,715	8,601,114
Actual return on assets	652,520	1,370,966
Employer contributions	4,603	5,113
Expenses paid from trust	(4,554)	(92,691)
Benefits paid	(93,032)	(752,787)
Fair value of plan assets at end of year	9,691,252	9,131,715

Funded status at end of year	$237,930	$(601,020)

F-64

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 14 – Defined Benefit Pension Plan (cont.)

Amounts recognized in the consolidated balance sheets are as follows:

	June 30, 2018	September 30, 2017

Other liabilities	$237,930	$(601,020)
Accumulated other comprehensive loss	2,807,509	3,576,796
Net amount recognized	$3,045,439	$2,975,776

Amounts recognized in accumulated other comprehensive loss consist of:

Net actuarial loss	$2,807,509	$3,576,796
Prior service cost	-	-
Total	$2,807,509	$3,576,796

The accumulated benefit obligation for the Plan was $9,453,322 and $9,732,735 at June 30, 2018 and September 30, 2017, respectively.

The components of net periodic pension cost are as follows:

	June 30, 2018	September 30, 2017

Interest cost	$287,227	$387,654
Expected return on plan assets	(477,617)	(580,684)
Amortization of net actuarial loss	125,330	243,299

Total pension expense	$(65,060)	$50,269

For the nine months ended June 30, 2018 and the year ended September 30, 2017, actuarial assumptions include an assumed discount rate on benefit obligations of 4.25% and 3.95% respectively, and an expected long-term rate of return of 7.0% for June 30, 2018 and September 30, 2017. The expected long-term rate of return for the Plan’s total assets is based on the expected returns of each of the below asset categories, weighted based on the current target allocation for each class. The trustees evaluate whether adjustments are needed based on historical returns to more accurately reflect expectations of future returns. An annual salary increase of 0% was utilized for the nine months ended June 30, 2018 and the year ended September 30, 2017.

F-65

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 14 – Defined Benefit Pension Plan (cont.)

Contributions paid to the Plan were $4,603 during the nine months ended June 30, 2018 and $5,113 during the year ended September 30, 2017.

At June 30, 2018, the projected benefit payments for future fiscal years are as follows:

2019	$2,681,100
2020	142,700
2021	142,500
2022	142,300
2023	486,800
2024-2028	4,063,400
$7,658,800

At June 30, 2018 and September 30, 2017, all Plan assets supporting the Bank’s defined benefit plan are held at fair value and represent Level 1 classified investments.

The percentage of the fair value of total Plan assets for each major category is as follows:

	June 30, 2018	September 30, 2017
Cash Equivalents
Money fund	0.9%	1.0%
Mutual Funds
Large Cap	59.9%	60.4%
Mid Cap	3.4%	3.3%
Small Cap	31.3%	30.0%
International	2.5%	2.2%
Fixed Income
Certificates of deposit	2.0%	3.1%

Total	100.0%	100.0%

The Bank’s investment policies and strategies for the Plan use target allocations for the individual asset categories. The Bank’s investment goals are to maximize returns subject to specific risk management policies.

The Bank anticipates making at least the minimum contribution in fiscal year 2019.

F-66

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 15 – Accumulated Other Comprehensive Loss

The following table sets forth the ending balance in accumulated other comprehensive loss for each component as of:

	June 30, 2018	September 30, 2017

Pension	$(2,807,509)	$(3,576,796)
Deferred taxes related to pension	1,522,484	2,191,031
Unrealized net gain (loss) on securities available for sale	(433,039)	21,864
Deferred taxes related to unrealized net gain on securities available for sale	(489,512)	(703,736)
Ending balance	$(2,207,576)	$(2,067,637)

NOTE 16 – Commitments and Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

A summary of the contract or notional amount of the Bank's exposure to off-balance-sheet risk is as follows:

	June 30, 2018	September 30, 2017
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit to borrowers	$18,708,308	$15,829,748
Sold loan commitments	17,437,885	17,836,389
Credit card commitments	639,878	691,568

F-67

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 16 – Commitments and Contingencies (cont.)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

As of June 30, 2018 and September 30, 2017, the Bank does not engage in the use of interest rate swaps, futures or option contracts.

NOTE 17 – Concentration of Credit Risk

Practically all of the Bank's loans and commitments have been granted to customers in the Bank's market area, generally Southeastern Wisconsin. Although the Bank has a diversified loan portfolio, the ability of its debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank. The concentration of credit by type of loan is set forth in Note 5.

NOTE 18 – Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. The final rules implementing BASEL Committee on Banking Supervisor’s Capital Guidance for U.S. banks (“BASEL III rules”) became effective for the Bank on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019.

Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), Tier 1 Common Equity (as defined), and Tier 1 capital (as defined) to average assets (as defined).

F-68

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 18 – Regulatory Capital Requirements (cont.)

As of June 30, 2018 and September 30, 2017, the Bank was categorized as adequately capitalized. To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, Tier I common equity, and Tier 1 leverage ratios as set forth in the following table. As of June 30, 2018 and September 30, 2017, the Bank did not meet all capital adequacy requirements to which they are subject under the Consent Order and was categorized as adequately capitalized. Management submits a capital plan and annual budget to the regulatory agency in response to the capital levels of the Bank. The most recent budget submitted was as of January 1, 2018.

Management has a plan to pursue reorganization to a mutual holding company and sell a minority share of the stock to the public in order to increase capital levels.

Listed below is a comparison of the Bank's actual capital amounts with the minimum requirements for adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules, and the requirements of the Consent Order, as of June 30, 2018 and September 30, 2017. Under Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.625% beginning January 1, 2016 to 2.50% by 2019. Failure to maintain the full amount of the buffer will result in restrictions on the Bank’s ability to make discretionary payments

					To be Capitalized
			For Capital Adequacy		In Accordance with
	Actual		Purposes		the Consent Order

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2018
Total capital (to risk weighted assets)	$17,633,868	8.90%	$15,858,418	8.00%	$23,787,627	12.00%
Tier 1 capital (to risk weighted assets)	16,309,708	8.23%	11,893,813	6.00%	15,858,418	8.00%
Common Equity Tier 1 (to risk weighted assets)	16,309,708	8.23%	8,920,360	4.50%	15,858,418	8.00%
Tier 1 capital (to average assets)	16,309,708	5.46%	11,940,144	4.00%	23,880,287	8.00%

As of September 30, 2017
Total capital (to risk weighted assets)	$18,337,001	9.24%	$15,878,675	8.00%	$23,818,013	12.00%
Tier 1 capital (to risk weighted assets)	16,457,697	8.29%	11,909,007	6.00%	15,878,675	8.00%
Common Equity Tier 1 (to risk weighted assets)	16,457,697	8.29%	8,931,755	4.50%	15,878,675	8.00%
Tier 1 capital (to average assets)	16,457,697	5.46%	12,047,232	4.00%	24,094,465	8.00%

A Wisconsin state-chartered savings bank is required by state law to maintain minimum net worth in an amount equal to at least 6.0% of its total assets. At June 30, 2018 and at September 30, 2017, the Bank’s net worth was approximately $14,102,132 and $14,390,060 or 4.5% and 4.7% of total assets, respectively, which falls below the state of Wisconsin’s minimum net worth requirements.

F-69

THE EQUITABLE BANK, S.S.B. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months Ended June 30, 2018 and for the Nine Months Ended June 30, 2017
(Unaudited) and for the Year Ended September 30, 2017

NOTE 19 – Subsequent Event

On September 6, 2018, the Board of Directors of the Bank adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (the “Reorganization”). The Reorganization is subject to the approval of the Board of Governors of the Federal Reserve System, the WDFI and the FDIC and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. Pursuant to the Reorganization, the Bank proposes to reorganize into a mutual holding company form of ownership. The Bank will convert to a stock savings bank and issue all of its outstanding stock to a new holding company, which will be named TEB Bancorp, Inc. Pursuant to the Reorganization, the new holding company will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which is permitted to subscribe for up to 3.92% of the common stock to be outstanding following the completion of the reorganization and the stock offering. TEB Bancorp, Inc. will be organized as a Maryland corporation and will offer 45% of its common stock to be outstanding to the Bank’s eligible members, the ESOP and certain other persons. TEB MHC will be organized as a Wisconsin mutual holding company and will own 55% of the common stock of TEB Bancorp, Inc. to be outstanding upon completion of the reorganization and stock offering.

As part of the reorganization, the Bank changed the fiscal year end from September 30 to June 30.

The costs of the reorganization and the issuing of the common stock will be deferred and deducted from the sales proceeds of the offering. If the reorganization is unsuccessful, all deferred costs will be charged to operations. As of June 30, 2018, $12,257 of reorganization costs had been incurred.

F-70

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by TEB Bancorp, Inc. or The Equitable Bank, S.S.B. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of TEB Bancorp, Inc. or The Equitable Bank, S.S.B. since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,377,240 shares

(Subject to Increase to up to 1,583,826 shares)

(Proposed Holding Company for

The Equitable Bank, S.S.B.)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

FIG PARTNERS, LLC

February 11, 2019

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until April 2, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.